SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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REINSURANCE GROUP OF AMERICA,
INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trusted partner. Proven results.

2026 Proxy Statement

Notice of the annual meeting of the shareholders of Reinsurance Group of America, Incorporated

Notice of 2026 Annual Meeting of
Shareholders

April 9, 2026

The Board of Directors (the "Board") of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2026 Annual Shareholders' Meeting to be held at 2:00 p.m. Central Time on May 20, 2026, and all adjournments and postponements thereof. The Company is first making available the Company's Annual Report to Shareholders for the year ended December 31, 2025 and this Proxy Statement on April 9, 2026.

The close of business on March 23, 2026 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Shareholders' Meeting. As of the record date, approximately 65,509,234 shares of common stock were outstanding and entitled to be voted at the Annual Shareholders' Meeting.
Information about Annual Shareholders' Meeting
Date: May 20, 2026
Time: 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 1
3.	To approve an amended and restated Employee Stock Purchase Plan	FOR	page 2
4.	To ratify the appointment of Deloitte & Touche as the Company's independent auditor for 2026	FOR	page 8
5.	To consider any other business that may properly come before the Annual Shareholders' Meeting or any adjournment or postponement	-	page 76
See "Voting Matters - Vote Requirements" (page 9) for additional information.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting
The Company's Notice of Annual Shareholders' Meeting, 2026 Proxy Statement, and 2025 Annual Report to Shareholders are available on the Company's website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

Internet at www.proxyvote.com	Calling 1-800-690-6903 toll-free from the U.S. or Canada	Mail return the signed proxy card
Whether or not you plan to attend the Annual Shareholders' Meeting, we encourage you to vote and submit your proxy through one of the methods above as soon as possible so that your shares may be represented at the meeting.

By
Stephen T. O'Hearn, Chair of the Board

My Chi To, Executive Vice President, Chief Legal Officer & Corporate Secretary

Proxy Statement Summary

These proxy materials are being provided to you because the Board is soliciting your proxy to vote your shares at the Company's 2026 Annual Shareholders' Meeting. This summary highlights information contained elsewhere in this proxy statement ("Proxy Statement"). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the internet on April 9, 2026.
Annual Shareholders' Meeting
Date & Time: May 20, 2026, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on March 23, 2026

Voting Matters and Board Recommendations

Items of Business		Board Recommendation	More Information
1.	To elect all directors for a one-year term	FOR	page 1
2.	Say-on-pay: advisory vote on executive compensation	FOR	page 1
3.	To approve an amended and restated Employee Stock Purchase Plan	FOR	page 2
4.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for 2026	FOR	page 8
5.	To consider any other business that may properly come before the Annual Shareholders' Meeting or any adjournment or postponement	-	page 76
See "Voting Matters - Vote Requirements" (page 9) for additional information.
How to Cast Your Vote
Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

Internet at www.proxyvote.com	Calling 1-800-690-6903 toll-free from the U.S. or Canada	Mail return the signed proxy card

i

Board Nominees (page 14)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships[1]
Pina Albo	2019	Yes	2027	Human Capital and Compensation Investment Nominating and Governance
Peter Babej	2026	Yes	2027	None
Michele Bang	2023	Yes	2027	Audit Cybersecurity and Technology Risk
Tony Cheng	2023	No	2027	None
John J. Gauthier	2018	Yes	2027	Human Capital and Compensation Investment, Chair Risk
Patricia L. Guinn	2016	Yes	2027	Audit, Chair Investment Nominating and Governance
Hazel M. McNeilage	2018	Yes	2027	Cybersecurity and Technology Human Capital and Compensation, Chair Risk
Stephen O'Hearn (Chair)	2020	Yes	2027	None
Alison Rand	2024	Yes	2027	Audit Cybersecurity and Technology Risk
Shundrawn Thomas	2021	Yes	2027	Human Capital and Compensation Investment Nominating and Governance, Chair
Khanh T. Tran	2022	Yes	2027	Audit Investment Risk, Chair
Steven C. Van Wyk	2019	Yes	2027	Audit Cybersecurity and Technology, Chair Risk
1See Board Committee Membership (page 22) for additional information.

Board and Committees (page 19)

	Number of Members	Percent Independent	Number of Meetings in 2025
Full Board	12	92%	8
Audit	5	100%	9
Cybersecurity and Technology	4	100%	4
Human Capital and Compensation	4	100%	6
Investment	5	100%	4
Nominating and Governance	3	100%	4
Risk	6	100%	4

Governance Facts

Board Composition and Structure:[1]
Size of Board	12
Number of Independent Directors	11
Independent Chair	Yes
All Committees Comprised Entirely of Independent Directors	Yes
Regular Board and Committee Assessments	Yes
Accountability to Shareholders:
Annual Director Elections	Yes
Majority Voting for Director Elections	Yes
Proxy Access	Yes
Supermajority Vote Provisions	No
Shareholder Rights Plan (Poison Pill)	No
Advisory Vote on Executive Compensation	Annual
Alignment of Interests with Shareholders:
Robust Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Compensation Recoupment (Clawback) Policies (mandatory NYSE policy and additional voluntarily adopted policy)	Yes
1As of the date of the Annual Shareholders' Meeting, our Board members' average tenure and age will be approximately 4.7 years and 63 years, respectively.

2025 Business Highlights
The Company delivered strong operating results in 2025. Summarized below are highlights of our 2025 financial performance:
•Full-year net income available to RGA shareholders of $17.69 per diluted share and adjusted operating income, excluding notable items* of $24.42 per diluted share, compared to full-year net income available to RGA shareholders of $10.73 per diluted share and adjusted operating income, excluding notable items* of $22.57 per diluted share in 2024.
•Return on equity of 9.7% and adjusted operating return on equity, excluding notable items* of 15.7%, compared to return on equity of 7.1% and adjusted operating return on equity, excluding notable items* of 15.4%, in 2024, for the trailing twelve months ended December 31, 2024.
For additional information on 2025 financial performance, see our 2025 Annual Report on Form 10-K.
*Represent non-GAAP financial measures. See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including reconciliations of non-GAAP financial measures to comparable GAAP measures.

Senior Management Updates
My Chi To, Executive Vice President, Chief Legal Officer & Corporate Secretary, joined the Company on May 19, 2025. William L. Hutton retired from his position as Executive Vice President, General Counsel and Secretary on June 6, 2025.
Ron Herrmann was appointed to the position of Executive Vice President, Reinsurance Group of America, Incorporated and President, RGA Reinsurance Company and RGA Life and Annuity Insurance

Company, effective January 1, 2026. Ron also oversees the operations of RGA EMEA, which is comprised of the Company's business lines in the UK and Ireland, Continental Europe, the Middle East, and Africa.
Leslie Barbi, Executive Vice President, Chief Investment Officer, has announced her intention to retire from the Company effective April 15, 2026. Jayson Bronchetti has been appointed as Executive Vice President, Chief Investment Officer, effective April 15, 2026.

Five Elements of Executive Compensation (page 38)

	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 16.6%* of the average named executive officer target total compensation for 2025.
2.	Annual Bonus Plan	Cash	●	Annual cash performance incentive earned based on Company performance against preset business goals as well as business unit and individual performance.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
●
The Annual Bonus Plan Company-wide performance was evaluated on the following financial objectives: (i) adjusted operating income per share excluding notable items and (ii) new business embedded value; non-financial objectives were measured via an assessment of a strategic scorecard of performance in four focus areas for 2025: Elevate Creation Re; Unlock Enterprise Value; Technology & Operations; and Talent, Culture, & Sustainability. Performance goals are established in the first quarter of each year.

			●	Represents 30.0%* of the average named executive officer target total compensation for 2025.
3.	Performance Contingent Share Awards	Equity	●
Equity-based incentives are earned based on Company performance against preset multi-year financial goals, and strengthen the alignment of our executives' interests with those of our long-term shareholders.

			●	Performance goals established at the beginning of each three-year cycle and awards fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
●
For 2025 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity** ("Average ROE") and (ii) three-year book value per share** growth rate ("BVPS Growth"). These results may be modified up or down by a maximum of 20% based on the Company's relative total shareholder return against peers.

			●	Performance contingent share awards represented 29.0%* of the average named executive officer target total compensation for 2025.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, discourage excessive risk-taking, align our named executive officers' interests with those of our long-term shareholders' interests and promote retention.
			●	Stock appreciation rights vest ratably over a three-year period.
			●	Stock appreciation rights represented 14.0%* of the average named executive officer target total compensation for 2025.
			●	Restricted share units vest ratably over a three-year period.
			●	Restricted share units represented 10.4%* of the average named executive officer target total compensation for 2025.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S., there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.
** Excluding accumulated other comprehensive income ("AOCI") and cumulative change in fair value of funds withheld embedded derivatives. See "2023-2025 PCS Performance Metrics" on page 43 for definitions of Average ROE and BVPS Growth.

The performance contingent share awards and the stock based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2025, the LTI was allocated as follows:
•75% PCS and 25% SARs for Mr. Cheng;
•50% RSUs and 50% SARs for Ms. To; and
•60% PCS, 20% RSUs, and 20% SARs for all other named executive officers.
Ms. To joined the Company in May 2025, after the start of the performance period, and as such did not receive a PCS allocation for 2025. Her LTI grant was split 50% RSUs and 50% SARs, prorated for time in service. She also received a sign-on RSU grant that vests in three equal annual installments, beginning on the first anniversary of the grant date, and fully vests on June 6, 2028.

v

Voting Matters

Item 1 – Election of Directors
The first item to be acted upon at the Annual Shareholders' Meeting is the election of the following director nominees to the Board, each with a term ending at the Company's 2027 annual meeting of shareholders:

Name	Director Since	Independent
Pina Albo	2019	Yes
Peter Babej	2026	Yes
Michele Bang	2023	Yes
Tony Cheng	2023	No
John J. Gauthier	2018	Yes
Patricia L. Guinn	2016	Yes
Hazel M. McNeilage	2018	Yes
Stephen O'Hearn (Chair)	2020	Yes
Alison Rand	2024	Yes
Shundrawn Thomas	2021	Yes
Khanh T. Tran	2022	Yes
Steven C. Van Wyk	2019	Yes

The Board nominates each of these individuals for election at the Annual Shareholders' Meeting. Each nominee is currently a member of the Board. All director nominees stand for election for a one-year term. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies will be voted for such other person or persons as the Board may recommend unless such proxies are marked otherwise.
See "Board of Directors and Corporate Governance" beginning on page 11 for further information related to "Item 1 - Election of Directors."
Vote Required
The vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Shareholders' Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board recommends a vote FOR all nominees for election as a director.
Item 2 – Shareholders' Advisory Vote on Executive Compensation
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).
The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Human Capital and Compensation Committee (the "Committee"), is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview of Compensation Practices" for further discussion of the compensation of the named executive officers.
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2025 Annual Shareholders' Meeting, 94% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. This feedback is consistent with "Say on Pay" votes in prior years, as the ten-year average support for our "Say on Pay" vote is 93.4%.

2025 Say on Pay Votes
Percentage of Votes Cast in Favor of "Say on Pay"
94%
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including the "Compensation Discussion and Analysis" and "Compensation Tables" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Committee or the Board. However, the Board and the Committee value the opinions of our shareholders and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
The vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Shareholders' Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Item 3 – Approval of Amended and Restated Employee Stock Purchase Plan
Overview
The Company is seeking approval of the Company's shareholders to amend and restate our Employee Stock Purchase Plan (as so amended and restated, the "Revised ESPP") in accordance with the rules of the New York Stock Exchange. The proposed amendments to the Revised ESPP would, among other things, increase the total number of shares authorized for issuance under our existing Employee Stock Purchase Plan by 300,000 shares. The Employee Stock Purchase Plan was originally adopted by the

Board in March 2024 and approved by our shareholders on May 22, 2024. The Board has approved the Revised ESPP, subject to shareholder approval at the 2026 Annual Shareholders' Meeting.
As of March 31, 2026, 48,612 shares of common stock remained available for issuance under our existing Employee Stock Purchase Plan. If the Revised ESPP is not approved by our shareholders, shares of common stock may continue to be issued under our existing Employee Stock Purchase Plan only to the extent that shares of common stock remain available for issuance under such plan.
For a summary of significant terms of the Revised ESPP, see below under "Key Features of the Revised ESPP." This summary and the description below are subject to and qualified in their entirety by the full text of the Revised ESPP, which is set forth in Appendix A to this Proxy Statement. In Appendix A, additions to the existing Employee Stock Purchase Plan are indicated by underlining and deletions to such plan are indicated by strike outs. Capitalized terms used but not defined in this Item 3 have the meanings provided in the Revised ESPP.
The Revised ESPP is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").
Proposed Amendments
The proposed amendments in the Revised ESPP would, among other things:
•increase the total number of shares authorized for issuance by 300,000 shares;
•include a new provision stating that if any shares of Matching Common Stock (as defined below) are forfeited by a participant under the Revised ESPP, or if any shares of Common Stock are withheld in satisfaction of the Company's tax withholding obligations, such shares shall again be available for issuance under the Revised ESPP;
•allow fractional shares to be issued to participants (which is not permitted under our existing Employee Stock Purchase Plan); and
•allow participants in the Revised ESPP who have been granted Matching Common Stock but retire during the restricted period to receive fully vested shares of Matching Common Stock at the end of the restricted period, rather than forfeiting such shares upon their retirement.
The Revised ESPP would also make other revisions to our existing Employee Stock Purchase Plan, including technical, ministerial, and conforming changes, as reflected in Appendix A.
Key Features of the Revised ESPP
The Revised ESPP includes the following key provisions:
Administration. The Revised ESPP shall be administered by a committee appointed by our Board, which is currently the Human Capital and Compensation Committee (the "Administrator"). Any power of the Administrator may also be exercised by the Board. The Administrator will have broad authority pursuant to the terms of the Revised ESPP, including full and exclusive discretionary authority to construe, interpret and apply the terms of the Revised ESPP, and such other duties and responsibilities set forth in the Revised ESPP. All determinations made by the Administrator, to the fullest extent permitted by applicable law, will be final and binding upon all participants. In addition, to the extent permitted by applicable law, the Administrator may delegate its responsibilities under the Revised ESPP to one or more officers or any subcommittee of the Administrator. Furthermore, the Administrator may retain any third-party broker-dealer, financial institution, transfer agent, or other agent to perform such functions in connection with the Revised ESPP as deemed appropriate by the Administrator.

Shares Available under the Revised ESPP. 300,000 additional shares of common stock of the Company ("Additional Shares") would be available for issuance under the Revised ESPP following shareholder approval, such that the total number of shares of common stock available for issuance under the Revised ESPP would equal the sum of (i) the Additional Shares, plus (ii) 100,000 shares of common stock that were initially authorized and partially issued under the existing Employee Stock Purchase Plan. In addition, the Revised ESPP provides that if any shares of Matching Common Stock are forfeited by a participant under the Revised ESPP, or if any shares of common stock are withheld in satisfaction of the Company's tax withholding obligations pursuant to the Revised ESPP, such shares shall again be available for issuance under the Revised ESPP. As of March 31, 2026, the closing price of our common stock as reported on the NYSE was $204.16 per share.
Eligibility; Participation. The Revised ESPP provides that all employees of the Company and any Designated Subsidiary (as defined below) will be eligible to participate in the Revised ESPP, except for (i) any employee who is an "officer" as defined in Rule 16a-1(f) under the Exchange Act, (ii) any person who is a citizen or resident of a non-U.S. jurisdiction whose participation in the Revised ESPP would violate the law of such jurisdiction, (iii) any temporary or leased employees, interns, and employees on a leave of absence who are not being compensated through regular payroll, unless otherwise required by applicable law, and (iv) any employees whose participation is precluded under Company policies, practices, or guidelines or applicable laws, rules, or regulations, as determined by the Administrator. In addition, consultants and non-employee directors of the Company will not be eligible to participate in the Revised ESPP. For purposes of the Revised ESPP, a "Designated Subsidiary" means any subsidiary of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Revised ESPP. As of March 31, 2026, approximately 4,200 employees of the Company were eligible to participate in the Employee Stock Purchase Plan.
In addition, the Revised ESPP provides that the Administrator may establish one or more sub-plans of the Revised ESPP to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with local law.
Offering Periods. The Revised ESPP will be implemented by offerings of purchase rights during offering periods ("Offering Periods") as determined by the Administrator. Offering Periods will commence at such times as determined by the Administrator, and will last six months unless a different term is determined by the Administrator. Under the Revised ESPP, any eligible employee as of the commencement of any Offering Period who has elected to participate in the Revised ESPP by following the enrollment procedures set forth in the Revised ESPP will have the right to acquire shares of our common stock at the end of the Offering Period in accordance with the terms of the Revised ESPP.
Contributions. To participate in the Revised ESPP, a participant must authorize contributions, which will generally be collected through payroll deductions from the participant's base salary. Such payroll deductions will represent a fixed percentage of the base salary of such participant equal to 2% to 10% of base salary, as determined by the participant (or, alternatively, if the Administrator so provides, a fixed contribution amount). Each participant who has elected to participate in the Revised ESPP is automatically granted a purchase right on the first day of the Offering Period to purchase shares of common stock, which purchase right will be exercised as set forth below under "Purchase Date."
In addition, a participant is not permitted to make contributions to purchase shares of common stock pursuant to the Revised ESPP in excess of $15,000 (or such other amount determined by the Administrator) in any calendar year; provided, however, that in no event will the maximum contribution amount for any participant exceed 10% of the salary payable to such participant during the year.
Offering Period Mechanics. Any eligible employee may participate in the Revised ESPP for any Offering Period by, at least 10 business days prior to the first day of the Offering Period (or such other period determined by the Administrator), submitting a properly completed subscription agreement authorizing contributions and/or completing such documentation and following such procedures as prescribed by the Administrator.

A participant may cease making contributions during any Offering Period by following the procedures set forth in the Revised ESPP. In such event, the participant may not make any further contributions during such Offering Period. In addition, a participant may reduce (but not increase) such participant's contribution percentage at any time during any Offering Period, excluding restricted trading windows, provided that only one such reduction may be made during any Offering Period. Except as set forth above, unless otherwise determined by the Administrator, participants are not allowed to change the amount of their contributions during any Offering Period.
In addition, a participant may withdraw all, or less than all, of a participant's contributions during any Offering Period (provided that a participant may not make more than one such withdrawal during any Offering Period), in which case all accumulated compensation deductions of such participant subject to such withdrawal request will be returned to such participant, without interest. In the event of any such withdrawal, such participant's purchase right for the Offering Period will be automatically terminated, and no further contributions may be made by such participant for the Offering Period in which such withdrawal occurs.
Unless a participant has ceased making contributions to the Revised ESPP as set forth above, has withdrawn contributions in the Revised ESPP as noted above, or is no longer an eligible employee, a participant in the Revised ESPP in any Offering Period will continue to participate in the Revised ESPP in future Offering Periods at the then existing contribution level of participant unless such participant has affirmatively changed such contribution level.
Purchase Date. Unless a participant has withdrawn all of such participant's contributions in the Revised ESPP as noted above during an Offering Period or is no longer an eligible employee, a participant will generally acquire shares of common stock (including fractional shares, unless otherwise provided by the Administrator) on the last trading day of the Offering Period (the "Purchase Date"). In such event, on the Purchase Date, (i) contributions for each participant will be used to purchase shares of the Company's common stock at a purchase price equal to the closing trading price of our common stock on the Purchase Date, and (ii) the Company will issue the Matching Common Stock to participant in connection therewith (as defined and described below).
Matching Common Stock. The Company provides a matching contribution to the Revised ESPP to maximize participation and strengthen the link between employee compensation and shareholder return. The Company views this match as a cost-effective mechanism to drive broad-based stock ownership; ensuring that the interests of our employees are inextricably linked to the long-term appreciation of our share price.
On any Purchase Date on which a participant purchases shares of common stock as set forth above, the Company will issue to such participant shares of common stock (including fractional shares, unless otherwise provided by the Administrator) (the "Matching Common Stock") which will equal 25% (or such lower percentage, as may be determined by the Administrator) of the shares purchased by participant on such Purchase Date. The Matching Common Stock will be subject to a risk of forfeiture, and unless otherwise determined by the Administrator, in the event a participant ceases to be an employee of the Company for any reason other than retirement (as defined in the Revised ESPP) prior to the end of the restricted period with respect to such Matching Common Stock (which, unless otherwise determined by the Administrator, will be the first anniversary of the Purchase Date upon which the Matching Common Stock was issued), the Matching Common Stock on such Purchase Date shall be forfeited without any consideration.

Retirement. The Revised ESPP provides that any employee who participates in the Revised ESPP and has been issued shares of Matching Common Stock, and retires during the restricted period, will receive fully vested shares of Matching Common Stock at the end of the restricted period, rather than forfeiting such Matching Common Stock (as in other employment termination scenarios). For purposes of the Revised ESPP, "Retirement" is defined as a participant's termination of employment with the Company after the participant has attained a combination of age and years of service that equals at least 65; provided that, (A) the participant has been employed by the Company for at least five years, and (B) the maximum number of years of service credited for purposes of this calculation shall be ten.
Termination of Employment. At such time that the employment of any participant terminates or such individual otherwise ceases to be an eligible employee, such participant will be deemed to have elected to immediately withdraw from the Revised ESPP and the contributions credited to such participant's notional account under the Revised ESPP but not yet used to purchase shares of Common Stock will be returned to such participant.
Transferability. Rights to purchase shares of our common stock under the Revised ESPP, and contributions in a participant's account, may not be transferred by a participant and may be exercised only by the participant, subject to certain exceptions in connection with the death of a participant as provided under the terms of the Revised ESPP.
Rights as a Shareholder; Dividends on Matching Common Stock. A participant will have the rights and privileges of a shareholder of the Company when, but not until, shares have been issued and delivered to such participant following exercise of such participant's option on the Purchase Date. In addition, in the event a dividend by the Company is paid in respect of any Matching Common Stock prior to the first anniversary of the Purchase Date upon which such Matching Common Stock was issued, then such dividends will not be paid on such Matching Common Stock unless and until the participant continues employment through such first anniversary.
Adjustments Upon Changes in Capitalization. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property, but excluding normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Revised ESPP, shall, in any such manner as it deems equitable, appropriately adjust the number and class of shares available under the Revised ESPP and the applicable purchase price of such shares.
Change in Control. In the event of any sale of all or substantially all of the assets, merger or similar transaction involving the Company, except as provided below, any outstanding purchase rights will be assumed or an equivalent option may be substituted by the successor. Alternatively, in such event, if the successor entity refuses to assume or substitute for such purchase rights, or if so determined by the Administrator, the Administrator may shorten the Offering Period so that the last day of such shortened Offering Period will occur prior to the date of the completion of such transaction in accordance with the terms of the Revised ESPP.
Effective Date. The Revised ESPP will be effective on May 20, 2026, provided that the Revised ESPP has been approved by our shareholders on such date.
Amendment and Termination. Our Board may amend, alter, suspend, discontinue, or terminate the Revised ESPP in any respect at any time, provided that the Revised ESPP may not be amended without approval of our shareholders if such approval is necessary to comply with any applicable laws (including the rules of the NYSE) for which or with which the Administrator deems it necessary or desirable to comply.

Revised ESPP Benefits
Participation in the Revised ESPP is voluntary, and benefits under the Revised ESPP will depend on employees' elections to participate and the fair market value of our common stock at various future dates. Accordingly, future benefits or amounts that will be received under the Revised ESPP by employees of the Company are not currently determinable. In addition, as noted above, directors and Section 16 officers of the Company will not be eligible to participate in the Revised ESPP. All eligible employees and participants remain subject to RGA's Insider Trading policy at all times.
U.S. Federal Income Tax Consequences
The following discussion is a brief summary of certain U.S. federal income tax aspects associated with the issuance of shares of common stock (including Matching Common Stock) under the Revised ESPP based upon the U.S. federal income tax laws in effect on the date hereof. This summary is provided only for general information and is not intended to be exhaustive. The exact U.S. federal income tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain other U.S. federal, state or local, or non-U.S. taxes, which are not described herein. This summarized tax information is not tax advice, and participants in the Revised ESPP are encouraged to consult their own tax advisors with respect to such other tax considerations or particular U.S. federal income tax implications of shares acquired under the Revised ESPP. As noted above, the Revised ESPP is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Code (a "Section 423 Plan"). Accordingly, certain tax benefits available to participants in a Section 423 Plan will not be available under the Revised ESPP.
For U.S. federal income tax purposes, a participant generally will not recognize taxable income at the beginning of an Offering Period in respect of the grant of the right to purchase and acquire shares under the Revised ESPP, nor will the Company be entitled to any deduction at that time. The amount of a participant's payroll deductions during an Offering Period will be subject to U.S. federal income tax withholding at the time the payroll deductions are made. At the end of the Offering Period, a participant generally will not recognize taxable income upon the purchase of shares under the Revised ESPP at their fair market value, nor upon any issuance of Matching Common Stock under the Revised ESPP at that time, and instead will recognize ordinary income generally in an amount equal to the fair market value of the Matching Common Stock when the risk of forfeiture with respect to the Matching Common Stock lapses at the end of the applicable restricted period as described above under "Matching Common Stock" (unless the participant elects to be taxed at the time of the issuance of the Matching Common Stock pursuant to Section 83(b) of the Code). The Company generally will be entitled to a corresponding deduction at the time the participant recognizes income in respect of the Matching Common Stock.
Upon the subsequent sale or other disposition of any shares acquired under the Revised ESPP, the participant generally will recognize capital gain or loss equal to the difference between the amount realized by the participant on such disposition and the participant's adjusted tax basis in such shares. A participant's adjusted tax basis in shares acquired under the Revised ESPP generally will be the purchase price paid for any purchased shares, or the amount of ordinary income recognized in connection with the issuance of Matching Common Stock. A capital gain or loss will be long-term if at the time of the disposition, the participant has held the shares for more than one year. Unless the participant made an election under Section 83(b) of the Code, the restricted period applicable to any issuance of Matching Common Stock following such issuance is not taken into account for purposes of determining whether the participant has held those shares for more than one year. Long-term capital gain recognized by a participant generally is taxed at preferential rates. The deductibility of capital losses by a participant is subject to limitations.

Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the shares of common stock represented in person or by proxy at the Annual Shareholders' Meeting and entitled to vote thereon, which approval will also satisfy the requirement under NYSE rules that the proposal be approved by a majority of the votes cast.
Recommendation of the Board
The Board has approved the Revised ESPP and recommends that shareholders vote FOR the proposal.
Item 4 – Ratification of Appointment of Independent Auditor
We are asking shareholders to ratify the appointment of Deloitte & Touche LLP and its related entities (collectively, "Deloitte") as the Company's independent registered public accountant for the fiscal year ending December 31, 2026. The Audit Committee of the Board has appointed Deloitte subject to shareholder ratification.
Representatives of Deloitte will attend the Annual Shareholders' Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
As outlined in the Audit Committee charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit RGA's financial statements. The Audit Committee annually evaluates the performance of the Company's independent auditor, including the senior audit engagement team, and determines whether to reengage the current auditors or consider other audit firms. Deloitte has served as the independent auditor of the Company since 2000.
The Audit Committee and the Board believe that it is in the best interests of RGA and its shareholders to continue to retain Deloitte as RGA's independent registered public accounting firm. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company's financial statements with effectiveness and efficiency.
In considering Deloitte's appointment, the Audit Committee reviewed the firm's qualifications and competencies, including the following factors:
•Deloitte's status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;
•Deloitte's independence and its processes for maintaining its independence;
•the results of the independent review of the firm's quality control system;
•the key members of the engagement team for the audit of the Company's financial statements;
•Deloitte's approach to resolving significant accounting and auditing matters including consultation with the firm's national office; and
•Deloitte's reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee ensures the mandatory five-year rotation of the audit engagement team partner as required by SEC rules. The lead engagement partner was appointed beginning with the fiscal year 2023 audit.
The Audit Committee approves Deloitte's audit services in advance pursuant to a Pre-Approval Policy. In addition, the Audit Committee also reviews a schedule of audit-related, tax services and other permitted non-audit services that the Company may engage the independent audit to perform during the fiscal year. Deloitte submits detailed schedules to the Audit Committee with all of the proposed permitted services within each category, together with estimated fees for pre-approval.
Consistent with the Pre-Approval Policy, all audit related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.
The aggregate fees billed to us for the years ended December 31, 2025 and 2024 by Deloitte are set forth below.

Auditor Fees
Fee (Dollars in millions)	Fiscal Year
	2025	2024
Audit Fees[1]	$14.7	$14.9
Audit Related Fees[2]	1.0	0.8
Total Audit and Audit-related Fees	$15.7	$15.7
Tax Fees[3]	0.1	0.1
Other	—	—
Total Fees	$15.8	$15.8

1.    Includes fees for the audit of our Company's and its subsidiaries' annual financial statements, reviews of our quarterly financial statements and Sarbanes-Oxley Section 404 attestation.
2.    Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisitions, reinsurance transactions, and services associated with SEC registration statements, periodic reports and securities offerings.
3.    Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.
Vote Required
The vote required to approve this Item 4 is a majority of the common stock represented in person or by proxy at the Annual Shareholders' Meeting and entitled to vote on this matter.
Recommendation of the Board
The Board has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.
Vote Requirements
Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, if a quorum is present, the votes necessary to approve the proposals are as follows:

Voting Matters
Item	Proposal	Vote Required to Adopt the Proposal
1.	Election of Directors	The vote required to elect each director is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Shareholders' Meeting.
2.	Shareholders' Advisory Vote on Executive Compensation	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Shareholders' Meeting.
3.	Approval of Amended and Restated Employee Stock Purchase Plan	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Shareholders' Meeting.
4.	Ratification of Appointment of Independent Auditor	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote thereon which are present in person or represented by proxy at the Annual Shareholders' Meeting.

Under Missouri corporate law, the approval of any action taken at the Annual Shareholders' Meeting requires the affirmative vote of a majority of the votes entitled to vote on any such action which are present or represented by proxy at the Annual Shareholders' Meeting. Abstentions will be counted in connection with determining the number of shares represented at the Annual Shareholders' Meeting for quorum purposes. In addition, any abstentions with respect to any of the above items will have the same effect as if the shares represented thereby, as applicable, were voted against any nominee or nominees with respect to Item 1, and against the proposals with respect to Items 2, 3, and 4.
Broker non-votes, while counted for general quorum purposes, will have no effect on the voting results for any non-discretionary matter. As such, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. The election of directors (Item 1), the advisory vote on the compensation of the Company's named executive officers (Item 2), and the proposal to approve the Amended and Restated Employee Stock Purchase Plan (Item 3) are considered non-discretionary items, and as such brokers cannot vote uninstructed shares on your behalf in these matters. For your vote to be counted on these matters, you must submit your voting instruction form to your broker. Conversely, the ratification of the independent auditor (Item 4) is a discretionary item such that, if your shares are held through a broker, that person will have discretion to vote your shares on that matter if you fail to provide instructions. For additional information, see "Other Matters - Question and Answers about the Annual Shareholders' Meetings" under "What is a Broker Non-Vote?".
We know of no other matters to come before the meeting. As set forth in "Other Matters", our organizational documents require that advance notice be provided of any proposal intended to be presented at the Annual Shareholders' Meeting. The deadline for this notice has passed, and we did not receive any such notice. As such, if any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the Annual Shareholders' Meeting.

Board of Directors and Corporate Governance

Board of Directors
Board Composition
Each of the nominees standing for election has a core set of skills, talents and attributes that make them valuable members of our Company's Board. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company's global business and searches for Board candidates who fill any current or anticipated needs or gaps in skills, experience and overall Board composition.
The Nominating and Governance Committee of the Board has determined that all of our nominees should possess the following qualifications:

Director Qualifications
Director Qualification	Description
Commitment to Our Values
Directors and candidates should be committed to promoting the Company's financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.

Diversity	Directors and candidates should reflect a diversity of viewpoints, background, work and other experiences.
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Independence	Directors and candidates should not have any conflicts of interest or other commitments that would prevent such director from fulfilling the obligations of a director. Mr. Cheng, as our President and Chief Executive Officer, is not independent.
Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Leadership Experience	Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
Reputation and Integrity	Directors and candidates should be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).
Other Factors	Directors and candidates should have such other qualifying and desirable characteristics as identified by the Nominating and Governance Committee from time to time.
Other areas of expertise or experience are desirable given our Company's global reinsurance business and operations, including: life insurance, actuarial science, financial services, government and regulatory, information technology, cybersecurity, data privacy and security, international markets, operations, capital markets, investments, banking, risk management, human capital management and sustainability.
Changes in Directors
Peter Babej was appointed as a member of the Board on March 19, 2026. Mr. Babej was identified to the Board by a third-party search firm and recommended to the Board by the Nominating and Governance Committee based on his leadership experience and global financial services expertise.

Director Skills Matrix
All of our directors bring significant executive leadership, management and industry expertise derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating and Governance Committee and the Board focus on the experience of the directors, illustrated in the director biographies and the following skills matrix.

Director Skills Matrix
Director Qualifications, Attributes and Skills	Albo	Babej	Bang	Cheng	Gauthier	Guinn	McNeilage	O'Hearn (Chair)	Rand	Thomas	Tran	Van Wyk
Corporate Governance & Public Company Board. Experience in public company corporate governance issues, policies and practices, shareholder relations, financial reporting and compliance, strategic planning and risk oversight.
	●	●	●	●	●	●		●	●	●	●	●
Financial Literacy. Knowledge of finance or financial reporting, complex financial management, capital allocation, experience with debt/capital market transactions and mergers and acquisitions.	●	●	●	●	●	●	●	●	●	●	●	●
Government/Regulatory. Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations or regulatory bodies.
	●	●	●	●	●	●	●	●	●	●	●	●
Human Capital Management. Talent acquisition, development, engagement and retention; wellness and benefits; director, CEO and senior executive succession planning.	●	●	●	●	●	●	●	●	●	●	●	●
Industry Knowledge. Experience in the Company's businesses and industries including traditional individual and group life and health, disability and critical illness reinsurance and financial services, such as longevity reinsurance, asset-intensive reinsurance, financial reinsurance and stable value products.
	●	●	●	●		●		●	●		●
International. Experience doing business internationally or focused on international issues and operations and exposure to markets, environments, economic conditions and cultures outside the U.S. associated with a global workforce and international business activities.
	●	●	●	●	●	●	●	●			●	●
Investments. Experience in investment policy and strategy, global asset/liability management, research and strategy development, portfolio construction, and risk management.		●	●		●	●	●			●	●
Risk Assessment and Management. Experience identifying and prioritizing a spectrum of risks and managing and overseeing complex risk management matters.	●	●	●	●	●	●	●	●	●	●	●	●
Senior Leadership Experience. Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex corporate entity.	●	●	●	●	●	●	●	●	●	●	●	●
Sustainability. Knowledge of and experience with sustainability issues, trends, disclosures, practices, business models and strategies.	●	●	●		●		●	●	●	●	●
Technology and Cybersecurity. Knowledge of and experience with implementing technology strategies, understanding of emerging technologies and cybersecurity risks, issues and protections; long-term systems planning and strategy.
							●		●	●		●

Director Nominees
The Company recommends a vote FOR all of the following nominees for election to the Board.

Pina Albo

Business Experience: Ms. Albo is the Chief Executive Officer of Hamilton Insurance Group ("Hamilton"), a Bermuda-based global specialty insurer and property and casualty reinsurer. She also serves on the Hamilton board of directors. Prior to joining Hamilton, she spent 25 years at Munich Re, starting as a claims expert and holding increasingly senior positions that culminated in roles as President, Reinsurance Division, Munich Re America and later Member of the Board of Executive Management. She began her career as a lawyer after having earned law degrees in both Canada and France.

Chief Executive Officer of Hamilton Insurance Group	Age: 63 Director since: 2019 Independent
Peter Babej

Business Experience: Mr. Babej served as a member of the Executive Management Team of Citigroup. At Citigroup, his roles included CEO of Citi Asia, Chairman and Interim Head of Banking, and Global Head of Financial Institutions. Prior to Citigroup, he served in senior positions at Deutsche Bank and Lazard Frères & Co. LLC. Mr. Babej holds a B.A. from Princeton University's School of Public and International Affairs (summa cum laude), a J.D. from Harvard Law School (cum laude), and a Ph.D. from the Harvard Department of Government. He currently serves on the Board of Directors of East West Bancorp, Inc. Mr. Babej is also a member of the Council of Foreign Relations and the American Council on Germany.

Age: 62 Director since: 2026 Independent

Michele Bang

Business Experience: Ms. Bang was the Deputy Chief Executive Officer of Eastspring Investments, the Asia asset management arm of Prudential plc. During her time with Prudential, she concurrently served as executive team member responsible for digital innovation and technology integration throughout the firm. Prior to her role with Prudential, Ms. Bang held senior leadership roles and board seats in Asia for Deutsche Asset Management (now DWS Group). She has been active in new economy innovation as an investor, judge and advisor to entrepreneurs in the health, education and fintech space. She has a Bachelor of Arts degree from Cornell University.

Retired Deputy Chief Executive Officer of Eastspring Investments	Age: 61 Director since: 2023 Independent

Tony Cheng

Business Experience: Mr. Cheng is President and Chief Executive Officer of the Company. He has been Chief Executive Officer since January 1, 2024 and was named President in January 2023. Prior to this appointment Mr. Cheng was Executive Vice President, Head of EMEA, Asia, and Australia for RGA Reinsurance Company, providing executive oversight for the Company's EMEA, Asia and Australia operations. Mr. Cheng joined RGA in 1997 as Chief Actuary of Malaysian Life Reinsurance Group Berhad. In 2004, he was named Chief Executive Officer of the Hong Kong office, responsible for all business activity in Hong Kong and Southeast Asia, and in 2011, he was named Senior Vice President, Asia. Mr. Cheng received a Bachelor of Economics (B.Ec.) degree from Macquarie University in Sydney, Australia and an M.B.A. from Washington University in St. Louis's John M. Olin School of Business. He is a Fellow of the Institute of Actuaries of Australia (FIAA) and past President of the Actuarial Society of Hong Kong. He has also served as a council member for the Society and as a past Chair of its Experience and Life Committees.

President and Chief Executive Officer of the Company	Age: 52 Director since: 2023 Not independent
John J. Gauthier

Business Experience: Mr. Gauthier was the Chief Investment Officer of Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, from 2008 to 2018. Mr. Gauthier also served as President of Allied World Financial Services Company, Inc. from 2012 until his retirement in 2018. Before joining Allied, Mr. Gauthier was a Managing Director with Goldman Sachs Asset Management, a division of Goldman Sachs & Co. Prior to Goldman Sachs, he was with Conning Asset Management and General Reinsurance/New England Asset Management and The Travelers. Mr. Gauthier holds a B.S. in computer information systems from Quinnipiac University and an M.B.A. in finance from The Wharton School, University of Pennsylvania. He is a Chartered Financial Analyst (CFA). He is Principal at JJG Advisory, LLC, a consulting business, and at Talcott Capital Partners, LLC, an investor advisory business. He serves on the board of directors of The Hartford Funds Group, Hamilton Insurance Group, LTD. and Middlesex Health System, Inc.

Retired CIO of Allied World Assurance Company Holdings, AG and Retired President of Allied World Financial Services Company, Inc.	Age: 64 Director since: 2018 Independent
Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson's predecessor company, Towers Perrin. Overall, she has over 40 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of Constellation Insurance GP LLC and various of its subsidiaries, where she chairs the audit committees. Ms. Guinn is an Association Member of BUPA, a leading international healthcare group. She previously served on the boards of Allied World Assurance Company Holdings AG and AssetMark Financial Holdings, Inc. Additionally, Ms. Guinn is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson	Age: 71 Director since: 2016 Independent

Hazel M. McNeilage

Business Experience: Ms. McNeilage was the Regional Managing Director, EMEA, for Northern Trust Corporation's Asset Management division from 2015 to 2018 and a Director of Northern Trust Global Investment Ltd. Prior to joining Northern Trust, Ms. McNeilage held a variety of roles with Northill Capital Partners from 2012 to 2015, including interim CEO for one of Northill's affiliates. Prior to that, she spent two years as Head of Funds Management for QIC, a major sovereign wealth fund based in Australia. From 2001 to 2009 Ms. McNeilage was with Principal Global Investors, during which she served in leadership positions around the world and was a member of several boards. Prior to Principal, Ms. McNeilage spent more than a decade with Towers Perrin (now Willis Towers Watson), including a three-year term on its board of directors. Ms. McNeilage received a Bachelor of Science from the University of Lancaster, England, with majors in Mathematics, Economics, and Operations Research. She is a Fellow of the Institute and Faculty of Actuaries, a Fellow of the Institute of Actuaries of Australia, and a Board Leadership Fellow of the National Association of Corporate Directors (U.S.). Ms. McNeilage holds certificates in cybersecurity from both Carnegie Mellon University and Harvard University as well as certificates in artificial intelligence from each of Massachusetts Institute of Technology, Diligent Institute, and the Chartered Institute for Securities & Investments. Ms. McNeilage also serves on the Board of Directors of Everest Group, Ltd. (NYSE: EG) as well as RGA Americas Reinsurance Company, Ltd. and RGA Global Reinsurance Company, Ltd.

Retired Regional Managing Director, EMEA of Northern Trust Asset Management	Age: 69 Director since: 2018 Independent
Stephen O'Hearn (Chair)

Business Experience: Mr. O'Hearn was employed by PricewaterhouseCoopers (PwC) for 38 years. He held a variety of leadership positions including serving as the Global Insurance Leader from 2015 to 2020, during which time he also served on PwC's financial services leadership team and the firm's extended global leadership team. A trained accountant, Mr. O'Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry, including many of the world's leading insurers, while resident in Milwaukee, Tokyo, New York, Zurich and Munich, until his retirement from PwC in 2020. Mr. O'Hearn attended the University of Notre Dame, graduating summa cum laude in 1982. He is a Certified Public Accountant in the U.S. He serves on the Law, Regulation & Resilience Policies Working Group of the Insurance Development Forum, which is a collaboration between the insurance industry and various governmental organizations, including the United Nations and World Bank, aimed at improving resilience and narrowing the protection gap. Mr. O'Hearn is also Governor and Chairman of the Audit Committee of Junior Achievement Worldwide, Co-Chair of the Advisory Board of Notre Dame's Lab for Economic Improvement, and Vice Chair of the Door County Community Foundation.

Retired Global Leader, Insurance Practice at PricewaterhouseCoopers	Age: 65 Director since: 2020 Independent
Alison Rand

Business Experience: Ms. Rand is the retired Chief Financial Officer of Primerica (NYSE: PRI), an insurance, investment, and financial services distribution firm. She joined Primerica in 1995 and was promoted through finance roles with increasing responsibilities and scope before being named Executive Vice President and Chief Financial Officer in 2000. In addition to leading a 130-person finance team, she served as a member of the company's four-person Executive Team, with responsibility for strategic planning, organizational wellness, and board relationships. Ms. Rand led Primerica through the company's IPO in 2010. She is a certified public accountant and served as a senior auditor with KPMG in Atlanta before joining Primerica. Ms. Rand is an Independent Director of Regions Financial Corporation (NYSE: RF) and a member of that board's Audit and Technology Committees. She previously served as an Independent Director and Audit Committee member of Warburg Pincus Capital Corporation I-A (NYSE: WPCA), a special purpose acquisition company from 2021 until its dissolution in 2023. Ms. Rand earned a B.S. in accounting from the University of Florida and is actively involved with her alma mater. She is a member of the University's National Foundation Board and formerly served as Audit Committee Chair. Ms. Rand currently serves as Chair of the Dean's Advisory Council at the University's Warrington College of Business.

Retired Executive Vice President and Chief Financial Officer of Primerica, Inc.	Age: 58 Director since: 2024 Independent

Shundrawn Thomas

Business Experience: Mr. Thomas is the Founder and Managing Partner of The Copia Group (Copia), a private investment firm which provides bespoke capital solutions for lower middle market companies. Prior to launching Copia, Mr. Thomas served as President of Northern Trust Asset Management, a leading global investment manager with then $1.3 trillion in assets under management and served as a member of the executive management group at Northern Trust Corporation. His executive roles included Head of FlexShares ETFs, President of Northern Trust Securities, and Head of Corporate Strategy. Prior to joining Northern Trust Corporation, Mr. Thomas worked at Goldman Sachs and Morgan Stanley in their sales, trading and research divisions. He holds a Bachelor of Science (B.S.) degree in accounting from Florida A&M University and an M.B.A. from the University of Chicago Booth School of Business. He is a trustee for Rush University and the Griffin Museum of Science and Industry. In 2020, Mr. Thomas was recognized by Savoy Magazine as one of the Most Influential Black Executives in Corporate America. In 2021, he was named to ThinkAdvisor's class of industry luminaries, and InvestmentNews honored him with a lifetime achievement award.

Founder and Managing Partner, The Copia Group, LLC	Age: 52 Director since: 2021 Independent
Khanh T. Tran

Business Experience: Mr. Tran was the President and CEO of Aviation Capital Group, one of the largest global aviation leasing companies, until his retirement in 2020. Previously, he spent 25 years with Pacific Life Insurance Company, one of the largest life insurance and annuity companies in the U.S., during which time he served in a number of senior executive roles, including President, Chief Investment Officer, Chief Financial Officer, head of Mergers and Acquisitions, and Treasurer. Mr. Tran graduated from Whittier College with a BA in economics and political science. He has an MBA in finance and marketing from the Anderson School of Business at UCLA. Mr. Tran has served on several corporate boards, including CIT Group, Aviation Capital Group, Pacific Life Insurance Company, and Scottish Re. He is currently an advisory committee member for Semester at Sea, a collegiate study abroad program. He also served on the board of advisors for the Argyros College of Business and Economics at Chapman University. Mr. Tran founded and is currently chair emeritus of the Orange County, California chapter of Ascend Leadership, the largest Pan-Asian professional membership organization in North America, dedicated to developing, elevating and increasing Pan-Asian executive leaders and board members.

Retired President and Chief Executive Officer of Aviation Capital Group LLC	Age: 69 Director since: 2022 Independent
Steven C. Van Wyk

Business Experience: Mr. Van Wyk is the former Group Chief Information Officer (CIO) of HSBC Bank PLC. Throughout his 40-year career, he held senior-level domestic and international information technology roles, including CIO of PNC Financial Services Group, Inc., Global CIO of ING Groep N.V., and multiple roles with Morgan Stanley, including several years as CIO and Chief Operating Officer of its Individual Investor Group. Mr. Van Wyk holds a B.A. in Business Management and Accounting with a minor in Computer Science from the University of Central Iowa and was awarded an honorary Doctorate of Public Service from Central College in 2019. He is a Certified Public Accountant, Certified Internal Auditor and a Series 27 Financial/Operations Principal. Mr. Van Wyk chairs the Board of the Banking Industry Architecture Network, a non-profit seeking to establish a common architecture framework for enabling banking interoperability. He also currently serves on the Board of Directors for Genworth Financial, Inc., Scotiabank, and Adyen N.V., and is Chairman of the Board of OpenCoreOS, a non-public corporation.

Former Group Chief Information Officer of HSBC Bank PLC	Age: 67 Director since: 2019 Independent

Board Leadership and Effectiveness
We believe that balanced composition, leadership experiences and attributes of our Board enhance its effectiveness. Our directors reflect a set of experiences and skills that are relevant to our industry and long-term business strategy. All the members of our Board stand for election annually.
Board Leadership
In recognition of the differences between the two roles and to maximize effective Board leadership, our Company has maintained the separate positions of Chief Executive Officer ("CEO") and Chair of the Board since we became a public company in 1993. The Board believes that the Board Chair and CEO have distinct responsibilities. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company.
The Chair of the Board:
•provides guidance to the CEO;
•sets the agenda for Board meetings;
•presides over meetings of the full Board;
•presides at the regularly scheduled executive sessions of the independent directors;
•has the duty to advise the CEO of any information needs that the Board may have; and
•has the ability to retain legal, accounting or other advisors in connection with executive sessions of the independent directors.
The Board regularly reviews its leadership structure, in light of current corporate governance trends and developments, to ensure that the current leadership structure strikes an appropriate balance for the Company and its stakeholders, and promotes the long-term interests of shareholders. Upon such review, and in light of the Company's 30-year history of having a separate CEO and Board Chair, the Board continues to believe that the current structure remains in the best interest of the Company and its shareholders.
Director Commitments
Our Corporate Governance Guidelines encourage directors to limit the number of other public company boards on which they serve, taking into account the requirements of time, participation and attendance that multiple board service entails. Additionally, members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies unless the member demonstrates an ability to devote the requisite time and attention to serve on multiple audit committees. Further, the Board encourages directors with full-time employment or other obligations to ensure that they have sufficient time to devote to the Board in light of their obligations to the Company and their other commitments. The Board believes that all of the nominees are in compliance with this policy.
Director Access to Management and to Outside Advisors
Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary; provided that, using such person's best judgment to assure that any such contact would not be disruptive to the business operations of the Company, a director may contact any officer or employee directly, if he or she wishes to do so.
The Board and each committee may obtain advice and assistance from outside advisors as the Board or committee may determine necessary or advisable in connection with the discharge of its duties and responsibilities. Any such advisor may, but need not be, otherwise engaged by the Company for any other purpose. The Company pays the fees and costs of any outside advisor including, without limitation, usual and customary expenses and charges, as such compensation shall be determined and agreed by the Board or committee.
Board Meetings
The Board held a total of eight meetings during 2025. No director attended fewer than 75% of the meetings of the Board and committees on which he or she served during 2025. We do not have a policy with regard to attendance by directors at the Annual Shareholders' Meeting. Mr. O'Hearn, Chair of the Board, attended the 2025 Annual Shareholders' Meeting.
Board Evaluations and Assessments
The Nominating and Governance Committee supervises the Board's periodic self-evaluation assessment and review of director independence, both by engaging an external consultant and through a self-evaluation process.
Every third year, an independent consultant is engaged to perform the assessment. In 2024, an independent consultant was engaged to conduct the assessment and, at the Board's request, the process included a specific focus on the Board's overall effectiveness, the functioning of the committees, and the contributions of each of the Board members. It also included development of interview questions, individual director interviews, a survey of the directors regarding Board and committee practices, and a detailed final report with specific governance observations and recommendations. The independent consultant engaged in a comprehensive discussion with the Board regarding its findings and action steps at the February 2025 Board meeting.

In the fall of 2025, the Board completed an internal self-assessment focusing on Board composition and leadership, committee structure, boardroom practices, accountability and strategy and shareholder insights. The Nominating and Governance Committee and the full Board both received a summary of the assessment in October and the Board chair conducted individual interviews with each director and members of executive management to discuss responses, recommendations and concerns.
Director and Nominee Independence Determinations
In accordance with our Corporate Governance Guidelines, the Board undertakes a review of director independence annually. During this review in March 2026, the Board received a report from the Company's Chief Legal Officer noting that there were no transactions or relationships between the Company or its subsidiaries and any of the non-employee directors, nor any member of such director's immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the non-employee directors are independent of the Company and its management under the applicable standards. Mr. Cheng, our President and Chief Executive Officer, is not independent.
Board Committees
The Board has six standing committees: Audit Committee, Cybersecurity and Technology Committee, Human Capital and Compensation Committee, Investment Committee, Nominating and Governance Committee, and Risk Committee. The Board has also organized a subgroup of directors (the Transaction Review Group) who meet periodically with members of Company management regarding significant insurance, reinsurance, finance or other transactions being considered by the Company. The Board periodically reviews the composition of these committees and rotates membership from time to time. On October 23, 2025, the Board approved certain changes in committee chairs, effective June 1, 2026. Information about committee membership, independence, qualifications, roles, and responsibilities is provided below.
Board Committee Roles & Responsibilities
The Board has adopted written charters for each committee, which are available on our website at www.rgare.com. Each of the committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards and the Company's director independence standards set forth in the Corporate Governance Guidelines. The following describes the roles, responsibilities and independence standards of each committee:
Audit Committee

Roles and Responsibilities
●	Has primary responsibility for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial and sustainability reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Oversees compliance with legal and regulatory requirements and reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that all of the Committee's members are "independent" within the meaning of Securities and Exchange Commission regulations applicable to audit committees and NYSE listing standards.
●	The Board has determined that all of the Committee's members have accounting and related financial management expertise within the meaning of NYSE listing standards.
●	The Board has determined that all of the Committee's members are qualified as audit committee financial experts within the meaning of Securities and Exchange Commission regulations.

Cybersecurity and Technology Committee
Roles and Responsibilities
●	Oversees and monitors the technology governance programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy and technology related business continuity risks.
●	Reviews and discusses the Company's technology service delivery, including costs and benefits of proposed significant technology projects and initiatives, and training related to cybersecurity, data privacy, and technology related business continuity.
●	Monitors management's strategy and progress in achieving planned cybersecurity, data privacy and technology related business continuity objectives.
●	Reviews and discusses with management and, as appropriate, the Board and/or Board committees, the Company's cybersecurity, data privacy, and technology related business continuity compliance risks, including third party controls and IT-related independent assessments and audits.
●	Regularly reports to and advises the Board to assist the Board in fulfilling its responsibility for oversight of technology strategy, service delivery and governance.
Independence
●	The Board has determined that all of the Committee's members are independent.

Human Capital and Compensation Committee
Roles and Responsibilities
●	Establishes and oversees our general compensation, benefits programs and human capital matters.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.

●	Sets performance measures and goals and reviews the attainment of goals under performance-based incentive compensation plans.
●	Oversees key issues, policies and programs relating to the Company's workforce, including recruitment, engagement, retention, development and performance management.
●	Evaluates potential internal and external successors for executive and senior management positions, excluding the CEO.
Independence
●	The Board has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.
●	For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.
Compensation Committee Interlocks and Insider Participation
●	The members of the Human Capital and Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No executive officers of our Company serve on the board of directors of another company of which a member of our Human Capital and Compensation Committee is an officer.

Investment Committee
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's investment policies, practices, programs, procedures and strategies, including asset, liability and risk management guidelines, limits and procedures.
●	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, and the alignment of assets with mandate guidelines, including duration, designed to align the asset portfolio with corresponding liabilities.
●	Reviews strategies and policies relating to various categories of securities and other investments, including derivatives, and other tools and capabilities, with material risk implications.
Independence
●	The Board has determined that all of the Committee's members are independent.

Nominating and Governance Committee
Roles and Responsibilities
●	Develops and recommends policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines and other governance policies.
●	Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.
●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●	Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors and development and periodic review of the Company's plans for CEO succession in various circumstances.
●	Supports the Board in its oversight of sustainability issues and coordinates with other Committees on these topics.
Independence
●	The Board has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.

Risk Committee
Roles and Responsibilities
●	Assists the Board with its oversight responsibilities by promoting appropriate practices regarding risk management.
●	Reviews and oversees management's enterprise risk management programs and policies, and monitors risks relating to the Company's business, operations, compliance, reputation and ethics.[1]
Independence

●	The Board has determined that all of the Committee's members are independent within the meaning of the NYSE listing standards.

1Effective January 1, 2026, responsibility for the Company's compliance function moved from the Chief Risk Officer to the Chief Legal Officer. In connection with this change, oversight of the Company's ethics and compliance policies moved from the Risk Committee to the Audit Committee.

Board Committee Membership
The current Board committee membership is as follows:

Director	Independent	Audit	Cybersecurity and Technology	Human Capital and Compensation	Investment	Nominating and Governance	Risk
Pina Albo	yes			member	member	member
Michele Bang	yes	member	member				member
John J. Gauthier	yes			member	chair		member
Patricia L. Guinn	yes	chair			member	member
Hazel M. McNeilage	yes		member	chair			member
Alison Rand	yes	member	member				member
Shundrawn Thomas	yes			member	member	chair
Khanh T. Tran	yes	member			member		chair
Steven C. Van Wyk	yes	member	chair				member
Number of Meetings in 2025		9	4	6	4	4	4

Given their roles as Chair and President and CEO, respectively, Messrs. O'Hearn and Cheng do not serve on any Board committees. Additionally, Mr. Babej, who was appointed as a director on March 19, 2026, does not currently serve on any Board committees. The Company's practice is to require new directors to observe a meeting of each committee prior to finalizing committee assignments.
Effective June 1, 2026, the Board committee assignments will be as follows:

Director	Independent	Audit	Cybersecurity and Technology	Human Capital and Compensation	Investment	Nominating and Governance	Risk
Pina Albo	yes			member	member	chair
Michele Bang	yes	member	member				member
John J. Gauthier	yes			chair	member		member
Patricia L. Guinn	yes	chair			member	member
Hazel M. McNeilage	yes		member	member			chair
Alison Rand	yes	member	member				member
Shundrawn Thomas	yes			member	chair	member
Khanh T. Tran	yes	member			member		member
Steven C. Van Wyk	yes	member	chair				member

Director Compensation
The Human Capital and Compensation Committee (the "Committee") reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on a variety of factors, including guidance and market information provided to the Committee by an independent compensation consultant. The Committee also reviews the responsibilities of directors generally, the responsibilities of Board and committee chairs and market practices. The Board reviews the recommendations of the Committee and provides final approval for the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
Based on recommendations from Meridian Compensation Partners ("Meridian"), the Committee's independent compensation consultant, and review and discussion by the Committee, director compensation pay levels and program design are reviewed every two years, with any adjustments typically taking effect the following year. Taking into account there were certain adjustments made to our director compensation structure in 2024 as disclosed in last year's proxy statement, there were not any changes made to our director compensation structure in 2025 compared to 2024.
Information regarding the retention of Meridian can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Compensation Consultant" below. Information regarding the 2024 peer companies used to set 2025 director compensation can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Competitive Marketplace Assessment" in our Proxy Statement for our 2024 annual meeting of shareholders.
2025 Director Compensation
During 2025, all of our directors, other than Mr. Cheng, were not employees of our Company or any subsidiary ("non-employee directors"). During 2025, compensation to our non-employee directors consisted of the following elements:
2025 Director Compensation Structure

Annual Retainer
Chair of the Board	$215,000
All other independent directors	$125,000
Committee Chair Additional Retainer
Audit Committee Chair	$35,000
Cybersecurity and Technology Chair	$25,000
Human Capital and Compensation Committee Chair	$25,000
Investment Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000
Risk Committee Chair	$25,000
Subgroup Member Retainer
Transaction Review Subgroup	$10,000
Annual Stock Grants[1]
Chair of the Board	$285,000
All other independent directors	$165,000
1Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and committee meetings and director education programs. The Company also matches charitable donations made by each director in an amount up to $1,500 each year.

2025 Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
Pina Albo	$125,000	$165,038	$—	$290,038
Michele Bang	$125,000	$165,038	$—	$290,038
John J. Gauthier	$160,000	$165,038	$1,500	$326,538
Patricia L. Guinn	$170,000	$165,038	$1,500	$336,538
Hazel M. McNeilage	$150,000	$165,038	$76,500	$391,538
George Nichols III[4]	$52,083	$68,664	$—	$120,747
Stephen O'Hearn	$225,000	$285,046	$1,500	$511,546
Alison Rand	$125,000	$165,038	$1,500	$291,538
Shundrawn Thomas	$150,000	$165,038	$—	$315,038
Khanh T. Tran	$160,000	$165,038	$1,500	$326,538
Steven C. Van Wyk	$150,000	$165,038	$—	$315,038
1.This column reflects the retainer and fees earned in 2025 for Board, committee, and subgroup service. The 2025 cash retainer was paid in May 2025 to all directors. Ms. Albo, Messrs. Nichols and Van Wyk elected to defer their retainers into the Phantom Stock Plan for Directors.
2.This column reflects: (i) the award of 810 shares (1,399 shares in the case of Mr. O'Hearn) of common stock on May 21, 2025, at a closing market price of $203.75. Mses. Albo, Bang, McNeilage and Rand and Messrs. Gauthier, Nichols, O'Hearn, Thomas, and Van Wyk elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors.
3.This column reflects director participation in the Company's Matching Gifts program which supports eligible participants in their personal philanthropic and charitable giving by providing a limited dollar-for-dollar match (up to $1,500 per calendar year). This column also reflects $75,000 of compensation Ms. McNeilage received during 2025 for services as a director of RGA Americas Reinsurance Company, Ltd. and RGA Global Reinsurance Company, Ltd. Ms. McNeilage began serving as a director for both companies March 1, 2025 for a term of 15 months, and annualized compensation is at a rate of $50,000 per year for her services for each company. Both companies are wholly owned subsidiaries of the Company.
4.Mr. Nichols served as a director until the end of his term on May 21, 2025, when he did not stand for reelection at the Annual Shareholders' Meeting, and received a prorated portion of his 2025 retainer and common stock.
2026 Director Compensation
In July 2025, Meridian analyzed director compensation programs and pay levels among the Company's peer group. Meridian advised that the form of Company's director compensation program was generally aligned with market practices and recommended targeted compensation in line with the projected median of the peer group. Meridian recommended, and the Committee approved, to increase the annual equity grant to all non-employee directors by $10,000 per year effective for 2026 and 2027.
In January 2026, the Committee approved an additional one-time payment to the Transaction Review Subgroup in addition to the annual retainer to acknowledge the significant time spent by the group reviewing complex transaction activity during 2025. The one-time payments approved were $15,000 for the subgroup leader and $10,000 to each other member.

Board Risk Oversight
Overview
The Company encounters a variety of risks as an inherent part of serving our clients' needs, including risks related to insurance, investments, capital, liquidity, personnel, reputation, strategy and operational matters. Given the nature of the Company's business and the associated inherent risks, effective risk management is of significant importance to our overall business. We have designed an Enterprise Risk Management ("ERM") Program and related policies in order to monitor, evaluate and manage the principal risks the Company assumes in its business activities. The Company's primary objective is managing our business, and the associated risks, in order to balance serving the interests of our clients, their policyholders and customers, regulatory bodies, our investors, our employees and other relevant constituencies. We strive to manage our business in a safe and responsible manner to fulfill our purpose of making financial protection accessible to all.
The Board is responsible, and has an active and ongoing role, for overseeing the management of the Company's most significant risks, including the types and levels of risk the Company is willing to take, and holds senior management accountable for implementing the ERM Program. This oversight is exercised by the full Board, as well as each Committee and subgroup, primarily through its Risk Committee. The Risk Committee receives regular reports and assessments from senior Company management, who is responsible for the day-to-day identification, assessment, mitigation and monitoring of the risks the Company faces. The Company's Global Chief Risk Officer reports to the President and Chief Executive Officer and has direct access to the Board through the Risk Committee, with formal reporting occurring quarterly. Management reports describe the Company's key risk exposures and include quantitative and qualitative assessments and information about breaches, exceptions and waivers from the ERM Program.
While the full Board retains oversight of risk, it also utilizes its committees to oversee particular areas of Company risk. Allocation of oversight responsibility to a particular committee is determined based on the expertise of committee members, the overall level of Company risk and other factors evaluated by the Board for each category of risk. Committee chairs regularly report to the full Board regarding specific categories of risks discussed during committee meetings. Issues related to risk that are brought to the attention of the full Board may be addressed in several ways, including the establishment of a focused subgroup tasked with addressing the issue, or the Board may request that senior management more frequently address the issue with the full Board. The following table summarizes each committee's general responsibilities for risk oversight:

Board Committee Risk Oversight
Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting, legal, and financial reporting risks.
Reviews reports each quarter relating to accounting, financial and sustainability reporting and internal control risks; assists in monitoring, controlling and minimizing the Company's major financial risk exposures. Reviews reports on ethics and compliance matters.[1]

Cybersecurity and Technology	Risk related to cybersecurity, data privacy and technology related business continuity risks.	Oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy, and technology related business continuity risks.
Human Capital and Compensation	Risks relating to the Company's workforce, including incentive compensation plans, recruitment, retention and performance management.	Oversees the management of human capital and compensation risks, including executive retention and recruitment and employee development, performance management and pay equity.
Investment	Financial and investment risks.	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, strategies and policies relating to securities and other investments with material risk implications.
Nominating and Governance	Risks associated with corporate governance, sustainability, the independence of the Board, leadership development and director and CEO succession planning.	Oversees risks related to governance matters such as board leadership and structure, succession planning, refreshment, development and independence; supports the Board in oversight of sustainability strategy, coordinating with other committees on these topics.
Risk	Oversight of all Company risks, as well as enterprise risk management and assessment.	Reviews, oversees, monitors and, when appropriate, approves the Company's ERM Program and related policies and strategies; monitors established risk limits and consults with management on risk identification, measurement, mitigation and monitoring processes and programs, including climate change and other impacts on strategy and reputation.
1Effective January 1, 2026, responsibility for the Company's compliance function moved from the Chief Risk Officer to the Chief Legal Officer. As a result, oversight of the Company's ethics and compliance policies moved from the Risk Committee to the Audit Committee.
The Board established the Transaction Review subgroup to focus risk oversight responsibility over significant insurance, reinsurance, finance, or other transactions. It is comprised fully of independent directors and liaises with management to review significant transactions to ensure alignment with the Company's strategies and risk philosophies.
Given the long-term nature of the Company's business, the Board, its committees and subgroup, and management regularly evaluate risk over the short, intermediate, and long term in line with the ERM Program. The ERM Program establishes the principles used to effect risk management enterprise-wide, and also provides clarity on the roles and activities across the Company. The Company utilizes a rating system that reflects the nature of the risk and changes in risks over time, that quantifies those risks (to the extent applicable) and evaluates the effects of the risk mitigants available to the Company. Management also utilizes a risk rating system to categorize audit findings and risk incidents to help allocate internal resources and track remediation efforts. In monitoring these remediation efforts, the Company tracks and evaluates the effectiveness of risk mitigations that it implements. The Company and its management participate in industry bodies and consult with external experts as needed to help analyze and classify Company risks.
The Company completes regular reviews of its risk environment, including formal reviews by the Board and its committees at their regularly scheduled meetings. Internal risk committees composed of senior management personnel also meet multiple times per year to review risks within the purview of each such committee. Own Risk and Solvency Assessment which is completed annually, summarizes the results of the Company's analysis of its current and future risks and is reported to certain U.S. insurance regulators. Additionally, the Company undertakes a thorough semi-annual process in the following areas:
•Review, from both "bottom-up" and "top-down" perspectives, to identify new or rapidly evolving risks and necessary preventive or remedial actions.

•Risk culture survey measuring the health of the Company's risk culture.
•Review of risk tolerances and limits.
Executive Compensation Risks
The Committee oversees risks associated with our compensation policies and practices. The Committee keeps in view the Company's long-standing culture of continuous improvement and sustained long-term shareholder value creation, and ensures that the design of the Company's compensation plans adequately reflects this culture. Our compensation program is structured so that a considerable amount of our incentive-eligible employees' compensation for executives is tied to the long-term health of the Company. We avoid the type of disproportionately large annual incentives that could encourage executive employees to take risks that may not be in our shareholder's long-term interests, and we weight management's incentive compensation toward profitability and long-term performance. We believe that this combination of factors best encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. The Committee believes that appropriately managed compensation risks are not likely to have a material adverse impact on the Company or its value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.
While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and the Committee focuses on aligning the Company's compensation policies with the Company's long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Committee's focus on balancing appropriate risk-taking with reward:

Compensation Risks
Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are based on Company results as well as business unit and individual performance.
	●	The ABP aligns annual cash compensation with our short-term business strategies and the targets reflect our short-term financial goals for adjusted operating income per share excluding notable items and new business embedded value, as well as short-term non-financial goals as reflected in the Company's strategic scorecard.
	●	The Committee sets award levels with a threshold level of performance that must be met before any payment can be made.
	●	To further reduce any incentives for unnecessary risk-taking, we cap the payout of these awards at 200% of the target and the Committee has discretion to adjust up or down an ABP payment, if appropriate.
	●	Beginning in 2025, the annual adjusted consolidated revenue metric was removed from the ABP performance calculation.
Performance Contingent Share Awards	●	Our PCS awards are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Committee sets award levels with a threshold level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
	●	2025 grants will be earned based on (i) Average ROE and (ii) BVPS Growth, over a three-year performance period. Results may be modified up or down by no more than 20% based on three-year peer company relative total shareholder return. See "2023-2025 PCS Performance Metrics" on page 43 for definitions of Average ROE and BVPS Growth.
Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide an appropriate vehicle for providing long-term incentives to management because of the economic tie to shareholder value.
	●	Annual grants of SARs allow us to reward the achievement of long-term goals and are part of our strategy to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.
	●	SARs vest ratably over three years, with one-third of the grant vesting at the end of each year of the vesting period. Upon vesting, the SARs become exercisable by recipients in the equivalent value of unrestricted shares of common stock.

Restricted Share Units	●	Our annual restricted stock units ("RSUs") are a three-year time vested incentive award with final value tied solely to the Company's stock price. RSUs vest ratably over three years, with one-third of the grant vesting at the end of each year of the vesting period. Upon vesting, RSUs are settled in the equivalent value of unrestricted shares of common stock.
	●	We use RSUs to balance the performance-based elements of our long-term incentive plan and to better align our award mix with the external market.
Share Ownership Guidelines	●	Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on a multiple of base salary tied to the level of their role and responsibility in the organization.
	●	Share ownership requirements ensure that our senior management has a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.
Executive Compensation Recoupment Policies		NYSE Executive Compensation Recoupment Policy
	●	In 2023, the Company adopted a new policy in order to comply with New York Stock Exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations (the "NYSE Executive Compensation Recoupment Policy").
	●	The NYSE Executive Compensation Recoupment Policy applies by its terms to all current and former executives who are or were "officers" of the Company as defined in SEC Rule 16(a)-1(f).
	●	The Company is required to clawback any amount of incentive compensation erroneously paid to the officer as a result of a restatement of the Company's financial statements (including up to three years prior to the restatement). Recoupment is required from the officer irrespective of whether the restatement was the result of any act or omission of the officer.
Executive Compensation Recoupment Policy
	●	Our Executive Compensation Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
	●	Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (in the case of (i) and (ii), resulting from the intentional misconduct or gross negligence of the executive); (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Code of Conduct.
	●	The Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion, including determining what executives are covered.
Combination of Performance Metrics	●	We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.
	●	By using a variety of performance metrics in our compensation programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
Independent Compensation Consultant	●	The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
Sustainability Risks
Our Company and Board believe that creating long-term value for our shareholders implicitly requires executing sustainable business practices and strategies that include consideration of how such sustainability practices impact the Company. Strong governance, effective management systems and robust controls are core to the Company. We strive to govern the Company in a sustainable manner that recognizes such matters are integral to our long-term operational goals and strategies.
The Board and its committees play an active role in oversight of the Company's sustainability transparency, policies, strategy and goals, including community engagement, environmental sustainability of operations, and the role of sustainability in investment decisions. The Board recognizes that healthy communities, sustainable operations and responsible investment and data practices are important for the long-term success of the Company, that we have a responsibility to support these issues and that these factors can provide RGA with risks and opportunities. The Board delegates oversight of relevant sustainability issues to its committees, with support from the Nominating and Governance Committee.
The Company's 2024 Sustainability Report (released in June 2025) offers additional information across the areas of business ethics, strong governance, responsible investing, positive social impact, company culture, and environmental sustainability. Our Sustainability Report can be found in the Investor section of our website at https://investor.rgare.com. The contents of our Sustainability Report and related supplemental information are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC.
Environmental Risks
Climate change risk is actively monitored with regards to our investment portfolio and potential impacts on mortality and morbidity. While the long-term impacts of climate change for the Company and our clients are subject to a variety of influences, we undertake scenario reviews and planning for climate-related changes as part of the ongoing monitoring and updating of the Company's risks and exposure to potential changes to underlying mortality and morbidity trends. The Company utilizes information derived from those scenario reviews and other sources to help inform the public of the challenges of climate change through research articles available on our website.
Considering the implications that a changing environment may have on our business, the Company looks to operate in an environmentally responsible manner. We have made significant progress towards the aspirational goal to become net-zero in our scope 1 and scope 2 emissions globally. Our headquarters, based in Chesterfield, Missouri, was constructed in line with LEED Gold requirements. The building was designed to be highly energy efficient and includes a variety of environmental features such as a state of the art HVAC and window shade system, a sophisticated building automation system, rain water collection system, and the landscaping was designed with native grasses and plants to minimize the use of irrigation. Globally, over 50% of Company employees work in buildings with environmental certifications. In addition, over the past few years, we have taken steps to reduce the amount of trash sent to landfills and implemented an electronics recycling and waste reduction and/or single-use plastics reduction programs at our headquarters and many of our leased facilities.
Human Capital Risks
As a leading global life and health reinsurer, the way we operate, the work we do, and the support we provide to our local communities can all be traced to a desire to extend and improve the individual lives we touch, whether directly or through our business and community partners.
Human Capital Initiatives. The Board and the Company's senior management are committed to pursuing our purpose through an intentional focus on our talent, culture and leadership. Having the best talent working in the right culture and guided by exceptional leadership creates value for all of our stakeholders - clients, employees, shareholders, partners and the communities where we operate - while also mitigating risk. We strive to create an environment that respects and embraces all of our employees, where individuals may share their viewpoints and ideas, and where learning and development is encouraged. We believe that supporting these values across the Company makes us more innovative, creative and enables us to fulfill our purpose - to make financial protection accessible to all.
In alignment with our 5-year business plan, our human capital strategy is focused in three areas:
•Talent. Accelerate and modernize talent attraction and development capabilities to deliver the talent required to fuel strategic business growth.
•Culture. Amplify our cultural strengths of care, collaboration, agility and innovation to accelerate strategy execution.
•Leadership. Enhance people leader capabilities to foster growth and development, inspire performance and model our culture.
Human Capital Management. The Board believes that human capital management and succession planning are critical to the Company's success. Our talent is our key point of differentiation in the market and a foundation of our success. Our investment in attracting, retaining, developing and motivating key talent is vital to the creation and protection of the Company's long-term shareholder value and is a high priority for our Board.
We seek to retain our employees through our culture and by delivering an exceptional employee experience. Specifically, we offer competitive compensation and benefit programs focused on wellbeing and create meaningful development experiences for our talent across the enterprise. We must continue to attract, develop and retain top talent to continue producing innovative solutions for clients and delivering on our purpose. As of December 31, 2025, our focus on employee retention has resulted in a three-year average annual voluntary attrition rate of 5.4% globally.
The Board's involvement in leadership development and succession planning is ongoing and the Board provides input on important decisions in these areas. The Board, the Human Capital and Compensation Committee, and the Nominating and Governance Committee oversee these areas and are regularly updated on key talent indicators for the workforce related to our human capital initiatives.
For additional information on human capital management, refer to Item 1 of the Company's financial statements in the Form 10-K for the year ended December 31, 2025, as filed with the SEC.
Charitable Giving and Volunteerism. We embrace our responsibility as a corporate leader in the communities in which we live and work. The Company participates in philanthropic activities relevant to our business and linked to our mission, vision and values. The Company and its employees regularly contribute to local, national and regional non-profit organizations that promote health, well-being, financial protection, and support for education in fields that expand the diversity of the talent pool entering the insurance industry. The Company makes contributions directly, but also a portion of those donations is directed by our Matching Gift Program, which enables employees to donate to the charity of their choice. We also encourage employee volunteerism with employee Volunteer Time Off program and a Dollars for Doers program that allows employees to direct contributions to community service organizations as a result of their volunteer time. As of December 2025, employee participation in volunteerism, philanthropic, sustainability and inclusion efforts increased to 63% of employees.
The Company's charitable foundation, the RGA Foundation, participates in charitable giving activities worldwide in the cities and regions where we are an active member of the community and in causes relevant to our business and linked to our mission, vision and values. The RGA Foundation funds charitable grants related to priority areas, which include advancements in health, longevity, medical and mathematical education, community programs and disaster relief.
The Company is a co-founder of the Longer Life Foundation, a non-profit corporation, with Washington University in St. Louis. Each year, the Longer Life Foundation provides grants to support innovative independent research by scientific, medical and public health experts working to make discoveries that will improve long-term mortality, enhance longevity and promote healthier lives.
As of January 2026, the Longer Life Foundation has funded more than 172 research projects, many of which expanded clinical knowledge in fields as diverse as longevity, genomics, obesity, older-age cognition, heart disease and cancer. More than 181 publications by researchers funded by the foundation have been published in peer-reviewed scientific journals since its inception. The foundation is distinctive as an academic-corporate initiative to support fully independent research, the results of which are published for the benefit of the entire medical community.
The Longer Life Foundation advisory group comprises diverse university physicians and researchers, as well as medical directors and underwriting experts from the Company and other life insurance organizations; these individuals evaluate grant proposals and make recommendations to the foundation's Board of Governors for approval.
Industry Advancement. We believe strongly in the power of shared knowledge. Our employees are known industry-wide for leadership in industry organizations. The Company regularly releases research to advance the understanding of risk and improve the actuarial, underwriting, and claims disciplines.
Data Privacy & Information Security
Our Board recognizes the importance of maintaining the trust and confidence of our clients, business partners and employees. As part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data privacy, data and systems protection, including cybersecurity and information security risks. The Board's Cybersecurity and Technology Committee oversees and monitors the technology planning, strategy, programs and policies, including risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting and testing cybersecurity, data privacy and technology-related business continuity risks.
In 2021, the Company established a Data and Analytics Ethics Framework and Guiding Principles and an oversight board to guide and oversee emerging issues in data and analytics ethics. This framework and board enhance the Company's ability to make ethical decisions about how data and analytics processes should be used to protect personal data and avoid unfair discrimination or improper use of data beyond what local regulations might dictate. Further, in 2025, the Company launched an Artificial Intelligence Governance Program, which provides an enterprise-wide framework to guide how the Company adopts, designs, and oversees internal and third-party artificial intelligence systems.
The Company may use artificial intelligence and other quantitative analysis tools and models, developed by us or third-party service providers, to inform certain decisions. Such technology, analysis, and models are complex. Regulations relating to artificial intelligence have expanded our compliance obligations, with a focus on the U.S. regulatory framework and the European Union Artificial Intelligence Act. Compliance with the Company's existing Artificial Intelligence Governance Policy and standard is mandatory and only approved artificial intelligence tools may be used for business purposes.
Responsible Investing
The Board, through its Investment Committee, monitors our responsible investing framework. This framework, which has been in place since 2021, addresses sustainability risks and opportunities in the context of our long-term investment horizon. This investment philosophy is being integrated into all of our investment decisions, as further described in the Company's Sustainability Report.
Political Contributions
The Company follows established policies and procedures governing its political activities to ensure compliance with applicable laws. Our public policy activities are undertaken to manage the Company's exposure to political and regulatory change risk. As permitted by the federal election law, the Company sponsors RGA Reinsurance Company Federal Political Action Committee, a federal political action committee registered with the Federal Election Commission. The Company may make occasional political contributions to industry trade associations that are permitted to contribute to individual candidates at the state level, when permitted by law. We are generally not permitted to make political contributions to candidates for public office in foreign countries and therefore do not make any such contributions.
Other Governance Matters
Governance Policies
We believe that sound principles of corporate governance are a key element of our business, and the Board is deeply involved in providing continuing insight and clarity into our governance process.

We expect all directors, officers and employees to conduct business in compliance with the various corporate governance documents and policies we have implemented and we survey compliance on an annual basis.
We have adopted the following governance policies and guidelines:
•a Code of Conduct, which applies to all employees and officers of the Company and its subsidiaries;
•a Directors' Code of Business Conduct and Ethics, which applies to directors of the Company and its subsidiaries;
•a Financial Management Code of Professional Conduct, which applies to our President and Chief Executive Officer, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments; and
•Corporate Governance Guidelines, which apply to the entire Company.
We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code of Professional Conduct that applies to our President and Chief Executive Officer, Chief Financial Officer or Corporate Controller.
The Board has also adopted charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance, and Risk Committees, as well as the Transaction Review subgroup.
Insider Trading Policy
The Company has adopted an Insider Trading Policy which governs the purchase, sale and other dispositions of the Company's securities by directors, officers, and employees. The Company believes such policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. The Company's Insider Trading Policy was filed as Exhibit 19.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
Certain Relationships and Related Person Transactions
The Company does not have any agreements, transactions or any relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between the Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us.
Our Global Law & Compliance staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Law & Compliance staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us would be disclosed in the proxy statement or other SEC filings.
In addition, pursuant to our Audit Committee charter, the Audit Committee of the Board is authorized to review and evaluate transactions between the Company and its officers, directors, and significant shareholders, including transactions required to be disclosed under Item 404(a) of Regulation S-K. Since January 1, 2025, the Company has not been a participant in any related person transaction and is not a participant in any currently proposed related person transaction, that would require disclosure under Item 404(a) of Regulation S-K or would otherwise be subject to review by our Audit Committee.

Director Orientation and Continuing Education
Each new director participates in an orientation program which includes, among others, meetings with other Board members and our executive officers to become familiar with the Company's strategic plans, business segments and corporate functions, significant financial, accounting and risk management issues, and compliance and ethics programs and policies. New directors also meet with the Company's internal and independent auditors.
In addition, each director is expected to maintain the necessary level of expertise to perform the responsibilities of a director. Each director is encouraged to participate in periodic continuing education programs to assist the director in maintaining the necessary level of expertise. The Company maintains a director portal of information, which includes considerable resources for director professional development and a calendar of major events for virtual and in-person programs.
Communications with the Board
Any shareholder who wishes to communicate with any of the Company's directors, the Chair of the Board, committee chairs, or the independent directors as a group, may mail correspondence to the attention of the Chief Legal Officer & Corporate Secretary at the headquarters of the Company. The process for communicating with the Board requires that the Corporate Secretary make a record of the receipt of any such communications. All appropriate communications will be delivered to the specified recipient(s) in a timely manner.

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contributions to the business. Our Board has delegated to the Committee the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our President and Chief Executive Officer and review and approve the compensation of the members of our senior management, including the named executive officers. The Committee also reviews and approves this Compensation Discussion and Analysis ("CD&A") for inclusion in this Proxy Statement. During 2025, the Committee consisted of Mses. McNeilage (Chair) and Albo, and Messrs. Gauthier and Thomas. George Nichols III served on the Committee until the end of his term on May 21, 2025, when he did not stand for reelection at the Annual Shareholders' Meeting.
Overview of Compensation Practices
2025 Named Executive Officers
Choosing the right leadership for the Company is among the Board's most important responsibilities and both the Board and the Committee are committed to ensuring the Company's leadership team has the right talent, with compensation programs aligned to our strategy and pay aligned to performance and the creation of long-term shareholder value. For 2025, our named executive officers were as follows:

2025 Named Executive Officers
Name	Title
Tony Cheng	President & Chief Executive Officer
Axel André	Executive Vice President and Chief Financial Officer
My Chi To	Executive Vice President, Chief Legal Officer & Corporate Secretary
Ronald Herrmann	Executive Vice President, Head of RGA Americas[1]
Leslie Barbi	Executive Vice President & Chief Investment Officer
1 Mr. Herrmann was appointed to the position of Executive Vice President, Reinsurance Group of America, Incorporated and President, RGA Reinsurance Company, effective January 1, 2026. He also oversees the Company's EMEA operations.
Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:
•create incentives that will focus executives on, and reward them for, increasing long-term shareholder value;
•reinforce our pay-for-performance culture by making a significant portion of compensation variable and based on Company, business unit and individual performance;
•align the financial interests of our executives with those of our long-term shareholders through equity-based incentives and by building executive ownership in the Company; and
•provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
Compensation Pay Mix
The following graph demonstrates 2025 target compensation pay mix by element for each of our named executive officers:

Target Compensation Pay Mix By Element[1]
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
17.9%
53.6%
19.0%
9.5%
12.3%
12.3%
36.9%
23.1%
15.4%
21.7%
21.7%
34.8%
21.8%
9.6%
9.6%
28.7%
34.7%
17.4%
8.6%
8.6%
25.7%
38.1%
19.0%
Cheng
André
To[2]
Herrmann
Barbi
Salary (fixed)
Target Cash Incentive (variable)
Performance Contingent Awards (variable)
Stock Appreciation Rights (variable)
Restricted Stock Units (variable)

[1]Calculation excludes pension and retirement benefits.
2Ms. To joined the Company in May 2025, after the start of the performance period, and did not receive a PCS allocation for 2025. Her LTI grant was split 50% RSUs and 50% SARs, prorated for time in service. She also received a sign-on RSU grant, which is not included in these percentages.

Compensation Program Practices
We have designed our compensation program to drive performance toward achievement of our short, intermediate, and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate appropriate compensation practices, which currently include the following:

What We Do
✓
Pay for Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on the creation of shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Financial Performance Metrics. Our incentive compensation programs utilize multiple financial performance metrics, including adjusted operating income per share excluding notable items and new business embedded value for our Annual Bonus Plan, and Average ROE and BVPS Growth for our Performance Contingent Shares. These financial metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking with Reference to Median. The Committee reviews publicly available information of peer companies to evaluate how our named executive officers' compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation target levels within a competitive range of the market median to retain current talent and attract new talent.

✓
Compensation Recoupment Policies. We maintain a NYSE Executive Compensation Recoupment Policy to comply with NYSE listing standards, which requires the Company to clawback certain incentive compensation paid to certain current or former Company officers if the Company is required to restate any of its financial statements, irrespective of whether the restatement was the result of an act or omission by such officer. We also maintain an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of certain recoupment events set forth in the policy. We have incorporated the provisions of both policies into our Flexible Stock Plan and award agreements.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Other Securities Ownership Information - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓	Committee Discretion. The Committee has discretion to increase, reduce or eliminate any Annual Bonus Plan incentive award.
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, intermediate, and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X
No Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our named executive officers and we offer market-based benefits on termination of employment.

X
Limited Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments, and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position, or in cases of transfer of employment between countries in order to equalize treatment for taxes.

X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees and directors from short-selling Company securities, and strongly discourages the use of standing and limit orders or any other transaction where there is no control over the timing of purchases or sales which could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Hedging. Our Insider Trading Policy prohibits employees, officers and directors from engaging in hedging or monetization of Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.

X
Pledging and Margin Accounts Prohibited. Our Insider Trading Policy prohibits employees, officers and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2025 Annual Shareholders' Meeting, 94% of votes cast on the proposal approved the compensation program described in the proxy statement for that meeting. This is generally consistent with shareholder feedback at previous annual meetings, as the ten-year average support for our "Say on Pay" vote is 93.4%.
As described in the "Item 2 - Shareholders' Advisory Vote on Executive Compensation" section above, we are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement, including this "Compensation Discussion and Analysis" and under "Compensation Tables." This non-binding vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement.
The Board and the Committee value the opinions of our shareholders. To the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.

Five Elements of Compensation and 2025 Actions
Compensation Elements
Our compensation program consists of the following five elements:
	Element	Form	Key Features
1.	Base Salary	Cash	●	The only fixed compensation element, intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 16.6%* of the average named executive officer target total compensation for 2025.
2.	Annual Bonus Plan	Cash	●	Annual cash performance incentive earned based on Company performance against preset business goals as well as business unit and individual performance.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
			●	The Annual Bonus Plan Company-wide performance was evaluated on the following financial objectives: (i) adjusted operating income per share excluding notable items and (ii) new business embedded value; non-financial objectives were measured via an assessment of a strategic scorecard of performance in four focus areas for 2025: Elevate Creation Re; Unlock Enterprise Value; Technology & Operations; and Talent, Culture, & Sustainability. Performance goals are established in the first quarter of each year.
			●	Represents 30.0%* of the average named executive officer target total compensation for 2025.
3.	Performance Contingent Share Awards	Equity	●
Equity-based incentives are earned based on Company performance against preset multi-year financial goals, and strengthen the alignment of our executives' interests with those of our long-term shareholders.

			●	Performance goals established at the beginning of each three-year cycle and awards fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	For 2025 awards, the Company measured financial performance over a three-year period, consistent with historical practice. Performance is based on (i) Average ROE** and (ii) BVPS Growth**. These results may be modified up or down by a maximum of 20% based on the Company's relative total shareholder return against peers.
			●	Performance contingent share awards represented 29.0%* of the average named executive officer target total compensation for 2025.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, discourage excessive risk-taking, align our named executive officers' interests with those of our long-term shareholders' interests and promote retention.
			●	Stock appreciation rights vest ratably over a three-year period.
			●	Stock appreciation rights represented 14.0%* of the average named executive officer target total compensation for 2025.
			●	Restricted share units vest ratably over a three-year period.
			●	Restricted share units represented 10.4%* of the average named executive officer target total compensation for 2025.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S., there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.
** Excluding accumulated other comprehensive income ("AOCI") and cumulative change in fair value of funds withheld embedded derivatives. See "2023-2025 PCS Performance Metrics" on page 43 for definitions of Average ROE and BVPS Growth.
The performance contingent share awards and the stock based awards described above collectively form the Company's LTI plan. For 2025, LTI was allocated as follows:
•75% PCS and 25% SARs for Mr. Cheng; and
•50% RSUs and 50% SARs for Ms. To; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

Ms. To joined the Company in May 2025, after the start of the performance period, and did not receive a PCS allocation for 2025. Her LTI grant was split 50% RSUs and 50% SARs, prorated for time in service. She also received a sign-on RSU grant that vests in three equal annual installments, beginning on the first anniversary of the grant date, and fully vests on June 6, 2028.
2025 Compensation Program Changes. In February 2025, the Committee approved the following changes to the Company's compensation program:
•Adjusted Revenue was removed as a performance metric from the ABP, as the Company no longer considers it appropriate for measuring performance due to changes in the Company's mix of business and income sources. The 10% allocation to Adjusted Revenue was reallocated evenly to the two remaining metrics for the 2025 ABP Plan, resulting in a 65% allocation to Adjusted Operating Income per Share excluding notable items and a 35% allocation to New Business Embedded Value.
•The financial metric weight allocation for PCS was changed for 2025 to allocate 65% to the Return on Equity metric and 35% to the Book Value per Share metric. Previously the two metrics were weighted evenly. This change ensures our compensable metrics remain focused on core operational profitability and capital efficiency. While Book Value per Share is a helpful valuation indicator, it is frequently subject to non-operating volatility and accounting adjustments that do not reflect underlying performance, and as such the Company believed it advisable to decrease the portion of the PCS allocated to Book Value per Share as set forth above.
Compensation Element #1 - Base Salary
The Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations and achievements for each executive and their pay histories. In addition, the Committee references the base salary pay levels as compared to similar roles at our peer companies. The annual base salary determinations for executives are typically effective in the first quarter of each year. Adjustments to base salary are made periodically to recognize competitive changes, personal performance or change in position or responsibilities.
In determining the base salaries of our named executive officers, the Committee considers internal equity, tenure, individual performance and our compensation compared to that of our peer companies, as well as published surveys. The Committee also considers recommendations submitted by our CEO for the other named executive officers.
The Committee reviewed and approved the below base salaries for 2025, effective as of January 1, 2025, as follows:

2025 Named Executive Officer Base Salaries
Name	2025 Base Salary	Percentage Increase from 2024 Base Salary
Tony Cheng	$1,000,000	5.3%
Axel André[1]	$750,000	0.0%
My Chi To2	$600,000	N/A
Ronald Herrmann	$700,000	3.7%
Leslie Barbi	$672,500	3.5%
1Mr. André joined the Company in June 2024, and did not receive an increase in base salary for 2025.
2Ms. To joined the Company in May 2025.

Compensation Element #2 - Annual Bonus Plan
All full time and part time employees were eligible to participate in our 2025 Annual Bonus Plan ("ABP"), which is designed to serve as a short-term cash incentive award to motivate employees to achieve strong annual business results. The ABP provides an overall pool for annual cash incentive compensation based primarily on the Company's overall performance against pre-established financial and non-financial objectives. The target-level financial performance goals approved by the Committee are intended to require substantial efforts by our management team toward our strategic goals; at the same time, they are intended to be within reach if such efforts are made and to provide additional rewards for extraordinary achievement. The enterprise strategic scorecard outlines key non-financial strategic objectives for the Company each year, defining target performance both on a qualitative and quantitative basis depending on the goal. The Committee reviews and approves both the financial and strategic scorecard objectives for the Company before the end of the first quarter each year, including threshold and maximum performance for each financial metric. Following the end of the year, the Committee assesses Company performance and approves an Enterprise Funding Factor based on actual financial results, assessment of performance against the Company's strategic scorecard, and other relevant factors. The approved Enterprise Funding Factor is then used to determine the enterprise bonus pool for the year.
Awards are based on a specific target percentage of salary, which varies for each employee and generally are set to be competitive to market. The funding of the ABP award for eligible employees is determined by applying the Enterprise Funding Factor to the total target ABP pool at the end of each year. Individual awards are determined based on individual and business unit or corporate function performance, and may be higher or lower than the calculated level of enterprise funding. The Committee reviews and approves individual awards for certain senior management of the Company in February following each year. Actual bonus payouts are capped at 200% of target.
In addition to approving the ABP awards for the NEOs and other senior executives, the Committee has the discretion to amend compensation payable under the ABP. This includes discretion to reduce the pool available for ABP compensation if the Committee believes Company financial results do not appropriately represent Company performance and efforts or that payment would be misaligned with shareholder interests. We believe this helps to align the ABP design with shareholder interests.
In March 2025, the Committee approved the financial performance goals and non-financial strategic scorecard objectives for the named executive officers under the ABP for 2025, including the threshold, target and maximum ABP opportunities, as a percentage of base salary, as described below.
The below table describes the metrics that were used to measure the Company's 2025 overall performance in the Annual Bonus Plan:

2025 Annual Bonus Plan Metrics
Performance Measures and Goals	Weight	Description
Adjusted Operating Income Per Share, excluding notable items[1]	65%
Adjusted operating income per share excluding notable items is our net income per share from continuing operations excluding certain items that the Company believes are not indicative of the Company's ongoing operations as well as notable items.
In 2025, the Committee approved a specific adjustment regarding variable investment income ("VII") outside a range of -50% to +50% of VII expected in our 2025 financial plan. However, because 2025 VII results were within this range, no adjustment for VII was made.

New Business Embedded Value	35%	New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.
[1]Represents a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including a reconciliation of this non-GAAP financial measure to the comparable GAAP measure. Notable items that are items the Company believes may not be indicative of its ongoing operating performance which are excluded from adjusted operating income to provide investors and other third parties with a better understanding of the Company's results. Such items may be unexpected, unknown when the Company prepares its business plan or otherwise. In general, notable items vary from year to year and may have a net positive or negative impact on our results. In 2025 notable items include the financial impact of the Company's review of the actuarial assumptions used in the valuation of the Company's liabilities.

The following table describes the objectives comprising the Company's 2025 Strategic Scorecard. Each objective has a number of sub-components which are assessed against a defined level of performance.

2025 Enterprise Strategic Scorecard Objectives
Component	Definition
Elevate Creation Re	Bring full suite of RGA solutions to clients and proactively engage in exclusive partnerships, with a focus on top strategic clients, and elevate the impact of business development globally by generating a significant amount of NBEV in 2025 from this type of new business.
Unlock Enterprise Value	Unlock enterprise value through the development and execution of a reinvigorated financial strategy and establishment of RGA as an asset completion manager to support our long-term growth potential.
Technology & Operations	Protect and enhance RGA's long term financial interests, brand, and stakeholder relationships by adopting a Global Technology Operating Model focused on organizational resiliency, agility, and enterprise scale, while allowing for business variability and local innovation. Advance modernization of critical enabling functions by fulfilling key operational and IT projects. Develop an operating model strategy to ensure greater operational efficiency as RGA grows.
Talent, Culture, & Sustainability	Unlock the full capacity and potential of our current and future talent, leveraging the strength of our commitments, culture, and leaders to position RGA for sustained growth and success.
Following the end of the year, the Company's leadership team conducted an assessment of Company performance, incorporating the below financial performance results, consideration of material headwinds and tailwinds to those results, and a qualitative assessment of performance against the 2025 Enterprise Strategic Scorecard Objectives. Taking a holistic view of RGA's collective performance against financial and non-financial objectives, RGA's leadership requested approval of an Enterprise Funding Factor of 135.0% of target. The final 2025 Enterprise Funding Factor results in a discretionary adjustment of 4.3% above the calculated financial results. The Committee reviewed and approved the recommended Enterprise Funding Factor in January 2026.
The following table describes 2025 ABP performance measures and results:

2025 Annual Bonus Plan
Performance Measures and Goals	Weight	Threshold	Target	Maximum	Numerical Results	Payout Percent
Adjusted Operating Income Per Share, excluding notable items[1]	65.0%	$18.59	$23.24	$27.89	$24.42	81.5%
		80.0%		120.0%
New Business Embedded Value ($M)	35.0%	$1,010.00	$1,853.00	$2,697.00	$2,195.00	49.2%
		54.5%		145.5%
Financial Metric Payout						130.7%[2]
Adjustment Factor for Enterprise Strategic Scorecard Objectives and Other Financial and Non-financial Performance						4.3%

Enterprise Funding Factor						135.0%
[1]Represents a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including a reconciliation to comparable GAAP measure.
[2]Financial Metric Payout result may not be additive due to rounding.
The following table describes the threshold, target and maximum ABP opportunities for the named executive officers (as a percentage of base salary) as approved by the Committee in October 2024 (with the exception of Ms. To, whose compensation was approved prior to her hire date with the Company), and the actual ABP payments for 2025 performance as approved by the Committee in February 2026:

2025 Individual Annual Bonus Plan Results
Name	ABP Threshold[1]	ABP Target[1]	ABP Maximum[1]	Target ABP Award in Dollars	Actual ABP Percentage of Target	Actual ABP Payment
Tony Cheng	100%	200%	400%	$2,000,000	125.0%	$2,500,000
Axel André	75%	150%	300%	$1,125,000	124.9%	$1,404,844
My Chi To2	80%	160%	320%	$597,041	128.3%	$765,705
Ronald Herrmann	100%	200%	400%	$1,400,000	155.3%	$2,173,500
Leslie Barbi	100%	200%	400%	$1,345,000	136.4%	$1,833,908
[1]Expressed as a percentage of base salary.
2Ms. To's 2025 ABP Target and Payout were prorated to reflect her hire date in May 2025.
Compensation Element #3 - Performance Contingent Share Awards
The Amended & Restated Flexible Stock Plan ("Flexible Stock Plan") provides for the grant of performance contingent shares ("PCS") to our employees. Executives in leadership or senior management roles, or who are considered top subject matter experts within our Company, participate in this program.
Our PCS program represents a significant portion of target compensation for our named executive officers and for other senior executives. The PCS grants are designed to allow us to reward the achievement of specific corporate financial performance goals with equity that is earned on the basis of Company performance.
We implemented our performance contingent share award program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on growth and return on equity, while the SARs and RSUs are designed to focus attention on accomplishment of longer-term goals and the creation of long-term shareholder value.

The Committee annually evaluates the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy. We also annually review the performance metrics to ensure that they accurately align compensation with our intermediate-term goals and make changes or adjustments to such metrics when appropriate.
The Committee sets award levels with a threshold level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. We use linear interpolation to determine the percentage of the target when performance falls between the threshold, target or maximum performance levels. If we do not meet threshold performance goals, payouts under the awards will not be made. If we exceed those performance goals, payouts under the award can be as much as 200% of the targeted award opportunity. As the Committee considers the financial objectives for a particular performance period, targets are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals. The Committee believes that achievement of the targets will require a high level of financial and operating performance and the goals and ranges established for all PCS grants are challenging but achievable.
PCS grants are not treated as outstanding shares until the performance results over the three-year performance period are calculated and payouts under the awards are made as determined and approved by the Committee. Payouts are made in common stock. Payment is contingent upon the participant's employment status with the Company at the end of the three-year performance period, except for employees who were retirement eligible under the plan when they terminated employment.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
2023-2025 PCS Awards
In March 2023, the Committee established the targets and ranges for the following performance measures: (i) Average ROE and (ii) BVPS Growth. These results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. These measures were set for the period beginning in 2023 at levels that were consistent with our intermediate-term goals for each measure. As such the metrics for PCS grants for the 2023-2025 performance period were:
2023-2025 PCS Performance Metrics

Component	Weight	Definition
BVPS Growth[1]	50.0%	For each Performance Cycle, BVPS Growth is defined as the average of the annual growth rates in book value per share, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, for each year in the performance cycle.
Average ROE[1]	50.0%
For each Performance Cycle, Average ROE, is defined as the average "Adjusted operating return, excluding standard adjustments on equity, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives, for the trailing 12 months" for each of the three years of the Performance Cycle. Standard adjustments identified are actuarial assumption reviews (e.g., mortality, morbidity, and lapse assumption changes and their impact on reserves and the carrying value of deferred acquisition costs), variable investment income outside of a range of -50% to +50% of income on these investments included in the three-year plan, and integration costs or other adjustments related to merger and acquisition activity. Standard adjustments represent a positive or negative impact to adjusted operating income.

[1]Represent non-GAAP financial measures. See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including reconciliations of non-GAAP financial measures to comparable GAAP measures.

The Company's relative Total Shareholder Return ("TSR") ranked against an established group of companies modifies the results of the above metrics up or down by a maximum of 10%. See "Total Shareholder Return Peer Group" below for additional information.

In February 2026, the Committee reviewed and approved the results for the 2023-2025 performance period and determined that the results for (i) BVPS Growth and (ii) Average ROE exceeded their respective targets. In addition, the three-year relative total shareholder return performance as compared to the TSR peer group resulted in no modification to the financial metric performance factor.
The following table describes the goals established in March 2023 and actual results:

2023-2025 Performance Contingent Share Metrics
2023 Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout Percent
BVPS Growth[1]	50.0%	5.0%	7.0%	9.0%	7.2%	55.5%
Average ROE[1]	50.0%	9.5%	11.0%	12.5%	15.1%	100.0%
Total Result before relative Total Shareholder Return Modifier						155.5%
Relative Total Shareholder Return Modifier						100.0%
Total Result						155.5%
[1]See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including reconciliations of non-GAAP financial measures to comparable GAAP measures.
The total performance factor for the 2023-2025 performance metric was 155.5%.
2024-2026 PCS Awards
In March 2024, the Committee established the target and ranges for the following performance measures: (i) Average ROE and (ii) BVPS Growth. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return using the same peer group as established for the 2023-2025 PCS awards. The total shareholder return maximum modifier was increased from 2023 in order to continue to strengthen alignment of long-term incentive compensation with the experience of our shareholders. These measures were set for the period beginning in 2024 at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2024 PCS grant began on January 1, 2024, and will end on December 31, 2026.

2024-2026 Performance Contingent Share Metrics
Performance Measure	Weight	Threshold	Target	Maximum
BVPS Growth[1]	50.0%	7.1%	9.5%	11.9%
Average ROE [1]	50.0%	12.0%	13.5%	15.0%
[1]See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including reconciliations of non-GAAP financial measures to comparable GAAP measures.
2025-2027 PCS Awards
In March 2025, the Committee established the target and ranges for the following performance measures: (i) Average ROE, and (ii) BVPS Growth. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return using a revised peer group established in 2025. See "Total Shareholder Return Peer Group" below for additional information. These measures were set for the period beginning in 2025 at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2025 PCS grant began on January 1, 2025, and will end on December 31, 2027.

2025-2027 Performance Contingent Share Metrics
Performance Measure	Weight	Threshold	Target	Maximum
BVPS Growth[1]	35.0%	5.2%	8.0%	10.8%
Average ROE [1]	65.0%	13.5%	15.0%	16.5%
[1]See "Use of Non-GAAP Financial Measures" on page 81 for additional information, including reconciliations of non-GAAP financial measures to comparable GAAP measures.

2025 PCS Awards
Name	Number of PCS Granted
Tony Cheng	29,145
Axel André	9,326
My Chi To1	—
Ronald Herrmann	5,984
Leslie Barbi	4,704
1Ms. To joined the Company in May 2025 after the start of the 2025-2027 PCS cycle, and thus did not receive a PCS award.
Compensation Element #4 - Stock Based Awards
Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan to executives in leadership or senior management roles, or to employees considered top subject matter experts within the Company. The number of SARs granted annually is based on the grant recipient's position and level of responsibility within the Company. We believe this program focuses participants on our strategic and financial goals while aligning our executives' interests with those of our shareholders and promoting retention.
The vesting schedule for SARs grants is ratable over three years, with one-third vesting on December 31 of each of the three years. The grant value of a SAR is equal to the NYSE closing price of the Company's common stock on the grant date of the award (i.e., the date of the March Committee meeting at which the Committee approves the grants), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs become exercisable by recipients and upon exercise are settled in unrestricted shares of common stock. The SARs expire 10 years after the grant date.
In March 2025, the Committee approved the 2025 annual SARs awards for our named executive officers and other company executives. The SARs granted on March 6, 2025 have a strike price of $193.00, which was the closing price of our stock on the date the grants were approved. See "Compensation Tables - Grants of Plan-Based Awards in 2025" for a description of the 2025 annual SARs grants.
The following table describes the 2025 annual SARs awards for the named executive officers, granted on March 6, 2025:

2025 SAR Grants

Name	Number of SARs Granted
Tony Cheng	26,532
Axel André	8,490
My Chi To1	5,149
Ronald Herrmann	5,448
Leslie Barbi	4,282
[1]Due to the timing of Ms. To joining the Company in May 2025, she was awarded a one-time SAR award on June 6, 2025 with a strike price of $206.07, which was the closing price of our stock on the date of grant. The award vested 1,716 units on December 31, 2025, will be eligible to vest 1,501 units on December 31, 2026, and will be eligible to vest 1,932 units on December 31, 2027.

Restricted Stock Units
The Company grants restricted stock units ("RSUs") to executives in leadership or senior management roles, or to employees considered top subject matter experts within our Company under our Flexible Stock Plan. The number of RSUs granted annually is based on the grant recipient's position and level of responsibility within the Company. We believe this program aligns our executives' interests with those of our shareholders and promotes retention. RSUs vest ratably over three years, with one-third of the grant vesting on December 31 of each year. Following each vesting date, the RSUs are settled in unrestricted shares of common stock.
In March 2025, the Committee approved the 2025 annual RSU awards for our named executive officer and other company executives.
The following table describes the 2025 annual RSU awards for the named executive officers, granted on March 6, 2025:
2025 RSU Grants

Name	Number of RSUs Granted
Tony Cheng[1]	—
Axel André	3,109
My Chi To2	18,925
Ronald Herrmann	1,995
Leslie Barbi	1,568
1Mr. Cheng's 2025 Long-Term Incentive compensation was weighted 75% to PCS and 25% to SARs, and thus he did not receive any RSUs for 2025.
[2]Due to the timing of Ms. To joining the Company in May 2025, she was granted a one-time RSU award of 1,941 units for 2025. The award vested 647 units on December 31, 2025, will be eligible to vest 565 units on December 31, 2026, and will be eligible to vest 729 units on December 31, 2027. She was also granted a one-time RSU award of 16,984 units, which will vest in three equal installments, beginning on the first anniversary of the grant date and fully vest on June 6, 2028.

Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including defined contribution savings plans, hybrid defined benefit pension plans and an executive deferred savings plan.
Qualified Plans
Savings Plan. U.S.-based employees of the Company may participate in a qualified 401(k) plan and make pre-tax, Roth and after-tax elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S. Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually, as well as a 5% fixed employer contribution for employees hired in 2020 or later. Employees hired before 2020 receive a 2% fixed employer contribution at year end in addition to the 5% match.
Pension Plan. U.S. based employees, including certain named executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a widely available retirement plan for all full-time employees hired before January 1, 2020, and is intended to provide a source of income for employees during retirement. The Pension Plan provides a "Performance Pension Account Benefit," which participants may elect to receive on or after termination of employment in the form of a lump sum account balance or an actuarially-equivalent form of annuity. Employees hired before January 1, 2020 are eligible to participate in the pension plan and accrue benefits under the Performance Pension Account Benefit (subject to the age and service requirements required by the plan to begin participation). Employees hired on or after January 1, 2020 are not eligible to participate in the Pension Plan.
Non-qualified Plans
Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits unavailable in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans. The Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. The Augmented Plan provides executives the opportunity to receive employer matching, employer non-elective contribution credits, and additional pension plan credits without regard to qualified plan limitations imposed by the IRS.
The Augmented Plan has two components: a Savings component and a Pension component. All contributions to the Augmented Plan are made by the Company. The matching contribution credits in the Savings component of the Augmented Plan are only made if an employee's compensation for the year has not otherwise been matched with a credit in the Executive Deferred Savings Plan. The investment fund alternatives in the savings portion of the Augmented Plan are identical to the options in the qualified Savings Plan, except the Augmented Plan includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant is no longer employed by the Company.
Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including ABP payments, without regard to qualified plan limitations. For the 2025 plan year, eligible employees are able to defer up to 50% of their base salary and up to 75% of their ABP payments.
The Company credits EDSP accounts with matching contributions equal to the matching contributions unavailable to the employee under the Savings Plan (100% of total deferrals up to 5% of compensation in 2025) due to IRS compensation or contribution limits. Employees cannot withdraw any amounts from EDSP balances until they are no longer employed by the Company or until they reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or annual installments paid out over a period lasting between 2 and 15 years. The investment fund alternatives under the EDSP are identical to those in the Savings Plan, except the EDSP includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company does not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.

Named Executive Officer Status. As of the completion of 2025:
•Mr. Cheng met the vesting requirements of the pension plans and is therefore eligible to receive his Performance Pension Account benefits in both the Pension Plan and the Augmented Benefit Plan upon his termination of employment with the Company. Mr. Cheng also met the vesting requirements of the savings plans and is therefore eligible to receive benefits from the Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of his employment with the Company.
•Mr. Andre, Mr. Herrmann and Ms. Barbi met the vesting requirements of the savings plans and are therefore eligible to receive the benefits from the Savings Plan, the Augmented Benefit Plan and the EDSP upon the termination of their employment with the Company. Ms. To has not yet met the vesting requirements of the savings plans and is therefore not yet eligible to receive certain un-vested benefits from the Savings Plan and the Augmented Benefit Plan upon the termination of her employment with the Company.
2026 Compensation Actions
In October 2025, the Committee approved compensation for 2026 as outlined below. The Committee approved allocation of Long-Term Incentive compensation to each named executive officer in March 2026.
The Committee approved the following change to Mr. Cheng's base salary to recognize his continued development and maintain alignment with market benchmarks:

2026 Named Executive Officer Base Salaries
Name	2026 Base Salary	Percentage Increase from 2025 Base Salary
Tony Cheng	$1,200,000	20.0%
Axel André	$750,000	0.0%
My Chi To	$600,000	0.0%
Ronald Herrmann	$700,000	0.0%
Leslie Barbi	$672,500	0.0%
The Committee approved the following ABP opportunities as outlined in the table below. The Company uses a top-down pool design, where funding is driven by performance against key financial and non-financial metrics at the Company level. Financial metrics include adjusted operating income per share excluding notable items and new business embedded value. The Company will continue to utilize a strategic scorecard to capture and evaluate key non-financial goals. The Committee will continue to approve both the annual goals and the payout results.

2026 Annual Bonus Plan Opportunities
Name	Threshold	Target	Maximum
Tony Cheng	112%	225%	450%
Axel André	75%	150%	300%
My Chi To	80%	160%	320%
Ronald Herrmann	100%	200%	400%
Leslie Barbi[1]	100%	200%	400%
1Ms. Barbi is eligible to receive a portion of her 2026 ABP based on her completed service during the year due to her retirement eligibility.

2026 PCS Awards
Name	Number of PCS Granted[1]
Tony Cheng	34,040
Axel André	8,978
My Chi To	3,591
Ronald Herrmann	6,284
1Ms. Barbi will not receive a 2026 PCS Award due to her retirement on April 15, 2026.
The Committee established the target and ranges for the following performance measures: (i) Average ROE, and (ii) BVPS Growth. These results may be modified up or down by a maximum of 20% based on three-year relative total shareholder return. These measures were set for the period beginning in 2026 at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2026 PCS grant began on January 1, 2026, and will end on December 31, 2028.
2026 SARs and RSU Grants
The Committee approved the 2026 annual SARs and RSU awards for the named executive officers, as outlined in the table below. Starting in 2026, grants of SARs and RSUs will vest ratably on each of the three following anniversary dates of the grant date.

2026 SARs and RSU Grants
Name	Number of SARs Granted[1]	Number of RSUs Granted[1]
Tony Cheng	32,767	—
Axel André	8,642	2,993
My Chi To	3,457	1,197
Ronald Herrmann	6,049	2,095
1Mr. Cheng received 25% of his 2026 LTI awards in stock appreciation rights. Ms. To and Messrs. André and Herrmann received 20% of their 2026 LTI awards in stock appreciation rights and 20% in restricted stock units. Ms. Barbi will not receive a 2026 SAR or RSU grant due to her retirement on April 15, 2026.

Executive Compensation Process
The Role of the Committee
Our executive compensation program is evaluated and approved by the Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Committee also determines the compensation of our CEO and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
The Committee approves compensation for executive officers each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to peer company and published survey data.
In October 2024, the Committee approved 2025 compensation for the executive officers including the CEO, inclusive of base salary and targets for both bonus and long-term incentive awards.

Equity awards are generally made to executive officers on an annual basis according to a pre-established schedule. In connection with new hires or other extraordinary events, equity awards are occasionally made outside of this annual cycle. Annual equity-based compensation awards to our executive officers are approved at the Committee's March meeting. The date of this meeting is generally scheduled at least one year in advance. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Committee approval. This timing and process is designed to ensure that our fourth quarter earnings information (typically released in late January or early February) is fully disseminated to the market by the time the SARs strike price is determined. In March 2025, the Committee approved the grants of PCS, RSU and SAR awards. Equity grants are effective on and have a grant date of the same day as the Committee approval.
Whether pursuant to the annual equity award grant cycle or any off-cycle grant, the Committee does not time equity-based awards in coordination with the release of material, non-public information and has a practice of evaluating potential conflicts associated with granting awards close in time to the release of such information. Furthermore, the Committee has never timed and does not plan to time the release of material, non-public information for the purpose of affecting the value of executive or Board compensation.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In 2025, Meridian Compensation Partners, LLC ("Meridian") served as independent advisor to the Committee.
The Committee directly engaged Meridian to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Committee of compensation market practices. Meridian also performs competitive marketplace assessments of our named executive officers, which includes a comparison to our peer companies and published survey data. Meridian will also periodically conduct reviews of our incentive plans to ensure a competitive position.
Other than work for the Committee, Meridian provides no other services to the Company or its affiliates. Additionally, the Committee determined no conflicts of interest existed to prevent Meridian from serving as an independent advisor to the Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Committee charter, the Committee reviews and approves the compensation of our CEO, other named executive officers and senior management. The CEO plays a significant role in the compensation-setting process for the named executive officers (other than the CEO). The CEO and senior management play a significant role in setting compensation for management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management's role are:
•evaluating employee performance;
•recommending business performance targets, goals and objectives; and
•recommending salary levels, ABP and equity incentive award targets.
Our CEO and Chief Human Resources Officer work with the Committee chair to establish the agenda for Committee meetings. The Company prepares relevant information and reports for each

Committee meeting. Our CEO participates in Committee meetings at the Committee's request to provide:
•background information regarding our strategic objectives;
•an evaluation of the performance of the senior management and direct reports; and
•compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to Meridian or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by Meridian.
Competitive Marketplace Assessment
We use our established peer group of companies to evaluate our compensation practices for purposes such as pay levels and performance design for our named executive offices as well as director compensation.

Peer Companies
2025 Peer Companies
Aflac, Incorporated	MetLife, Inc.
Assurant, Inc.	Principal Financial Group, Inc.
Corebridge Financial, Inc.	Prudential Financial, Inc.
Equitable Holdings, Inc.	Sun Life Financial, Inc.
Globe Life, Inc.	The Hartford Insurance Group, Inc.
iA Financial Corporation Inc.	Unum Group
Lincoln National Corp.	Voya Financial, Inc.
Manulife Financial Corp.
The Committee selected the members of the peer group from companies in the life and health insurance industry based on the size of these firms as compared to the Company. The Committee analyzed the peer group based on total revenue, market capitalization and total assets. The Committee believes that the Company's relative size based on these metrics makes the peer group a good basis for helping the Committee assess appropriate levels of compensation for the Company's senior executives. The following table presents a summary of these metrics for the peer group as compared to the Company:

Peer Group Metrics
	Total Revenue[1] ($M)	Market Capitalization[1] ($M)	Total Assets[1] ($M)
25th Percentile	$12,240	$11,986	$87,782
Median	$17,164	$15,703	$290,605
75th Percentile	$24,015	$38,947	$415,376
RGA	$23,698	$13,370	$156,590
RGA Percentile Rank	74%	40%	40%
[1]Total Trailing 12-months Revenue and Total Assets are based on most recent annual or quarterly public disclosure as of December 31, 2025. Market Capitalization is presented as of December 31, 2025.

Composition of Peer Companies
The Committee regularly reviews the companies we use to evaluate our compensation practices for purposes such as pay levels and pay design. In 2025, Meridian performed an analysis of the Company's Peer Group and recommended maintaining the existing peer group. We review and update this information periodically to ensure that our peer company comparators remain appropriate in light of evolving practices with respect to peer determinations, mergers and acquisitions, divestitures, growth in the Company's size and the size of those companies and other changes which might affect the appropriateness of a particular comparator.
How We Use Peer Company Data
When making determinations in 2025 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by Meridian as the beginning reference point. This analysis included a review and assessment of publicly disclosed compensation data for our peer companies, as well as additional industry-appropriate survey data. In most markets, we align our target executive compensation levels around the market median to retain current talent and attract new talent. In addition to a review of the competitive compensation data provided by Meridian, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.
Total Shareholder Return Peer Group
We use an established group of companies different from the peer group described above to serve as the basis for comparison for the total shareholder return modifier under our PCS awards. The Company's Total Shareholder Return is ranked against this group of companies, resulting in a relative TSR modifier which could increase or decrease the performance factor for each PCS performance cycle.
The established group of companies is different from the Company's general compensation peer group and includes life and health insurance peers that respond similarly to the macroeconomic environment. The TSR Peer Group for 2025 is listed in the table below.

Total Shareholder Return Peer Group[1]
2025 Peer Companies
Aflac, Incorporated	MetLife, Inc.
Brighthouse Financial, Inc.	Primarica, Inc.
CNO Financial Group	Principal Financial Group, Inc.
Equitable Holdings, Inc.	Prudential Financial, Inc.
Globe Life, Inc.	The Hartford Insurance Group, Inc.
Lincoln National Corp.	Unum Group
Manulife Financial Corp.	Voya Financial, Inc.
1The TSR Peer Group for 2023 and 2024 PCS Awards included American Equity Investment Life Holding Company, iA Financial Corporation Inc., and Sun Life Financial Inc. which were removed starting in 2025, and did not include Equitable Holdings Inc., The Hartford Insurance Group, Inc., and Voya Financial, Inc. which were added starting in 2025. The TSR Peer Group for 2026 will not include Brighthouse Financial, Inc., which was removed due to acquisition.
The Committee may remove a company from this group due to events that have a substantial impact on its business, including bankruptcy, insolvency, merger or similar events that significantly change the operational scope of the company.

See "Compensation Element #3 - Performance Contingent Share Awards" for additional detail on each performance cycle's relative TSR modifier and TSR peer group companies.
Additional Compensation Disclosures
No Employment or Severance Agreements
We do not have employment, severance or change of control agreements with any of our named executive officers.
Perquisites
We do not provide personal benefit perquisites to our named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse these executive officers or any such employees for personal benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. In cases of transfer of employment between different countries, the Company may provide tax equalization payments. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.
Compensation Recovery
Under the Sarbanes-Oxley Act, if we are required to restate our financials due to material noncompliance with financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer are required to reimburse the Company for certain amounts, including any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance or filing of the financial statements.
We maintain a NYSE Executive Compensation Recoupment Policy that complies with NYSE listing standards (the "NYSE Executive Compensation Recoupment Policy") adopted pursuant to final SEC rules. The NYSE Executive Recoupment Policy requires the Company to clawback certain incentive compensation paid to current or former Company officers (as defined in the applicable SEC rule and NYSE Listing Standard) if the Company restates a previous financial statement to correct a material misstatement in such financial statement, or to correct an error that would be a material misstatement in the current period if not corrected or was corrected in the current period. Clawback of the incentive compensation in such situations is mandatory irrespective of whether the restatement was the result of an act or omission by such officer. The NYSE Executive Compensation Recoupment Policy was filed as Exhibit 97 to the Company's Annual Report on form 10-K for the year ended December 31, 2025 filed, with the SEC.
Additionally, our Executive Compensation Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company's Code of Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion. Recoupment of awards under one policy precludes recoupment of awards under the other policy.

Deductibility of Compensation
The Committee believes that a significant portion of our executive officers' compensation should be tied to measures of performance of our business. While the Committee considers the tax deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.
Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:
Hazel M. McNeilage, Chair
Pina Albo
John Gauthier
Shundrawn Thomas

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
Tony Cheng President & CEO	2025	$999,423	$—	$5,624,985	$1,875,016	$2,500,000	$352,131	$1,711,674	$13,063,229
	2024	$946,154	$—	$4,631,259	$1,543,756	$3,158,750	$157,942	$1,017,388	$11,455,249
	2023	$749,129	$—	$1,546,918	$515,613	$1,934,269	$3,204	$1,763,761	$6,512,894
Axel André EVP & CFO	2025	$750,000	$—	$2,399,955	$599,988	$1,404,844	$—	$181,115	$5,335,902
	2024	$375,000	$—	$1,750,068	$750,011	$1,025,353	$—	$37,602	$3,938,034
My Chi To EVP, Chief Legal Officer & Corporate Secretary	2025	$357,692	$340,000	$3,899,875	$399,974	$765,705	$—	$36,122	$5,799,368
Ronald Herrmann EVP, Head of RGA Americas	2025	$699,712	$—	$1,539,947	$385,010	$2,173,500	$—	$223,376	$5,021,545
	2024	$674,519	$—	$1,350,135	$337,508	$1,755,000	$—	$192,093	$4,309,255
	2023	$649,615	$—	$780,099	$194,983	$1,300,000	$—	$176,308	$3,101,005
Leslie Barbi EVP & Chief Investment Officer	2025	$671,894	$—	$1,210,496	$302,609	$1,833,908	$—	$303,140	$4,322,047
	2024	$649,519	$—	$1,170,043	$292,525	$2,270,450	$—	$290,312	$4,672,849
	2023	$624,519	$—	$999,921	$250,018	$2,174,600	$—	$193,333	$4,242,391
1.This column reflects salary amounts earned, whether paid currently or deferred under the Company's Executive Deferred Savings Plan or Savings Plan. For 2023, Mr. Cheng's base salary was determined in HKD and converted to USD using an average monthly foreign exchange rate until January 4, 2023. After January 4, 2023, Mr. Cheng's base salary was determined in USD and converted to HKD using an average monthly foreign exchange rate until his transfer of employment to the U.S., after which his base salary was paid in USD.
2.This column reflects a signing bonus paid to Ms. To in connection with her hire in 2025. All other cash bonuses, which were based on achievement of performance goals under our ABP plan, are disclosed in the "Non-Equity Incentive Plan Compensation" column.
3.This column represents the grant date fair value of PCS awards granted in such year, using probable outcomes of performance conditions, as well as the grant date fair value of RSUs granted in such year, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2025, as filed with the SEC. See also "Grants of Plan-Based Awards in 2025" for information on awards made in 2025. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Previously the value of RSU grants were displayed under the Option Awards column of the Summary Compensation Table. In the table above the grant date value of RSU awards is displayed for all years in the Stock Awards column of the table. The amount for Ms. To for 2025 includes the grant date fair value for both 2025 LTI grants pro-rated for time in service, as well as a one-time sign on grant. Assuming the highest level of achievement with respect to the PCS awards granted in 2025 (which would result in vesting at the 200% maximum performance level), the stock award values for these awards would be as follows: Mr. Cheng: $11,249,970; Mr. André: $3,599,836; Mr. Herrmann: $2,309,824; and Ms. Barbi: $1,815,744.
4.This column represents the grant date fair value of SARs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2025, as filed with the SEC. See also "Grants of Plan-Based Awards in 2025" for information on SARs granted in 2025. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Previously the value of RSU grants were displayed under the Option Awards column of the Summary Compensation Table. In the table above the grant date value of RSU awards is displayed for all years in the Stock Awards column of the table.
5.Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.
6.This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in pension value for 2025 is attributable to service and compensation increases. The Company does not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2025" and "Nonqualified Deferred Compensation in 2025" tables for additional information.
Mr. Cheng accrued a benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng has not accrued additional benefits in the plan while he has been employed in Hong Kong, but resumed accruing additional benefits in the plan upon his transfer back to the U.S. in 2023.
7.Amount includes contributions by the Company to the officers' accounts in qualified and nonqualified plans for the 2025 plan year and tax equalization payments grossed up for taxes associated with relocation to the U.S. for Mr. Cheng. See table below for additional information.

All Other Compensation
Category	Tony Cheng	Axel André	My Chi To	Ronald Herrmann	Leslie Barbi
Savings Plan	$24,500	$35,000	$17,135	$35,000	$35,000
Augmented Savings Plan	76,163	71,268	750	105,236	129,617
Executive Deferred Savings Plan	190,409	71,268	15,000	73,227	129,617
Life Insurance Premiums	4,094	3,579	3,237	9,913	8,906
Perquisites and Other Personal Benefits[1]:
Tax Equalization[2]	1,385,780	—	—	—	—
Foreign Tax Preparation Services[2]	29,076	—	—	—	—
Professional Dues	1,652	—	—	—	—
Total	$1,711,674	$181,115	$36,122	$223,376	$303,140
[1]Each of Mses. To and Barbi and Messrs. André and Herrmann aggregate amounts of perquisites and other personal benefits in 2025 were less than $10,000.
[2]Tax Equalization and Foreign Tax Preparation Service costs for Mr. Cheng are related to income earned in Hong Kong prior to his transfer to the US in 2023.
Grants of Plan-Based Awards in 2025
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2025: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2025 for the 2025 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2025 for the 2025-2027 performance period; (4) all other stock and option awards, which consist of the SARs and RSU awards granted to the named executive officers in 2025; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant; and (6) the grant date fair value of each equity grant calculated under ASC 718.

Grants of Plan-Based Awards in 2025
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options[4]	Exercise of Base Price of Option Awards[5]	Grant Date Fair Value of Stock and Option Awards[6]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Tony Cheng	3/6/2025	$1,000,000	$2,000,000	$4,000,000	---	---	---	---	---	---	---
		---	---	---	14,573	29,145	58,290	---	---	---	$5,624,985
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	26,532	$193.00	$1,875,016
Axel André	3/6/2025	$562,500	$1,125,000	$2,250,000	---	---	---	---	---	---	---
		---	---	---	4,663	9,326	18,652	---	---	---	$1,799,918
		---	---	---	---	---	---	3,109	---	---	$600,037
		---	---	---	---	---	---	---	8,490	$193.00	$599,988
My Chi To*	6/6/2025	$298,521	$597,041	$1,194,082	---	---	---	---	---	---	---
		---	---	---	---	---	---	---	---	---	---
		---	---	---	---	---	---	18,925	---	---	$3,899,875
		---	---	---	---	---	---	---	5,149	$206.07	$399,974
Ronald Herrmann	3/6/2025	$700,000	$1,400,000	$2,800,000	---	---	---	---	---	---	---
		---	---	---	2,992	5,984	11,968	---	---	---	$1,154,912
		---	---	---	---	---	---	1,995	---	---	$385,035
		---	---	---	---	---	---	---	5,448	$193.00	$385,010
Leslie Barbi	3/6/2025	$672,500	$1,345,000	$2,690,000	---	---	---	---	---	---	---
		---	---	---	2,352	4,704	9,408	---	---	---	$907,872
		---	---	---	---	---	---	1,568	---	---	$302,624
		---	---	---	---	---	---	---	4,282	$193.00	$302,609
*Due to the timing of Ms. To joining the Company, her ABP will be pro-rated based on her start date and she did not receive the PCS awards granted in March 2025.

1.    These columns reflect the potential value of the payment for 2025 performance under the ABP for each named executive if the threshold, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and ABP multiples for determining the payments are described in the CD&A. The ABP payment amount for actual 2025 performance was determined in February 2026 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."
2.    This column reflects the number of PCS units granted in March 2025, which may be settled in shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2025 and ends December 31, 2027. The amounts in the columns reflect a range of shares the Company could settle to each named executive officer for 2025. If the threshold level of performance is met or exceeded for each financial metric, the award of shares starts at 50% at the threshold with an award at target of 100% and a maximum award possible of 200%. It is possible for no shares to be issued in settlement of the awards if the results for every financial metric fail to meet the threshold level of performance.
3.    This column reflects the number of RSUs granted in March 2025, which vest ratably over a three-year period, with one-third vesting on December 31, 2025, one-third vesting on December 31, 2026 and one third vesting on December 31, 2027. This column also reflects a one-time award of 1,941 RSUs granted to Ms. To in June 2025, of which 647 units vested on December 31, 2025, 565 units are eligible to vest on December 31, 2026, and 729 units are eligible to vest on December 31, 2027. This column also reflects a one-time award of 16,894 RSUs granted to Ms. To in June 2025, which vests in three equal annual installments, beginning on the first anniversary of the grant date, and fully vests on June 6, 2028.
4.    This column reflects the number of SARs granted in March 2025, which vest ratably and become exercisable over three years with one-third vesting on December 31, 2025, one-third vesting on December 31, 2026 and one third vesting on December 31, 2027. This column also reflects the number of SARs granted on June 6, 2025 to Ms. To, of which 1,716 units vested on December 31, 2025, 1,501 units are eligible to vest on December 31, 2026, and 1,932 units are eligible to vest on December 31, 2027.
5.    This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 6, 2025, the date the Committee approved the grants. This column also reflects the strike price per share of common stock for the SARs granted to Ms. To, which is the closing price of the common stock on June 6, 2025, the grant date.
6.    This column reflects the full grant date fair value of the PCS awards, RSUs and SARs under ASC 718 granted to the named executive officers in 2025. See notes 3 and 4 of the "Summary Compensation Table" for a discussion of fair value calculation related to the PCS awards, RSUs and SARs respectively. For PCS and RSU awards with the grant date of March 6, 2025, the fair value is calculated using the closing price of Company stock of $193.00. For SARs with a grant date of March 6, 2025, fair value is calculated using the Black-Scholes value of $70.67. For RSU awards with a grant date of June 6, 2025, the fair value is calculated using the closing price of Company stock of $206.07. For SARs with a grant date of June 6, 2025, fair value is calculated using the Black-Scholes value of $77.68. For additional information on the valuation assumptions, refer to note 20 of the Company's financial statements in the Form 10-K for the year ended December 31, 2025, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. The PCS awards are subject to specified performance objectives over the applicable performance periods, the results of which will determine the amount of payouts, if any, under such awards.

Outstanding Equity Awards at 2025 Year-End
The following table provides information on the 2025 year-end holdings of SARs, RSUs and PCS awards by our named executive officers. This table includes vested and unvested SARs and RSUs, and unvested PCS awards with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of the last business day of 2025, which was $203.46. The PCS awards are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.
Outstanding Equity Awards at 2025 Year-End

Option Awards						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[1]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Tony Cheng
3/4/2016	4,152			$93.53	3/4/2026
3/3/2017	3,280			$129.72	3/3/2027
3/2/2018	3,384			$150.87	3/2/2028
3/1/2019	3,882			$145.25	3/1/2029
3/6/2020	8,127			$117.85	3/6/2030
3/11/2021	3,491			$129.01	3/11/2031
3/22/2022	6,306			$106.53	3/22/2032
3/9/2023	8,193	2,731		$138.34	3/9/2033
3/15/2024	15,146	7,573		$185.28	3/15/2034			24,996	$5,085,686
3/6/2025	8,844	17,688		$193.00	3/6/2035			29,145	$5,929,842
Axel André
7/24/2024	5,496	3,665		$218.54	7/24/2034	5,949	$1,210,384
3/6/2025	2,830	5,660		$193.00	3/6/2035	2,073	$421,773	9,326	$1,897,468
My Chi To
6/6/2025	1,716	3,433		$206.07	6/6/2035	18,278	$3,718,842

Ronald Herrmann
3/11/2021	2,577		$129.01	3/11/2031
3/22/2022	4,641		$106.53	3/22/2032
3/9/2023	3,098	1,033	$138.34	3/9/2033
3/15/2024	3,311	1,656	$185.28	3/15/2034	559	$113,734	5,465	$1,111,909
3/6/2025	1,816	3,632	$193.00	3/6/2035	1,330	$270,602	5,984	$1,217,505
Leslie Barbi
3/6/2020	13,354		$117.85	3/6/2030
3/11/2021	5,762		$129.01	3/11/2031
3/22/2022	9,820		$106.53	3/22/2032
3/9/2023	3,972	1,325	$138.34	3/9/2033
3/15/2024	2,870	1,435	$185.28	3/15/2034	484	$98,475	4,736	$963,587
3/6/2025	1,427	2,855	$193.00	3/6/2035	1,046	$212,819	4,704	$957,076
1.    SARs granted prior to 2024 vest over four years (25% of which vests at the end of each of the four years). SARs granted in 2024 and thereafter vest over three years (one-third of which vests at the end of each of the three years). SARs granted to Mr. André on July 24, 2024 are subject to a three-year ratable vesting schedule whereby 5,496 units have vested on or before December 31, 2025, and 3,665 units are eligible to vest on December 31, 2026. SARs granted to Ms. To on June 6, 2025 are subject to a three-year ratable vesting schedule whereby 1,716 units vested on December 31, 2025, 1,501 units are eligible to vest on December 31, 2026, and 1,932 units are eligible to vest on December 31, 2027.
2.    These columns reflect the number of (i) unvested RSUs granted in July 2024 to Mr. André when he joined the Company, of which 1,373 RSUs are eligible to vest on December 31, 2026 and 4,576 RSUs which are eligible to vest on July 24, 2027, (ii) RSUs granted in June 2025 to Ms. To when she joined the Company, of which 565 RSUs are eligible to vest on December 31, 2026 and 729 RSUs are eligible to vest on December 31, 2027, and 16,984 RSUs which vest in three equal annual installments, with the first vesting date on June 6, 2026, the second vesting date on June 6, 2027, and the final vesting date on June 6, 2028, (iii) the RSUs granted in March 2024, which ratably vest over a three-year period ending on December 31, 2026, and (iv) the RSUs granted in March 2025, which ratably vest over a three-year period ending on December 31, 2027. The amount of outstanding RSUs for Ms. Barbi granted in March 2024 were reduced by 43 units in December 2025 (prior to the grant's ratable vesting dates of December 31, 2025 and December 31, 2026) in order to recognize taxation for FICA due to her eligibility for retirement. The amount of outstanding RSUs for Mr. Herrmann granted in March 2024 were reduced by 49 units in December 2025 (prior to the grant's ratable vesting dates of December 31, 2025 and December 31, 2026) in order to recognize taxation for FICA due to his eligibility for retirement.
3.    These columns reflect the number of shares and estimated market value of PCS awards. The Company is measuring financial performance over a three-year period for the 2024 PCS awards and the 2025 PCS awards. SEC rules require disclosure of the number of shares and estimated market value of PCS awards based on the next higher performance measure (target or maximum) that exceeds the previous fiscal year's performance. Accordingly, the number of shares and estimated market value for the PCS awards made in 2024 and 2025 are disclosed assuming they are awarded at the target (100%) level. The ultimate payout of PCS awards is dependent on Company performance during the remaining measurement period, thus final payout results for unvested grants could be materially different than the results shown above. The market or payout value is estimated using the closing price of our common stock on the last business day of 2025 ($203.46).

SARs and Option Exercises and Stock Awards Vested in 2025
2025 SARs and Option Exercises and Stock Awards Vested. The following table provides information for the named executive officers regarding SARs and stock option exercises and stock awards vested during 2025, including the number of shares acquired upon exercise or vesting and the value realized.

2025 SARs and Option Exercises and Stock Vested
	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Tony Cheng	—	$—	17,388	$3,537,765
Axel André	—	$—	2,409	$490,135
My Chi To	—	$—	647	$131,639
Ronald Herrmann	—	$—	16,313	$3,242,473
Leslie Barbi	—	$—	11,328	$2,303,483

1.    There were no SARs exercised by the above employees during 2025.
2.    These columns represent gross amounts paid before taxes for the settlement of the PCS awards for the 2023-2025 performance period, paid in 2026, the settlement of the full amount of the 2023 RSU awards, one-third of the 2024, and one-third of the 2025 RSU awards, and the settlement of RSUs for Mr. Herrmann granted to him when he joined the Company in 2020, paid in 2026. The number of shares for the settlement of the 2023-2025 PCS awards was calculated by multiplying the number of PCS awards by the performance factor that pertained to the awards, which was 155.5%.
The following table shows information regarding the number of shares acquired upon vesting during 2025 of 2023-2025 Performance Contingent Shares, 2023 Restricted Stock Units, 2024 Restricted Stock Units, and 2025 Restricted Stock Units previously granted to named executive officers.

Stock Awards - Number of Shares Acquired on Vesting during 2025[1]
Name	2023-2025 Performance Contingent Shares[2]	2023 Restricted Stock Units[3]	2024 Restricted Stock Units[4]	2025 Restricted Stock Units	Other[5]	Total
Tony Cheng	17,388	---	---	---	---	17,388
Axel André	---	---	1,373	1,036	---	2,409
My Chi To	---	---	---	647	---	647
Ronald Herrmann	6,576	1,410	656	665	7,006	16,313
Leslie Barbi	8,430	1,807	569	522	---	11,328
1.The number of shares presented in the table above are gross amounts settled before taxes are withheld.
2.The number of shares for the settlement of the 2023-2025 PCS awards was calculated by multiplying the number of PCS awarded by the performance factor that pertained to the awards, which was 155.5%.
3.The number of shares vested in 2025 includes additional shares in order to recognize taxation for FICA due to eligibility for retirement. The additional RSUs vested included 73 for Ms. Barbi and 57 for Mr. Herrmann.
4.The number of shares vested in 2025 includes additional shares in order to recognize taxation for FICA due to eligibility for retirement. The additional RSUs vested included 43 for Ms. Barbi and 49 for Mr. Herrmann.
5.Represents shares settled from a one-time grant issued to Mr. Herrmann when he joined the Company in December 2020, which cliff vested after five years in December 2025.

Pension Benefits in 2025
Retirement Plan Accumulated Benefits

Name[1]	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Tony Cheng	Performance Pension Plan	6	$73,297	—
	Augmented Benefit Plan	6	$458,541	—
1.Mses. To and Barbi and Messrs. André and Herrmann are not eligible for the Performance Pension Plan or the pension element of the Augmented Benefit Plan.
2.The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2025. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 15 of the Company's financial statements in the Form 10-K for the year ended December 31, 2025, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan and the augmented benefit plan are 5.39% and 5.27%, respectively. For Mr. Cheng, the Performance Pension Plan represents his accrued benefit in the U.S. pension plan prior to his transfer outside of the U.S. in 2002 and for service accrued after his transfer back to the U.S. in 2023.
Performance Pension Plan Details
The Performance Pension Plan benefit payable to eligible employees, including certain executives, upon termination of employment is the sum of (1) and (2) as follows:
(1) Participants earn base credits for each Year of Accrual Service (as defined below) completed under the plan. The credit is a percentage of the employee's Final Average Annual Compensation (as defined below) based on the participant's age on January 1 of the Pension Plan year.
(2) Additional excess compensation credits are earned on Final Average Annual Compensation that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100.
See table below for detail on base and excess compensation credits:

Excess Compensation Credits
Age on January 1 of the Plan Year in which the Year of Accrual Service is Earned	Base Credits - Percentage of Final Average Annual Compensation Credited	Excess Compensation Credits - Percentage of Final Average Annual Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
Pension Plan participants with a Performance Pension Account Benefit may elect to receive their Performance Pension Account Benefit as a lump sum or an annuity at any time after termination of employment, subject to the three-year vesting requirement of the plan.

Performance Pension Account Definitions
Definition
Final Average Annual Compensation	The average of compensation received (base salary and ABP award) during the five consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average amount (or during all the years of accrual service if less than five).
Year of Accrual Service	A year is credited for each plan year after an employee becomes a plan participant in which the participant is credited with at least 1,000 hours of service.
Social Security Wage Base	For any year the maximum amount of compensation which may be considered wages for such year for purposes of assessing Federal Insurance Contributions Act (FICA) taxes.

Nonqualified Deferred Compensation in 2025

2025 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Tony Cheng	$207,909	$177,479	$94,267	$—	$661,975
Axel André	$88,768	$18,808	$21,458	$—	$146,648
My Chi To	$15,000	$—	$195	$—	$15,195
Ronald Herrmann	$55,977	$148,687	$86,350	$—	$806,304
Leslie Barbi	$294,234	$247,912	$113,536	$—	$1,569,483
1.    The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the Executive Deferred Savings Plan).
2.    The amounts in this column reflect 2024 contributions credited to the participant's account during 2025. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table's "All Other Compensation" column, which are contributions for 2025 which are actually made in 2026.
3.    Reflects earnings credited to the participant's account during 2025 in connection with the investment selections chosen from time to time by the participant.
4.    The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in 2024 for Mr. Cheng in the amount of $182,320, Mr. André in the amount of $17,614, Mr. Herrmann in the amount of $515,290, and Ms. Barbi in the amount of $913,801.

Equity Compensation Plan Information
The following table summarizes information regarding securities authorized for issuance under equity compensation plans as of December 31, 2025:

Equity Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights[2,3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[4]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,176,511	$135.68	1,950,039
Equity compensation plans not approved by security holders	—	—	—
Total	2,176,511	$135.68	1,950,039
1.Includes the number of securities to be issued upon exercise or settlement of stock appreciation rights, restricted units and performance units under the following plans: Flexible Stock Plan – 2,120,917; Flexible Stock Plan for Directors – 0; Phantom Stock Plan for Directors – 50,916; and Employee Stock Purchase Plan – 4,678. The number of performance units represents the number of shares that would be issued based on target performance, reduced for cancellations and adjustments through December 31, 2025. The actual number of shares issued at the end of each performance period will range between 0% and 200% of the target number of units granted, based on a measure of the actual performance of the Company relative to stated goals.
2.Does not include 408,380 performance units outstanding and 265,523 restricted units outstanding under the Flexible Stock Plan; 50,916 phantom units outstanding under the Phantom Stock Plan for Directors; and 4,678 restricted units outstanding under the Employee Stock Purchase Plan because those securities do not have an exercise price (i.e., a unit is a hypothetical share of Company common stock with a value equal to the fair market value of the common stock).
3.Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan.
4.Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan – 1,787,432; Flexible Stock Plan for Directors – 36,438; Phantom Stock Plan for Directors – 51,661; and Employee Stock Purchase Plan – 74,508.
Other Executive Compensation Matters

Termination or Change of Control Payments
As described above, the named executive officers do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer's employment had terminated on or by December 31, 2025, due to a change of control, disability or death, given the executive's compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on the last business day of 2025 or actual date of the relevant event. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.

Change of Control
In connection with a change of control (as defined below), our Flexible Stock Plan and award agreements provide that the Committee may take such actions as it may deem necessary in connection with the change of control, including to (i) accelerate the vesting periods of equity awards, (ii) arrange for the Company to purchase the equity awards so the named executive officer receives the value that he or she would have attained had the equity award been currently exercisable or payable, (iii) make such adjustments to equity awards then outstanding as the Committee deems appropriate to reflect such change of control or (iv) cause the equity awards then outstanding to be assumed, or new awards to be substituted therefore, by the surviving corporation or entity in such change of control.
Disability or Death
If one of the named executive officers were to become disabled or die, the vesting of any unvested stock options and SARs granted before the date of such event may be accelerated in the Committee's sole discretion. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS or RSUs. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period). To the extent that the transfer of one of the named executive officers' stock options and SARs is permitted at death by the Flexible Stock Plan or under another agreement, (i) the named executive officer's stock options and SARs shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the named executive officer, such beneficiary shall succeed to the rights of the deceased to the extent permitted by law and the Flexible Stock Plan. If no such designation of a beneficiary has been made, the named executive officer's legal representative shall succeed to the options and SARs, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Flexible Stock Plan or under another agreement.
Retirement
Upon the retirement (as defined below) of a named executive officer, unvested stock options, SARs, PCS, and RSUs will vest 100% in accordance with the vesting schedule and provision specified in the respective grant agreement(s), provided that the grant issued in the year of retirement is generally forfeited and does not continue to vest unless the retiring employee's last day worked is December 31 of that year. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the number of shares paid to or received by the named executive officer may differ and is indeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They may also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in 2025" reports each named executive's aggregate balance as of December 31, 2025, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account upon termination of employment or reaching a certain date selected by the executive at the time when they elect to defer compensation. The table under "Compensation Tables - Pension Benefits in 2025" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer's accumulated pension benefit.

Definitions
"Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 50% of the Company's outstanding common shares through a tender offer, exchange offer or otherwise, (ii) the Company's liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving the Company which results in the Company not being the surviving corporation or (iv) a change in the majority of the members of the Board during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the minimum number of years of service credited is five and the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, Ms. Barbi and Mr. Herrmann are the only named executive officers who satisfy the definition and are eligible for the benefits above associated with retirement as of December 31, 2025.
The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2025. The value calculations are based upon our closing stock price as of the last business day of 2025 ($203.46) and in the case of options reflect the payment of the respective option exercise price.
Value of Equity Awards Upon Certain Events

Name	Change of Control[1]		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS/RSU (pro rata)
Tony Cheng	$500,536	$13,290,618	$500,536	$7,639,348
Axel André	$59,204	$3,529,625	$59,204	$932,959
My Chi To	$—	$3,718,842	$—	$65,819
Ronald Herrmann	$135,366	$3,574,182	$135,366	$2,172,689
Leslie Barbi	$142,235	$3,334,914	$142,235	$2,200,603
[1]Payment upon a change of control is subject, in all cases, to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above).

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "pay versus performance rules"), we are providing information showing the relationship between executive compensation actually paid (as defined in the SEC rules) and the Company's financial performance. The Committee did not consider this disclosure when making compensation decisions. Further information about how we align executive compensation with Company performance can be found above under "Compensation Discussion and Analysis." For purposes of the disclosure below:
•Mr. Cheng became the Company's principal executive officer in 2024 ("PEO"), and Anna Manning was the Company's PEO for years prior to 2024;
•"Compensation Actually Paid" ("CAP") adheres to the requirements set forth in Regulation S-K Item 402(v), which differs from the calculation methodology used to prepare the Summary Compensation Table and also does not reflect the actual amount of compensation earned by or paid to Mr. Cheng or our other named executive officers during the applicable year;

•"TSR" is total shareholder return;
•The peer group used to calculate Peer Group TSR is the S&P Life & Health Insurance sub-index; and
•Trailing 12-month adjusted operating return on equity, excluding AOCI and notable items, is the Company-selected performance measure.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2,8]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEO Named Executive Officers[4,8]	Value of initial fixed $100 investment based on:		Net Income[7] (millions)	Company-Selected Performance Measure: Trailing 12 Month Adjusted Operating Return on Equity excluding AOCI and notable items[7]
					TSR[5]	Peer Group TSR[6]
2025	$13,063,229	$10,647,089	$5,119,716	$4,535,138	$195.32	$201.00	$1,182	15.7%
2024	$11,455,249	$15,789,113	$4,252,819	$6,160,091	$201.29	$189.87	$717	15.4%
2023	$13,534,431	$20,003,838	$4,685,824	$5,914,312	$149.8	$157.83	$902	14.4%
2022	$11,354,662	$19,808,104	$3,114,364	$4,238,584	$128.73	$150.82	$623	12.5%
2021	$16,109,515	$9,495,022	$3,249,851	$2,356,848	$96.77	$136.68	$617	8.4%
[1]The dollar amounts reported for Mr. Cheng for 2025 under "Summary Compensation Table Total" is the amount of total compensation reported in the "Total" column of the Summary Compensation Table as reflected on page 55. Mr. Cheng became CEO on January 1, 2024. Compensation figures for the years 2021-2023 represent the compensation for Ms. Manning, our prior CEO.

[2]The dollar amounts reported for Mr. Cheng for 2025 under "Compensation Actually Paid" represent the amount of compensation actually paid to Mr. Cheng as computed in accordance with Item 402(v) of Regular S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Cheng during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Cheng's total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to PEO" table below for additional information.

[3]The dollar amounts reported under "Average Summary Compensation Total" for non-PEO NEOs represent the average of the amounts reported for the Company's named executive officers ("NEOs") as a group (excluding any individual serving as our CEO for such year) in the "Total" column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Axel André, My Chi To, Leslie Barbi, and Ronald Herrmann, (ii) for 2024, Axel André, Todd Larson, Leslie Barbi, Ronald Herrmann and Mark Brooks, (iii) for 2022 and 2023, Todd Larson, Tony Cheng, Leslie Barbi and Ronald Herrmann; and (iv) for 2021, Todd Larson, Tony Cheng, Leslie Barbi, Ronald Herrmann and Alain Néemeh.

[4]The dollar amounts reported under "Average Compensation Actually Paid" for non-PEO NEOs represent the average amount of compensation actually paid to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to non-PEO NEOs" table below for additional information.

[5]Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement of dividends for the measurement period, assuming dividend reinvestment and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

[6]Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Life & Health Insurance sub-index.

[7]The Company selected performance measure was updated in 2025 to Operating Return on Equity excluding AOCI and notable items to better align with how results are reported and with how management is compensated. See "Use of Non-GAAP Financial Measures" on page 81 for reconciliations from GAAP figures to adjusted operating figures.

[8]The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the options granted on or between March 22, 2022 and June 6, 2025 used an estimated term between 1.29 years and 5.5 years in FY25, as compared to an estimated term of 6.00 years to 6.25 years used to calculate the grant date fair value of such awards, and (ii) the FY22-24 PSU assumed a payout above target, the FY23-25 PSU assumed a payout above target, the FY24-26 PSU assumed a payout at target, and the FY25-27 PSU assumed a payout at target in FY25 in each case as compared to the grant date fair value calculations which assumed a payout at target.

Compensation Actually Paid to PEO
PEO
2025
Total Compensation as reported in Summary Compensation Table ("SCT")	$13,063,229
Minus Pension values reported in SCT	352,131
Minus Fair value of equity awards granted during fiscal year	7,500,001
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	352,131
Plus Fair value of equity compensation granted in current year - value at end of year-end	6,548,363
Plus Fair value of equity compensation granted in current year - vesting date value	497,346
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(285,356)
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(1,676,492)
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to PEO	$10,647,089

Compensation Actually Paid to Non-PEO NEOs
Non-PEO NEO Averages
2025
Total Compensation as reported in Summary Compensation Table ("SCT")	$5,119,716
Minus Pension values reported in SCT	—
Minus Fair value of equity awards granted during fiscal year	2,684,464
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	—
Plus Fair value of equity compensation granted in current year - value at end of year-end	2,315,289
Plus Fair value of equity compensation granted in current year - vesting date value	242,080
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(154,394)
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(303,089)
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Average Compensation Actually Paid to non-PEO NEOs	$4,535,138

Financial Performance Measures
As described above under "Compensation Discussion and Analysis," the philosophy and objectives of our executive compensation programs include creating incentives that will focus executives on, and reward them for, increasing long-term shareholder value and aligning the long-term financial interests of our executives with those of our shareholders. As explained in "Compensation Discussion and Analysis," the most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Adjusted Operating Return on Equity, excluding AOCI and notable items;
•Adjusted Operating Income per share, excluding notable items;
•New Business Embedded Value; and
•Book Value per Share Growth Rate, excluding AOCI and cumulative change in fair value of funds withheld embedded derivatives.
Analysis of Pay versus Performance Table Information
As described in "Compensation Discussion and Analysis" above, the Company uses several measures to align executive compensation with Company performance. Not all of such measures are presented in the Pay versus Performance table above. Additionally, as discussed in "Compensation Discussion and Analysis," the Company's executive compensation philosophy generally seeks to incentivize long-term performance. Therefore, the Company does not specifically align performance measures with compensation that is actually paid (as defined by SEC rules) for any single year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions showing certain information presented in the table above.

*TSR figures represent cumulative amount of $100 invested in Company common stock on January 1, 2021.

†See "Use of Non-GAAP Financial Measures" on page 81 for reconciliations from GAAP figures to adjusted operating figures.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the "pay ratio rules"), we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Cheng, our CEO during 2025. This regulation requires the Company to identify our median employee by using consistently applied compensation measures and then determine the ratio of our CEO's total annual compensation to the compensation of this employee. The pay ratio information included in this disclosure is a reasonable estimate calculated in a manner consistent with the pay ratio rules.
The pay ratio rules permit the use of a determined median employee for up to three years, unless there has been a meaningful change to the Company's employee population, or a change in employee compensation arrangements such that the Company believes would result in a significant modification to the pay ratio disclosure.
During the 2025 fiscal year there was no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Therefore, we chose to use the same median employee identified and disclosed in the Company's 2024 proxy statement. This median employee was selected from those individuals whose compensation is determined by the Company, which includes all of our regular employees, temporary fixed-term employees, temporary student employees, interns and co-op employees who were working for the Company on October 31, 2025. As of October 31, 2025, there were 4,412 individuals working for the parent company and consolidated subsidiaries worldwide.
We used base salary and ABP payments to calculate our median employee, as these compensation measures apply consistently to all employees, across all locations of our employee population. The base salary of any permanent full-time employee who did not work the full year was annualized. We did not make any cost-of-living adjustments for non-U.S. employees in determining each employee's annual compensation. For foreign employees, a year-to-date average exchange rate was used for base salary and the spot rate for March 1, 2025 was used for the ABP payment.
We combined all of the elements of the median employee's compensation for 2025, in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $167,596. The annual total compensation of our CEO as reported in the Summary Compensation Table included in this Proxy Statement, was $13,063,229 in 2025. Based on this information, for 2025 the ratio of the annual total compensation of our CEO as compared to our median employee was 78:1.

STOCK OWNERSHIP

Beneficial Ownership Table
The following table sets forth, as of December 31, 2025, except to the extent indicated otherwise in the footnotes, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
Beneficial Ownership as of December 31, 2025

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,286,181[3]	11.06%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	5,940,079[4]	9.00%
FMR LLC 245 Summer Street Boston, MA 02210	5,575,253[5]	8.46%
Harris Associates L.P. 111 South Wacker Drive Suite 4600 Chicago, IL 60606	4,261,078[6]	6.50%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
Pina Albo	1,072	*
Michele Bang	—	*
John J. Gauthier	9,537[7]	*
Patricia L. Guinn	10,780	*
Hazel M. McNeilage	527	*
Stephen O'Hearn (Chair)	—	*
Alison Rand	583	*
Shundrawn Thomas	3,454	*
Khanh T. Tran	1,882	*
Steven C. Van Wyk	989	*
Named Executive Officers
Tony Cheng	95,174[8]	*
Axel André	11,197[9]	*
My Chi To	2,363[10]	*
Ronald Herrmann	30,945[11]	*
Leslie Barbi	53,944[12]	*
All directors and executive officers as a group (23 persons)	388,230[13]	0.60%
*Less than 1%.

1.    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.
2.    Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.
3.     As reported on Schedule 13G/A filed February 13, 2024, The Vanguard Group, Inc. and its affiliates have shared voting power over 29,221 shares, shared dispositive power over 99,849 shares, and sole dispositive power over 7,186,332 shares.
4.    As reported on Schedule 13G/A filed April 24, 2025, Blackrock, Inc. and funds and accounts managed by Blackrock, Inc. and its subsidiaries have sole voting power over 5,674,094 shares and sole dispositive power over 5,940,079 shares.
5.    As reported on Schedule 13G/A filed February 9, 2024, FMR LLC and its affiliates have sole voting power over 5,383,771 shares and dispositive power over 5,575,253 shares.
6.    As reported on Schedule 13G/A filed February 17, 2026, Harris Associates L.P. and its affiliates have sole voting power over 4,148,467 and dispositive power over 4,261,078.
7.    Mr. Gauthier has joint ownership and shares voting and investment power with his spouse over all shares of common stock.
8.    Includes for Mr. Cheng 64,805 shares of common stock subject to SARs that are exercisable within 60 days.
9.    Includes for Mr. André 10,735 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
10.    Includes for Ms. To 2,363 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
11.    Includes for Mr. Herrmann 18,068 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days. Mr. Herrmann shares voting and investment power for 3,944 shares with his spouse.
12.    Includes for Ms. Barbi 39,987 shares of common stock subject to restricted share units and/or SARs that are exercisable within 60 days.
13.    Includes 242,619 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

Other Securities Ownership Information
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board may not transfer any shares of the Company's common stock which he or she received as compensation for service on the Board until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors' Phantom Shares
Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Directors may elect to receive distributions of deferred shares after five or seven years or at retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Directors with phantom shares will earn dividend equivalents on each performance unit credited to and accumulated under their account. "Dividend Equivalents" means a dollar amount equal to the cash dividend that such director would have been entitled to receive if the director had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the number of performance units then properly credited to and accumulated under the director's phantom share account.
Since phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the Beneficial Ownership Table disclosed above. Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2025:

Phantom Share Ownership
Name	Phantom Shares
Pina Albo	10,312
Michelle Bang	2,222
John Gauthier	818
Patricia L. Guinn	2,058
Hazel M. McNeilage	8,386
Stephen O'Hearn	7,555
Alison Rand	818
Shundrawn Thomas	1,617
Khanh Tran	1,574
Steven C. Van Wyk	12,967
Executive Stock Ownership Guidelines
To further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock, expressed as a multiple of such executives' base salary. For 2025, these guidelines were as follows:

Ownership Guidelines
Position	Share Ownership Requirement
President and Chief Executive Officer	8x Base Salary
Executive Vice President	2x - 5x Base Salary
Senior Vice President	1x - 2x Base Salary
The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive plus unvested RSUs discounted by a notional tax rate. Executives who have not met this share ownership requirement must retain the net shares (net of applicable taxes for PCS and RSU awards and, for SARs and stock options, net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS or RSU until they satisfy the applicable stock ownership requirement.
As of December 31, 2025, Ms. Barbi met her ownership requirement. Mr. Cheng's ownership requirement increased in 2023 as a result of his promotion to President and CEO, and he does not currently meet the requirement. Mr. André, Ms. To, and Mr. Herrmann joined RGA in July 2024, May 2025, and November 2020, respectively, and do not currently meet their stock ownership requirement.
Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
The Company's Insider Trading Policy prohibits directors, executive officers, employees, and others from engaging in the following categories of transactions:
•short sales of Company securities;
•hedging or monetization transactions, including the use of prepaid variable forward contracts, equity swaps, collars, and exchange funds;
•holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan; and
•transactions in publicly-traded options, including puts, calls or other derivative securities in relation to Company securities.
In addition, the policy strongly discourages the use of standing or limit orders on Company securities. The policy's restrictions are intended to prevent a misalignment of interests with the Company's shareholders or the appearance of such a misalignment.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2025.
Other Matters

Audit Committee Report
The Audit Committee has reviewed and discussed our 2025 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:
Patricia L. Guinn, Chair
Michele Bang
Alison Rand
Khanh T. Tran
Steven C. Van Wyk

Proxy Solicitation
The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone or other electronic means of communication. To aid in the solicitation of proxies, we have retained MacKenzie Partners, which will receive a fixed fee of approximately $15,000, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain administrative services related to the solicitation. MacKenzie Partners will not make any recommendation to the shareholders regarding the approval or disapproval of any voting matters.

Other Business
The Board is not aware of any business other than the matters described in this Proxy Statement to be presented at the Annual Shareholders' Meeting. To the extent that any matters not known at this time may properly come before the Annual Shareholders' Meeting, absent instructions to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.
Questions and Answers about the Annual Shareholders' Meeting
Who is asking for my vote and why?
The RGA Board is soliciting proxies for use at the Annual Shareholders' Meeting to be held on May 20, 2026, and any adjournments or postponements of the meeting. The Annual Shareholders' Meeting will only be held if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the Annual Shareholders' Meeting by proxy or in person. To ensure that a quorum is present, the Board asks that you vote before the Annual Shareholders' Meeting, which allows your RGA stock to be represented at the meeting.
Who can vote at the Annual Shareholders' Meeting and how many votes do I have?
If you were a holder of record of Company common stock at the close of business on March 23, 2026, you are eligible to vote at the 2026 Annual Shareholders' Meeting. For each matter presented for vote, you have one vote for each share you own.
How do I vote?
Your vote is important. Please cast your vote as soon as possible using one of the following methods.
By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 19, 2026.
By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board.
At the Meeting. All shareholders of record may vote at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.
Can I change my vote?
There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:
•Vote again by telephone or at the Internet website.
•Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote at the Annual Shareholders' Meeting.
•Notify the Company's Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.
Please note that for your vote to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 19, 2026.
Are the votes kept confidential?
All proxies, ballots and voting instruction forms are handled on a confidential basis to protect your voting privacy. This information will be disclosed only to those tabulating the vote, unless there is a proxy contest, the shareholder authorizes disclosure to defend legal claims or as otherwise required by law. Comments written on your proxy, ballot or voting instruction form are not confidential.
What is a Broker Non-Vote?
A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on any such non-discretionary matter because the beneficial owner did not provide voting instructions on the matter. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions with respect to such matter. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
How are proxies solicited, and who pays for the solicitation of proxies?

Soliciting a proxy is the outreach to obtain the authorization of shareholders to vote on their behalf at a shareholder meeting. The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone and other electronic means or in person.
How do I comment on Company business?
We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.
Where can I find additional information about the Company?
The Company's website, www.rgare.com, contains additional information about the Company, including:
•This Proxy Statement and our 2025 Annual Report to Shareholders;
•Our Code of Conduct, the Directors' Code of Business Conduct and Ethics and our Financial Management Code of Professional Conduct;
•Our Board's Corporate Governance Guidelines and charters for the Audit, Cybersecurity and Technology, Human Capital and Compensation, Investment, Nominating and Governance and Risk Committees. The committee charters include a detailed description of the roles and responsibilities of each committee;
•The process by which interested parties and shareholders can communicate with our directors and the Board; and
•Additional financial information can be found in the Quarterly Financial Supplements on the Investor Relations portion of our website.
Information on our website does not constitute part of this Proxy Statement.
You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

Additional Information
Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chair of the Board	Chief Legal Officer
Where can I find the results of the Annual Shareholders' Meeting?
Voting results will be disclosed in a Current Report on Form 8-K filed with the SEC within four business days following the 2026 Annual Shareholders' Meeting.
What is "Householding" of proxy materials?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
How do I submit shareholder proposals or director nominations for the 2027 Annual Shareholders' Meeting?
Shareholder proposals submitted under the process prescribed by the SEC pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2027 Annual Shareholders' Meeting must be received by us by December 10, 2026, for inclusion in our Proxy Statement relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable SEC rules and regulations governing Rule 14a-8 shareholder proposals.
Additionally, our Bylaws include proxy access provisions which permit any shareholder, or group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding stock continuously for at least three (3) years, to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the shareholders and nominees satisfy the requirements specified in our Bylaws. These provisions require that notice of any proxy access nomination be given to the Company not less than 120 nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials in connection with our most recent annual meeting of shareholders. Accordingly, with respect to our 2027 Annual Shareholder's Meeting, notice of any proxy access nomination must be provided to us no earlier than November 10, 2026, and no later than December 10, 2026. Any such notice made pursuant to these proxy access provisions must include the information and documents set forth in, and otherwise comply with, our Bylaws.
Further, in the event that any shareholder desires to propose business or nominate any director in connection with our 2027 Annual Shareholders' Meeting that is not submitted for inclusion in the Proxy Statement related to such annual meeting pursuant to Rule 14a-8 or our proxy access director nomination provisions (each as described above), any such shareholder must provide timely notice of such business or nomination in accordance with the advance notice provisions of our Articles of Incorporation and Bylaws. Under our Articles of Incorporation, any such notice must be given to the Company not less than 60 days nor more than 90 days prior to our annual meeting of shareholders (provided that we have provided at least 70 days' prior notice or public disclosure of the date of such annual meeting). We currently anticipate that our 2027 Annual Shareholders' Meeting will be held on May 26, 2027. Accordingly, any notice of such business or director nomination with respect to our 2027 Annual Shareholders' Meeting must be provided to us no earlier than February 25, 2027, and no later than March 27, 2027. In addition, any proposal of such business or director nomination must include the information and documents set forth in, and otherwise comply with, our Articles of Incorporation and Bylaws. Further, shareholders making any such director nomination who intend to solicit proxies in accordance with the SEC's universal proxy rules for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 21, 2027, and otherwise comply with Rule 14a-19 (which requirements under Rule 14a-19 are in addition to the requirements under our Articles of Incorporation and Bylaws as described above).
In the event that any shareholder proposes business or makes a director nomination pursuant to the advance notice provisions set forth in our Articles of Incorporation and Bylaws, the shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination for it to be considered.
The Board or the presiding officer at the Annual Shareholders' Meeting may reject any director nominations or proposals that are not made in accordance with our Articles of Incorporation and

Bylaws, or that are not a proper subject for shareholder action in accordance with applicable law. In addition, the foregoing time limits apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any notices in connection with proposing business or director nominations as described above must be given to our Corporate Secretary at our corporate headquarters.
Consistent with our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent, information and other requirements set forth in our Articles of Incorporation and Bylaws. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as directors must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as directors for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above and the Committee otherwise determines that it is in the best interest of the Company to recommend any such candidate to the Board.
Cautionary Note Regarding Forward-Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance, and growth potential of the Company. Forward-looking statements often contain words and phrases such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "if," "intend," "likely," "may," "plan," "potential," "pro forma," "project," "should," "will," "would," and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. Forward-looking statements are based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
Factors that could also cause results or events to differ, possibly materially, from those expressed or implied by forward-looking statements, include, among others: (1) changes in mortality, morbidity, policyholder behavior, claims experience, investment returns, interest rates, expenses and other factors as compared to our pricing assumptions; (2) investment results, whether from changes in economic, capital- and credit-market conditions, asset selection, or otherwise, and their impact on the Company's investment securities, liquidity, portfolio yields, credit quality, access to capital, cost of capital, and amount of capital required for regulatory and contractual purposes; (3) changes in the Company's financial strength and credit ratings and the effect of such changes on the Company; (4) the availability, amount, cost, and market value of collateral necessary for regulatory reserves, capital, and client obligations; (5) changes in laws and regulations, tax policy and rates, accounting standards, and privacy, data security and cybersecurity regulations applicable to the Company and actions by regulators with authority over the Company's operations, as well as regulatory restrictions on the ability of Company subsidiaries to pay dividends to the Company; (6) the impact of general economic conditions in the U.S. and globally, including as a result of inflation, interest rate levels, geopolitical instability, and impacts from the imposition of, or changes in tariffs, as well as the stability of and actions by governments, central banks, and economies in jurisdictions where the Company operates, affecting interest rates, markets generally, or the demand for insurance and reinsurance; (7) the stability and financial performance of clients, reinsurers, third-party investment managers and other institutions and the effects of the Company's dependence on such third parties; (8) the effectiveness of the Company's risk management strategy, policy, and procedures, whether relating to reinsurance, investment strategy, operations, or otherwise; (9) the impact of impairments of the value of the Company's investment securities on the Company's capital requirements and the fact that the determination of allowances and impairments taken on the Company's investments is highly subjective; (10) the threat of catastrophic events such as pandemics, epidemics, other major health issues, natural disasters, war, military actions, and terrorism or other acts of violence; (11) competitive factors and competitors' responses to the Company's initiatives; (12) development and introduction of new products and distribution opportunities and entry into new lines of business and markets; (13) the impact of the development and adoption of artificial intelligence; (14) the effect of acquisitions and other significant transactions, including risks related to the integration of acquired blocks of business and entities and the Company's ability to achieve the expected benefits of such transactions, including the transaction entered into with subsidiaries of Equitable Holdings, Inc. on July 31, 2025; (15) interruption or failure of the Company's telecommunication, information technology, or other operational systems, or the Company's failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems; (16) adverse developments with respect to litigation, arbitration, or regulatory investigations or actions; (17) risks associated with our international operations, including related to fluctuation in foreign currency exchange rates; and (18) other risks and uncertainties described in this document and in the Company's other filings with the Securities and Exchange Commission ("SEC").
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company's business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company's situation may change in the future, except as required under applicable securities law. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A – "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, as may be supplemented by Item 1A – "Risk Factors" in the Company's subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC.
Use of Non-GAAP Financial Measures

Reinsurance Group of America, Incorporated (the "Company") discloses certain financial measures that are not determined in accordance with U.S. GAAP. The Company principally uses such non-GAAP financial measures in evaluating performance because the Company believes that such measures, when reviewed in conjunction with relevant U.S. GAAP measures, present a clearer picture of the Company's operating performance and assist the Company in the allocation of its resources. The Company believes that these non-GAAP financial measures provide investors and other third parties with a better understanding of the Company's results of operations, financial statements and the underlying profitability drivers and trends of the Company's businesses by excluding specified items which may not be indicative of the Company's ongoing operating performance and may fluctuate significantly from period to period. These measures should be considered supplementary to the Company's financial results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures.

Consequently, the Company's non-GAAP financial measures may not be comparable to similar measures used by other companies.
The following non-GAAP financial measures are used in this document or in other public disclosures made by the Company from time to time:
1.Adjusted operating income, on a pre-tax and after-tax basis, and adjusted operating income per diluted share. The Company uses these measures as a basis for analyzing financial results because the Company believes that such measures better reflect the ongoing profitability and underlying trends of the Company's continuing operations. Adjusted operating income is calculated as net income available to the Company's shareholders (or, in the case of pre-tax adjusted operating income, income before income taxes) excluding, as applicable:
•substantially all of the effect of net investment related gains and losses;
•changes in the fair value of embedded derivatives;
•changes in the fair value of contracts that provide market risk benefits;
•non-economic losses at contract inception for direct pension risk transfer single premium business (which are amortized into adjusted operating income within adjusted claims and other policy benefits over the estimated lives of the contracts);
•any net gain or loss from discontinued operations;
•the cumulative effect of any accounting changes;
•the impact of certain tax-related items; and
•any other items that the Company believes are not indicative of the Company's ongoing operations as any of the above items can be volatile and may not reflect the underlying performance of the Company's businesses. In addition, adjusted operating income per diluted share is calculated as adjusted operating income divided by weighted average diluted shares outstanding. These measures also serve as a basis for establishing target levels and awards under the Company's management incentive programs.
Adjusted operating income (loss) before income taxes, when presented at a segment level, is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments, and is presented in our financial statement footnotes in our periodic reports in accordance with ASC 280 – "Segment Reporting." Adjusted operating income (loss) before income taxes, when presented on a consolidated basis, is a non-GAAP financial measure.
2.Adjusted operating income (on a pre-tax and after-tax basis), excluding notable items, and adjusted operating income per diluted share, excluding notable items. Notable items are items that the Company believes may not be indicative of its ongoing operating performance which are excluded from adjusted operating income to provide investors and other third parties with a better understanding of the Company's results. Such items may be unexpected, unknown when the Company prepares its business plan or otherwise. Notable items presented include the financial impact of the Company's assumption reviews.
3.Adjusted operating revenue. This measure excludes the effects of net realized capital gains and losses, and changes in the fair value of certain embedded derivatives.
4.Shareholders' equity position excluding the impact of accumulated other comprehensive income (loss) ("AOCI"), shareholders' average equity position excluding AOCI, and book value per share excluding the impact of AOCI. The Company believes that these measures provide useful information since such measures exclude AOCI-related items that are not permanent and can fluctuate significantly from period to period, and may not reflect the impact of the underlying performance of the Company's businesses on shareholders' equity and book value per share. AOCI primarily relates to changes in interest rates, credit spreads on the Company's investment securities, future policy benefits discount rate measurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and foreign currency fluctuations. The Company also discloses the following non-GAAP financial measures:
•Shareholders' average equity position excluding AOCI and B36, where B36 refers to the cumulative change in fair value of funds withheld embedded derivatives;
•Shareholders' average equity position excluding AOCI and notable items;
•Shareholders' average equity position excluding AOCI, B36 and notable items; and
•Book value per share, excluding AOCI and B36.
5.Adjusted operating return on equity and adjusted operating return on equity, excluding notable items. Adjusted operating return on equity is calculated as adjusted operating income divided by average shareholders' equity excluding AOCI, and adjusted operating return on equity, excluding notable items, is calculated as adjusted operating income, excluding notable items, divided by average shareholders' equity excluding AOCI. Adjusted operating return on equity also serves as a basis for establishing target levels and awards under the Company's management incentive programs. The Company also discloses the following non-GAAP financial measures:
•Adjusted operating return on equity excluding AOCI and B36;
•Adjusted operating return on equity excluding AOCI and notable items, which is calculated as adjusted operating income excluding notable items divided by average shareholders' equity excluding notable items and AOCI; and
•Adjusted operating return on equity excluding AOCI, B36 and notable items.
Reconciliations of the foregoing non-GAAP financial measures (to the extent disclosed in this document) to the most comparable GAAP financial measures are provided in the Appendix at the end of this document. Except as otherwise noted herein, the non-GAAP figures and reconciliations presented herein reflect the Company's adoption of the Financial Accounting Standards Board's Accounting Standards Update No. 2018-12, "Targeted Improvements to the Accounting for Long-Duration Contracts" and related amendments ("LDTI"). For additional information regarding the Company's adoption of LDTI, see Note 1 – "Business and Basis of Presentation" and Note 3 – "Impact of New Accounting Standard" in the notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31,
	2025		2024		2023
		Diluted Earnings Per Share		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income available to RGA shareholders	$1,182	$17.69	$717	$10.73	$902	$13.44
Reconciliation to adjusted operating income:
Realized (gains) losses, derivatives and other, included in investment related gains (losses), net	270	4.05	706	10.56	280	4.18
Market risk benefits remeasurement (gains) losses	6	0.09	(35)	(0.52)	(8)	(0.12)
Realized (gains) losses on funds withheld, included in investment income, net of related expenses	12	0.18	2	0.03	(4)	(0.06)
Embedded derivatives:
Included in investment related gains/losses, net	11	0.16	(92)	(1.38)	129	1.92
Included in interest credited	12	0.18	12	0.18	(5)	(0.07)
Investment (income) loss on unit-linked variable annuities	—	—	2	0.03	1	0.01
Interest credited on unit-linked variable annuities	—	—	(2)	(0.03)	(1)	(0.01)
Interest expense on uncertain tax provisions	—	—	1	0.01	—	—
Other	24	0.36	13	0.19	29	0.43
Uncertain tax positions and other tax related items	(6)	(0.09)	11	0.16	4	0.06
Net income attributable to noncontrolling interest	7	0.10	7	0.10	7	0.10
Adjusted operating income	1,518	22.72	1,342	20.06	1,334	19.88
Notable items	114	1.70	168	2.51	—	—
Adjusted operating income, excluding notable items	$1,632	$24.42	$1,510	$22.57	$1,334	$19.88

Earnings per share	Twelve Months Ended December 31,
	2025	2024	2023
Diluted earnings per share from adjusted operating income	$22.72	$20.06	$19.88
Earnings per share from net income:
Basic earnings per share	$17.94	$10.90	$13.60
Diluted earnings per share	$17.69	$10.73	$13.44
Weighted average number of common and common
equivalent shares outstanding (diluted)	66,811	66,880	67,117

Reconciliation of book value per share to book value per share excluding AOCI and B36
	2025	2024	2023
Book value per share	$205.63	$164.19	$138.39
Less effect of AOCI:
Accumulated currency translation adjustment	1.85	(0.27)	1.04
Unrealized (depreciation) appreciation of securities	(73.42)	(68.73)	(55.88)
Effect of updating discount rates on future policy benefits	112.61	82.16	49.62
Change in instrument-specific credit risk for market risk benefits	0.03	0.03	0.05
Pension and postretirement benefits	(0.10)	(0.31)	(0.45)
Book value per share excluding AOCI	164.66	151.31	144.01
Less effect of B36:	(0.84)	(0.66)	(2.06)
Book value per share excluding AOCI and B36	$165.50	$151.97	$146.07

Reconciliation of RGA, Inc. shareholders' average equity to RGA, Inc. shareholders' average equity and related return on equity (ROE) excluding AOCI, notable items and B36 Derivatives
Trailing twelve months ended December:	2025		2024		2023
	Avg Equity	Return on Equity	Avg Equity	Return on Equity	Avg Equity	Return on Equity
RGA, Inc. shareholders' average equity	$12,142	9.7%	$10,045	7.1%	$7,931	11.4%
Less effect of AOCI:
Accumulated currency translation adjustment	61		60		(30)
Unrealized (depreciation) appreciation of securities	(4,574)		(3,950)		(5,018)
Effect of updating discount rates on future policy benefits	6,340		4,234		3,774
Change in instrument-specific credit risk for market risk benefits	3		4		10
Pension and postretirement benefits	(15)		(27)		(22)
RGA, Inc. shareholders' average equity excluding AOCI	10,327	14.7%	9,724	13.8%	9,217	14.5%
Year-to-date notable items, net of tax	80		67		37
RGA, Inc. shareholders' average equity excluding AOCI and notable items	10,407	15.7%	9,791	15.4%	9,254	14.4%
B36 Embedded Derivatives Impact	56		90		21
RGA, Inc. shareholders' average equity excluding AOCI, notable items and B36 Embedded Derivatives	$10,463	15.6%	$9,881	15.3%	$9,275	14.4%

Reconciliation of trailing twelve months of consolidated net income available to RGA shareholders to adjusted operating income
Trailing twelve months	2025	2024	2023
Net income available to RGA shareholders	$1,182	$717	$902
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	336	625	432
Adjusted operating income	$1,518	$1,342	$1,334
Notable items after tax	114	168	—
Adjusted operating income excluding notable items	$1,632	$1,510	$1,334

Appendix A – Proposed Amended and Restated Employee Stock Purchase Plan

REINSURANCE GROUP OF AMERICA, INCORPORATED
EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective May 20, 2026

REINSURANCE GROUP OF AMERICA, INCORPORATED
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
Section 1.Purpose.
The purpose of this Reinsurance Group of America, Incorporated Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide employees of Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and its Designated Subsidiaries with an opportunity to purchase shares of Common Stock through accumulated Contributions funded by elective payroll deductions and to issue additional shares of Common Stock as a matching contribution by the Company pursuant to the terms of this Plan, thereby attracting, retaining and rewarding such employees and strengthening the mutuality of interest between the employees and shareholders of the Company. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
Section 2.Definitions.
“Administrator” means the Human Capital and Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 14.
“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of the New York Stock Exchange, and the applicable laws of any foreign country or jurisdiction where Purchase Rights are, or will be, granted under the Plan.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
“Common Stock” means the common stock of the Company, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.
“Company” has the meaning set forth in Section 1, and shall include any successor corporation.
“Compensation” means an Eligible Employee’s base salary or base hourly rate of pay before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan and salary reduction contributions to a cafeteria plan under Section 125 of the Code, but excluding commissions, overtime, incentive compensation, bonuses and other forms of compensation; provided, however, that the Administrator, in its discretion, may establish a different definition of Compensation for any Offering or Offering Period.
“Contribution” means the Stock Purchase Deductions and any other payments that the Administrator may permit to be made by a Participant to fund the exercise of the Purchase Rights granted pursuant to the Plan.
“Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
“Eligible Employee” means any person who is employed by the Company or any Designated Subsidiary as of an applicable Enrollment Date, excluding (i) any person who is an “officer” as defined in Rule 16a-1(f) (or any successor provision) of the Company under the

Exchange Act, (ii) any person who is a citizen or resident of a non-U.S. jurisdiction in which the grant of a Purchase Right under the Plan would violate the law of such jurisdiction, (iii) any temporary or leased employees, interns, and employees on a leave of absence who are not being compensated through regular payroll, unless otherwise required by applicable law, and (iv) any employees whose participation is precluded under Company policies, practices or guidelines or applicable laws, rules or regulations, as determined by the Administrator from time to time.
“Employer” means the Company and each Designated Subsidiary.
“Enrollment Date” means the first day of each Offering Period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Fair Market Value” means, on a per share basis as of any date, the closing trading price of the Common Stock on the New York Stock Exchange or, if no sales of Common Stock are reported for such date, on the next preceding trading day for which a sale was reported. If there is no established public trading market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
“Fixed Contribution Amount” means, if permitted by the Administrator, a fixed amount of each payment of Compensation to a Participant during an Offering Period (in whole dollars only) that the Participant elects as Stock Purchase Deductions for such Offering Period not exceeding 10% of each such payment of Compensation~~; provided, however, that no deduction of the Percentage Contribution Amount may result in a Participant exceeding the aggregate Maximum Contribution Amount~~.
“Insider Trading Policy” means the Company’s Insider Trading Policy, as may be amended and/or amended and restated from time to time.
“Matching Percentage” means twenty-five percent (25%), or such lower percentage as the Administrator may specify and communicate to Participants prior to the Enrollment Date for any Offering Period to which such modification shall apply.
“Matching Common Stock”, with respect to a Participant on a Purchase Date, means a number of shares of Common Stock (including fractional shares, unless otherwise provided by the Plan Administrator) equal to the product of (i) the Matching Percentage, multiplied by (ii) the number of shares of Common Stock purchased by the Participant upon the exercise of a Purchase Right on a Purchase Date~~, with such product rounded down to the nearest whole share. Any shares attributable to a fractional amount of Common Stock eliminated by rounding will not be issued.~~.
“Maximum Contribution Amount” means, with respect to all Contributions by a Participant under the Plan during a Plan Year, fifteen thousand dollars ($15,000) in the aggregate, or such other amount determined by the Administrator; provided, however, that in no event will the Maximum Contribution Amount for any Participant during any Plan Year exceed 10% of the Compensation payable to such Participant during such Plan Year.
“New Purchase Date” means the newly applicable Purchase Date resulting from the Administrator’s determination to shorten any Offering Period then in progress pursuant to the terms of this Plan.
“Offering” means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the

Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate.
“Offering Period” means each six (6) month period (or such other period specified by the Administrator) beginning on or after the Effective Date, with respect to which a Purchase Right granted pursuant to the Plan may be funded through Stock Purchase Deductions (and other Contributions permitted by the Plan). The duration and timing of Offering Periods may be modified as provided in the Plan, including pursuant to Section 4. Offering Periods shall be communicated to Eligible Employees as determined by the Administrator.
“Parent” means the entity that owns greater than fifty percent (50%) of the aggregate voting interests in a Subsidiary.
“Participant” means an Eligible Employee who elects to participate in the Plan.
“Percentage Contribution Amount” means a percentage, that shall be no less than two percent (2%), and no greater than ten percent (10%), of each payment of Compensation to a Participant during an Offering Period that the Participant elects as Stock Purchase Deductions for such Offering Period~~; provided, however, that no deduction of the Percentage Contribution Amount may result in a Participant exceeding the aggregate Maximum Contribution Amount~~.
“Plan Year” means each calendar year during which the Plan is in effect.
“Purchase Date” means the last Trading Day of each Offering Period, or such earlier date as determined by the Administrator in accordance with the terms of this Plan.
“Purchase Price” means an amount equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Purchase Date.
“Purchase Right” means an option granted pursuant to Section 7 of the Plan entitling a Participant to purchase shares of Common Stock in accordance with the terms of the Plan.
“Restricted Period” means, with respect to any Matching Common Stock, the one (1) year period beginning on a Purchase Date with respect to which such Matching Common Stock is granted (or such shorter period determined by the Administrator in its sole discretion and communicated to Participants in accordance with procedures established by the Administrator).
“Retirement” means a Participant’s termination of employment with the Company after the Participant has attained a combination of age and years of service that equals at least 65; provided that, (A) the Participant has been employed by the Company for at least five years and (B) the maximum number of years of service credited for purposes of this calculation shall be ten.
“Section 409A” means Section 409A of the Code, and the regulations and guidance of general applicability issued thereunder.
“Share Reserve” has the meaning set forth in Section 13.
“Subsidiary” means any present or future corporation, trust, partnership, limited partnership, limited liability company or other entity, of which the Company or another Subsidiary owns greater than fifty percent (50%) of the aggregate voting interests in such entity.
“Stock Purchase Deduction” means an amount withheld from Compensation that has been authorized by a Participant to pay for the purchase of Common Stock in accordance with this Plan~~.~~; provided, however, that no Stock Purchase Deduction (or portion thereof) shall be made to the extent that such amount would result in aggregate Contributions in respect of a Participant for the Plan Year exceeding the aggregate Maximum Contribution Amount.
“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national stock exchange, a business day as determined by the Administrator.
Section 3.Eligibility.
(a)Any Eligible Employee as of an applicable Enrollment Date will be eligible to participate in the Plan with respect to the related Offering Period, subject to complying with the enrollment procedures set forth in Section 5.
(b)Employees of the Company or any Designated Subsidiary who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also ~~are~~ citizens or residents of the United States) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable non-U.S. jurisdiction. In addition, pursuant to Section 14, the Administrator may establish one or more sub-plans of the Plan to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with Applicable Law, and the rules of any such sub-plan may take precedence over other provisions of this Plan with respect to such sub-plan (with the exception of Section 13 of this Plan), provided that unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. Any such sub-plan will be a component of the Plan and will not be a separate plan.
Section 4.Offering Periods.
The Plan will be implemented by using consecutive Offering Periods with a new Offering Period commencing on the first Trading Day following the end of the preceding Offering Period, or at such other time as determined by the Administrator, and continuing thereafter until terminated in accordance with Section 19 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) without shareholder approval.
Section 5.Participation.
~~An~~Subject to Section 28, an Eligible Employee may participate in the Plan by, at least ten (10) business days (or such other period determined by the Administrator) prior to the Enrollment Date for the Offering Period for which such participation will commence, (i) submitting to the Company, a properly completed subscription agreement authorizing Stock Purchase Deductions in the form approved by the Administrator from time to time, and/or (ii) completing such documentation and following such procedures as prescribed by the Administrator. Except as otherwise determined by the Administrator, following such time that a Participant has elected to participate in this Plan for any Offering Period as set forth above, unless and until (i) such Participant has withdrawn any Contributions from the Plan in accordance with Section 10 or has withdrawn from the Plan pursuant to Section 11, or (ii) such Participant has made any change to the Stock Purchase Deductions of such Participant pursuant to Section 6(b), such Participant, without any further action of such Participant, shall be deemed to have elected to continue to participate in future Offering Periods at the then existing contribution level of such Participant.
Section 6.Contributions.
(a)At the time a Participant enrolls in the Plan pursuant to Section 5, the Participant will elect to have Stock Purchase Deductions made during the Offering Period by authorizing the after-tax withholding from each payment of Compensation during the Offering Period of (i) the Percentage Contribution Amount, or (ii) if the Administrator has provided for a Fixed Contribution Amount, the Fixed Contribution Amount (but not both); provided, however, that should a payment of Compensation occur on a Purchase Date, the Participant will have any Stock Purchase Deductions made on such day applied to his or her notional account for the subsequent Offering Period. Notwithstanding anything contained herein to the contrary, in no event will the Stock Purchase Deductions (whether attributable to Percentage Contribution ~~Amount and~~Amounts, Fixed Contribution ~~Amount, if applicable~~Amounts, or both), together with any other Contributions pursuant to Section 6(c) below, of any Participant exceed the Maximum Contribution Amount for such Participant for any Plan Year.
(b)To the extent permitted by Applicable Laws, and except as set forth in Section 28 or otherwise determined by the Administrator, a Participant may (i) cease participating in the Plan for an Offering Period and cause further Contributions during such Offering Period to cease, or (ii) decrease, but not increase, ~~the Percentage Contribution Amount (or Fixed Contribution Amount, if applicable)~~such Participant’s Stock Purchase Deductions for an Offering Period during such Offering Period, in each case, by completing such documentation and following such procedures at such time in advance of the Purchase Date as the Administrator shall prescribe; provided, that a Participant shall not take any such actions more than once during any Offering Period. Unless otherwise determined by the Administrator, a Participant may not (x) change an election for a Percentage Contribution Amount applicable to an Offering Period to a Fixed Contribution Amount election for such Offering Period (or vice versa), or (y) make any other change to such Participant’s ~~Contributions~~Stock Purchase Deductions for an Offering Period, in either case while such Offering Period is ongoing. A Participant who ceases ~~Contributions~~Stock Purchase Deductions during an Offering Period may not make additional ~~Contributions~~Stock Purchase Deductions to the Plan during that Offering Period, provided that, unless otherwise determined by the Administrator, ~~Contributions~~Stock Purchase Deductions shall continue with respect to such Participant consistent with the Participant’s elections in place at the beginning of such Offering Period for subsequent Offering Periods, except as otherwise provided in Section 5. Any funds remaining in the Participant’s notional account on the Purchase Date shall be used to exercise the Purchase Right pursuant to Section 8 below. In addition, a Participant may increase or decrease the rate of Stock Purchase Deductions for a future Offering Period by, at least ten (10) business days (or such other period determined by the Administrator) prior to the Enrollment Date for such future Offering Period, completing such documentation and following such procedures as prescribed by the Administrator.
(c)The Administrator, in its sole discretion, may permit Participants to contribute funds to the Plan prior to the Purchase Date of any Offering Period as an additional Contribution subject to such procedures and conditions determined by the Administrator.
(d)Stock Purchase Deductions of a Participant for an Offering Period will commence with the first payment of Compensation on or following the Enrollment Date and will end on the last payment of Compensation prior to the Purchase Date thereof, unless such Participant has ceased ~~making Contributions~~Stock Purchase Deductions during such Offering Period in accordance with Section 6, has withdrawn any Contributions from the Plan during such Offering Period in accordance with Section 10, or has withdrawn from the Plan pursuant to Section 11.
(e)All Contributions made for a Participant will be credited to his or her notional account under the Plan. ~~Except for amounts not expended because of limitations under the Plan with respect to fractional shares, unless otherwise determined by the Administrator, no amount of accumulated Contributions shall be carried over with respect to any Participant from the end of one Offering Period to the beginning of another.~~
(f)Participants must make adequate provision for the Employer’s U.S. federal, state or local, or non-U.S. tax or other withholding obligations, if any, arising upon the exercise of the

Purchase Right, the receipt of Common Stock from the Company or the ~~lapsing of any Restricted Period applicable to~~vesting of any Matching Common Stock~~. The~~ (including as a result of the provisions in respect of Retirement set forth herein). For the purpose of enabling the Employer to satisfy any such withholding obligations, the Administrator may, in its sole discretion, (i) require that a Participant pay to the Employer (or make other arrangements satisfactory to the Administrator for the payment of) the amount of any U.S. federal, state or local, non-U.S. or other taxes that the Employer is required to withhold with respect to the purchase of Common Stock or the ~~lapse~~vesting of any ~~Restricted Period for~~ Matching Common Stock ~~acquired~~issued under the Plan, ~~or, in Administrator’s sole discretion, instead~~(ii) direct the Employer to deduct from the Participant’s wages or other compensation the amount of any such withholding taxes due with respect to ~~the~~such purchase or vesting, or (iii) permit, or permit a Participant to elect, the Company to withhold shares of Common Stock ~~or the lapse of any Restricted Period for any~~(including Matching Common Stock ~~issued under the Plan~~) otherwise deliverable to such Participant.
Section 7.Grant of Purchase Rights.
On the Enrollment Date, each Participant participating in the applicable Offering Period will be granted an option to purchase on the applicable Purchase Date the number of shares of Common Stock (including fractional shares, unless otherwise provided by the Administrator) determined by dividing (a) the Contributions accumulated for the Participant prior to the Purchase Date and retained in the Participant’s notional account as of the Purchase Date (including amounts retained from prior Offering Periods in accordance with the Plan), by (b) the applicable Purchase Price for the Offering Period; provided, further, that such purchase will be subject to the limitations set forth in the Plan. Exercise of the Purchase Right will occur in accordance with Section 8. The Purchase Right will expire on the last day of the Offering Period.
Section 8.Exercise of Purchase Right.
(a)Unless a Participant has withdrawn all of such Participant’s Contributions pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11, the Participant’s Purchase Right will be exercised automatically on the Purchase Date, and, in connection with such exercise, on the Purchase Date (i) the maximum number of ~~full~~ shares of Common Stock (including fractional shares to the extent provided in Section 7, unless otherwise provided by the Administrator) that can be purchased pursuant to the Purchase Right will be purchased automatically, and (ii) the Matching Common Stock~~,~~ shall be granted automatically subject to a risk of forfeiture as provided in Section 9(b)~~, will be purchased automatically, in any such case, on the Purchase Date. No fractional shares will be issued in connection therewith, and unless~~. Unless otherwise provided by the Administrator, any Contributions accumulated in a Participant’s notional account ~~that are not sufficient to purchase a full share of Common Stock~~at the end of an Offering Period (including if Administrator has determined not to permit the purchase of fractional shares as provided in the first sentence of this Section 8(a)) will be retained in the Participant’s notional account for the subsequent Offering Period~~. Any other funds left over in a Participant’s notional account after the Purchase Date will be returned to the Participant as soon as administratively practicable~~. During a Participant’s lifetime, the Purchase Rights granted to the Participant are exercisable only by the Participant.
(b)If the Administrator determines that on any Purchase Date, the number of shares of Common Stock (including Matching Common Stock) that are issuable with respect to the exercise of Purchase Rights on such Purchase Date will exceed (i) the number of shares of Common Stock available for issuance under the Plan on the Enrollment Date, or (ii) the number of shares of Common Stock available under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase (and available for issuance as Matching Common Stock) on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as the Administrator determines in its sole discretion to be equitable among all Participants exercising Purchase Rights on such Purchase Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase (or available for issuance as Matching Common Stock) on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as it determines in its sole discretion to be equitable among all Participants exercising Purchase Rights on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date.
Section 9.Delivery; Vesting of Matching Common Stock.
(a)As soon as reasonably practicable on or after each Purchase Date on which any ~~issuance of~~ shares of Common Stock ~~occurs~~are to be issued pursuant to this Plan, subject to Section 9(b) below with respect to Matching Common Stock, the Company will arrange the delivery to each Participant of the shares issued to such Participant upon exercise of his or her Purchase Rights in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. In addition, the Administrator may establish other necessary procedures in connection therewith, including to implement the transfer restrictions with respect to the Matching Common Stock set forth in Section 9(b) below. Subject to Section 9(b) below, no Participant will have any voting, dividend, or other rights of a shareholder with respect to shares of Common Stock subject to any Purchase Right granted under the Plan until such shares have been issued and delivered to the Participant as provided in this Section 9(a).
(b)Unless otherwise determined by the Administrator, no Matching Common Stock may be assigned, transferred, pledged or otherwise disposed of by any Participant during the applicable Restricted Period. In addition, except as otherwise provided in Section 11(b), or unless otherwise determined by the Administrator, in the event a Participant ceases to be an employee of the Company or its Subsidiaries at any time during ~~the~~a Restricted Period ~~with respect to any~~, the Matching Common Stock ~~held by the Participant, such Matching Common Stock~~in respect of such Restricted Period shall be forfeited back to the Company concurrently with such termination of employment without any consideration and without further action by the Company or the Participant, and the Participant shall have no further rights with respect thereto. No Participant shall have any voting, dividend, or other rights as a shareholder with respect to the Matching Common Stock until such shares have been delivered to the Participant upon termination the applicable Restricted Period ~~with respect thereto~~. Notwithstanding the foregoing, in the event a dividend is paid in respect of any Matching Common Stock during the Restricted Period, the dividends that a Participant would have received on account of such Matching Common Stock during the Restricted Period shall be accumulated and paid to the Participant only if and at such time that the risk of forfeiture thereon lapses and the Matching Common Stock is released to the Participant free of such restrictions.
Section 10.Withdrawal.
~~At any time~~Subject to Section 28, a Participant may withdraw ~~all~~, ~~or less than all,~~at any time, any portion of the Contributions credited to such Participant’s notional account that have not yet been used to exercise Purchase Rights under the Plan by submitting such documentation to the Company and following such procedures as prescribed by the Administrator; provided, however, that, unless otherwise determined by the Administrator, a Participant may not make more than one such withdrawal request during any Offering Period~~)~~.

In the event that a Participant elects to withdraw Contributions in accordance with the preceding sentence, (a) the amount of such Contributions the Participant has elected to withdraw will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal, (b) such Participant’s Purchase Right for the Offering Period will be automatically terminated with respect to the withdrawn Contributions, and (c) no further Contributions shall be made by such Participant for the Offering Period in which such withdrawal occurs. If a Participant withdraws from the Plan, Stock Purchase Deductions will not resume for such Participant for any further Offering Periods unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
Section 11.Termination of Employment; Retirement.
(a)Upon a Participant’s failure to qualify as an Eligible Employee for any reason (including in connection with any Retirement), such Participant will be deemed to have elected to withdraw from the Plan as of the date of such failure, and the Contributions credited to such Participant’s notional account during the Offering Period in which such failure occurs, but not yet used to purchase shares of Common Stock under the Plan, will be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and all of such Participant’s unexercised Purchase Rights will be automatically thereupon be terminated.
(b)Notwithstanding anything contained herein to the contrary, if a Participant ceases to be employed by the Company or its Subsidiaries due to Retirement at any time during the Restricted Period with respect to any Matching Common Stock held by the Participant, the Matching Common Stock held by such Participant in respect of such Restricted Period shall not be forfeited, and the Restricted Period with respect to such Matching Common Stock will continue in effect and thereafter expire in accordance with the definition thereof.
Section 12.Interest.
Unless otherwise determined by the Administrator, no interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law as determined by the Administrator.
Section 13.Common Stock.
Subject to adjustment upon changes in capitalization of the Company as provided in Section 18(a) hereof, the maximum number of shares of Common Stock that ~~will be made available for sale or issuance~~may be issued under the Plan ~~will be 100,000 shares of Common Stock~~ (the “Share Reserve”) shall equal the sum of (a) 300,000 shares of Common Stock newly authorized as of the Effective Date, plus (b) 100,000 shares of Common Stock that were authorized under the Original Plan prior to the Effective Date to the extent such shares have not yet been issued (or again become available for issuance hereunder) as of the Effective Date, without any annual limit. If any shares of Matching Common Stock are forfeited by a Participant pursuant to Section 9(b), or if any shares of Common Stock are withheld in satisfaction of the Employer’s withholding obligations pursuant to Section 6(f), such shares shall again be available for issuance under the Plan.
Section 14.Administration.
The Plan shall be administered by the Administrator. Any power granted to the Administrator under the Plan may also be exercised by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans in accordance with Section 3(b) of this Plan as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are foreign nationals or employed outside the United States). Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the eligibility to participate, determination of Compensation, handling of Contributions, transfer of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, satisfaction of obligations to pay or withhold payroll and other taxes, determination and processing of beneficiary designations, withholding procedures and handling of delivery of shares of Common Stock that vary from applicable local requirements. To the fullest extent permitted by Applicable Law, the Administrator may also delegate some or all of its responsibilities, including the authority to assist the Administrator in the day-to-day administration of the Plan, to any officers of the Company or its Subsidiaries or a subcommittee of the Administrator, and, to the extent there has been any such delegation, any reference in the Plan to the Administrator shall include such delegate of the Administrator. In addition, the Administrator shall be entitled to retain any third-party broker-dealer, financial institution, clearing agent, transfer agent or other agent to perform any functions in connection with the Plan as deemed appropriate by the Administrator. Every finding, decision and determination made by the Administrator will, to the fullest extent permitted by Applicable Laws, be final and binding upon all parties.
Section 15.Designation of Beneficiary.
(a)If permitted by the Administrator, a Participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s notional account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Purchase Right is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may designate a beneficiary who is to receive any cash from the Participant’s notional account under the Plan in the event of such Participant’s death prior to exercise of the Purchase Right. Unless otherwise determined by the Administrator, if a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or to such other person as may be designated by the Administrator in accordance with Applicable Law.
(c)All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.
Section 16.Transferability.
Neither Contributions credited to a Participant’s notional account nor any rights with regard to the exercise of a Purchase Right or otherwise to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be null and void and without effect, except that the Company may treat any such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

Section 17.Use of Funds.
The Company may use all funds held as Stock Purchase Deductions and other Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions.
Section 18.Adjustments, Dissolution, Liquidation, Merger or Other Corporate Transaction.
(a)In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property, but excluding normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in any such manner as it deems equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised, and the amount of the Share Reserve pursuant to Section 13.
(b)In the event of any proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Purchase Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Administrator. The New Purchase Date shall be prior to the date of the Company’s proposed dissolution or liquidation. Prior to the New Purchase Date, the Administrator will notify each Participant in writing (or electronically) that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn all of the Contributions of such Participant pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11.
(c)In the event of a merger, sale of substantially all of the assets or other similar corporate transaction involving the Company, each outstanding Purchase Right will be assumed or an equivalent Purchase Right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Purchase Right or as otherwise determined by the Administrator, the Offering Period with respect to which such Purchase Right relates will be shortened by setting a New Purchase Date on which such Offering Period shall end. The New Purchase Date will occur before the date of the Company’s proposed merger, substantially all asset sale or other similar corporate transaction. Prior to the New Purchase Date, the Administrator will notify each Participant in writing or electronically that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn all of its contributions pursuant to Section 10 or has withdrawn from the Plan pursuant to Section 11.
Section 19.Amendment or Termination.
(a)The Administrator, in its sole discretion, may amend, alter, suspend, discontinue, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that this Plan may not be amended without approval of the Company’s shareholders if such approval is necessary to comply with any Applicable Laws (including the rules of the New York Stock Exchange) for which or with which the Administrator deems it necessary or desirable to comply. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon exercise of the Purchase Rights on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms. If any Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable.
(b)For the avoidance of doubt, and without the approval of the Company’s shareholders and without regard to whether any Participant rights may be considered to have been adversely affected, the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)Without the approval of the Company’s shareholders and without regard to whether any Participant rights may be considered to have been adversely affected, in the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to mitigate, eliminate or otherwise address such accounting consequence.
Section 20.Code Section 409A.
Neither the grant of any Purchase Rights nor the grant and vesting of any Matching Common Stock are intended to constitute a “deferral of compensation” within the meaning of Section 409A on account of the Plan being a short-term deferral within the meaning of U.S. Treasury Regulation Section 1.409A-1(b)(4), and any ambiguities herein shall be interpreted to so that the Plan is not subject to Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a Purchase Right granted under the Plan may be subject to Section 409A or that any Plan provision would cause a Purchase Right under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Purchase Right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding or future Purchase Right that may be granted under the Plan from or to allow any such Purchase Rights to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A or Applicable Law. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall have any liability to a Participant or any other party if the Purchase Rights granted pursuant to the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the Purchase Rights granted pursuant to the Plan are compliant with Section 409A.

Section 21.Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
Section 22.Conditions Upon Issuance of Shares.
(a)Shares of Common Stock will not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto will comply with all Applicable Law. The Company may, if so determined by the Administrator, defer or cancel the issuance or delivery of shares of Common Stock pursuant to this Plan or take other actions the Administrator deems appropriate to the extent that the Administrator determines that Applicable Laws restricts such issuance or delivery.
(b)As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Law.
Section 23.Term of Plan.
The Plan will become effective on May ~~22~~20, ~~2024~~2026 (the “Effective Date”), provided that the Plan has been approved by the shareholders of the Company ~~on such date (the date~~as of such date. Subject to such shareholder approval, ~~the “Effective Date”)~~this Plan will amend and restate the Reinsurance Group of America, Incorporated Employee Stock Purchase Plan which became effective on May 22, 2024 (the “Original Plan”), in its entirety. Once effective, the Plan will continue in effect until terminated pursuant to Section 19.
Section 24.Governing Law.
This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Missouri.
Section 25.Severability.
If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
Section 26.Interpretation.
Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.
Section 27.No Contract of Employment.
Nothing in this Plan shall be construed to constitute a contract of employment between Employer and any individual or to be an inducement for the employment of any individual. Nothing contained in this Plan shall be deemed to give any individual the right to be retained in the service of Employer or to interfere with the right of Employer to discharge any individual at any time, with or without cause, regardless of the effect which such discharge may have upon any such individual as a Participant of the Plan.
Section 28.Insider Trading Policy.
All Eligible Employees and Participants remain subject to the Insider Trading Policy at all times. Notwithstanding any other provision in this Plan, no Eligible Employee may enroll in the Plan and no Participant may (a) cease participating in the Plan for an Offering Period, and cause further Contributions during such Offering Period to cease, (b) decrease the Percentage Contribution Amount or (c) withdraw Contributions, while aware of material, non-public information (as described in the Insider Trading Policy). The Administrator may prohibit any such action by any such Eligible Employee or Participant to the extent the Administrator, in its sole discretion, believes such action is necessary to cause such Eligible Employee or Participant to comply with the Insider Trading Policy.

Trusted partner. Proven results.

16600 Swingley Ridge Road
Chesterfield, Missouri 63017-1706 U.S.A.
www.rgare.com

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REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: MY CHI TO

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
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V83159-P45604

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REINSURANCE GROUP OF AMERICA, INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Pina Albo	☐	☐	☐
1b. Peter Babej	☐	☐	☐
1c. Michele Bang	☐	☐	☐
1d. Tony Cheng	☐	☐	☐
1e. John J. Gauthier	☐	☐	☐
1f. Patricia L. Guinn	☐	☐	☐
1g. Hazel M. McNeilage	☐	☐	☐
1h. Stephen O'Hearn	☐	☐	☐
1i. Alison Rand	☐	☐	☐
1j. Shundrawn Thomas	☐	☐	☐
1k. Khanh T. Tran	☐	☐	☐
1l. Steven C. Van Wyk	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To approve an amended and restated Employee Stock Purchase Plan.	☐	☐	☐
4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V83160-P45604

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 20, 2026 2:00 PM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Axel André, John W. Hayden and My Chi To, or any of them, the true and lawful attorneys in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "Company") to be held May 20, 2026, commencing at 2:00 p.m., Central Time, at Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706 and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side